      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2001



                                                      REGISTRATION NO. 333-58030

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                          STONE CONTAINER CORPORATION
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                     36-2041256
      (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification No.)

                           150 NORTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60601
                                 (312) 346-6600
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                             ---------------------

                              CRAIG A. HUNT, ESQ.
                          STONE CONTAINER CORPORATION
                           150 NORTH MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60601
                                 (312) 346-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:
                              JOSEPH A. WALSH, JR.
                                 BRIAN S. HART
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601
                                 (312) 558-5600

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION, DATED MAY 18, 2001)


                                     [LOGO]
                          STONE CONTAINER CORPORATION
        A WHOLLY-OWNED SUBSIDIARY OF SMURFIT-STONE CONTAINER CORPORATION
                               OFFER TO EXCHANGE

                $300,000,000 OF OUR 9 1/4% SENIOR NOTES DUE 2008

                                      AND

                $750,000,000 OF OUR 9 3/4% SENIOR NOTES DUE 2011

                               -----------------

- THE SENIOR NOTES DUE 2008 MATURE ON FEBRUARY 1, 2008 AND THE SENIOR NOTES DUE 2011 MATURE ON FEBRUARY 1, 2011.

- THE NOTES ARE (1) SENIOR, UNSECURED OBLIGATIONS, (2) RANK EQUAL IN RIGHT OF PAYMENT WITH ALL OF OUR EXISTING AND FUTURE UNSECURED INDEBTEDNESS, AND (3) RANK SENIOR IN RIGHT OF PAYMENT TO ALL OUR FUTURE SUBORDINATED INDEBTEDNESS.

- THE SENIOR NOTES DUE 2008 BEAR INTEREST AT THE RATE OF 9 1/4% PER YEAR, PAYABLE ON FEBRUARY 1 AND AUGUST 1 OF EACH YEAR. THE SENIOR NOTES DUE 2011 BEAR INTEREST AT THE RATE OF 9 3/4% PER YEAR, PAYABLE ON FEBRUARY 1 AND AUGUST 1 OF EACH YEAR.

- THE TERMS OF THE NOTES WE WILL ISSUE IN THE EXCHANGE OFFER WILL BE SUBSTANTIALLY IDENTICAL TO THE TERMS OF THE OUTSTANDING NOTES, EXCEPT THAT TRANSFER RESTRICTIONS AND REGISTRATION RIGHTS RELATING TO THE OUTSTANDING NOTES WILL NOT APPLY TO THE REGISTERED NOTES.

- THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,            ,
  2001, UNLESS WE EXTEND IT.

- ALL OUTSTANDING NOTES THAT ARE VALIDLY TENDERED IN THE EXCHANGE OFFER AND NOT WITHDRAWN WILL BE EXCHANGED.

- TENDERS OF OUTSTANDING NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

- THERE IS NO PUBLIC MARKET FOR THE REGISTERED NOTES.

- WE WILL NOT RECEIVE ANY PROCEEDS FROM THE EXCHANGE OFFER. WE WILL PAY THE EXPENSES OF THE EXCHANGE OFFER.

                              -------------------


BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

THE DATE OF THIS PROSPECTUS IS            , 2001.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Summary.....................................................      3
Risk Factors................................................     12
Recent Transactions.........................................     19
Use of Proceeds.............................................     20
Capitalization..............................................     20
Unaudited Pro Forma Condensed Consolidated Financial Data...     21
Selected Consolidated Historical Financial Data.............     26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     28
The Exchange Offer..........................................     42
Business....................................................     53
Management..................................................     62
Security Ownership of Certain Beneficial Owners and
  Management................................................     70
Certain Relationships and Related Party Transactions........     72
Description of the Notes....................................     73
Description of Certain Indebtedness.........................    116
Certain United States Federal Tax Considerations............    119
Plan of Distribution........................................    119
Legal Matters...............................................    121
Experts.....................................................    121
Where You Can Find More Information.........................    121
Index to Consolidated Financial Statements..................    F-1


                              -------------------

    This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any note offered by this prospectus by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances imply that there has been no change in our affairs or that the information set forth in this prospectus is correct as of any date subsequent to the date of this prospectus.


                    INCORPORATION OF DOCUMENTS BY REFERENCE



    Our Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the period ended March 31, 2001, Current Reports on Form 8-K filed with the SEC on January 18, 2001 and January 22, 2001 and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated in this prospectus by reference.



    Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.



    We will provide without charge to each person, including to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been referenced in this prospectus other than exhibits to these documents. Requests for these copies should be directed to Corporate Secretary, Stone Container Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601, telephone number (312) 346-6600 and should be made no later than five business days before the expiration date of the exchange offer.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL THE INFORMATION THAT YOU MAY CONSIDER IMPORTANT IN MAKING YOUR DECISION TO TENDER YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER. THEREFORE, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING IN PARTICULAR THE "RISK FACTORS" SECTION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD ALSO READ OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 AND FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2001, WHICH IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, CAREFULLY BEFORE MAKING YOUR DECISION.


                         SUMMARY OF THE EXCHANGE OFFER


    The following summary is provided solely for your convenience. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the registered notes, see "Description of the Notes."



The Exchange Offer.........................  We are offering to exchange up to $300,000,000 in aggregate principal amount of our 9 1/4% Senior
                                             Notes due 2008 and up to $750,000,000 in
                                             aggregate principal amount of our 9 3/4% Senior
                                             Notes due 2011. We issued and sold the notes on
                                             January 25, 2001, in reliance on an exemption
                                             from registration under the Securities Act.

                                             We believe that the registered notes may be
                                             offered for resale, resold and otherwise
                                             transferred by you without compliance with the
                                             registration or prospectus delivery provisions of
                                             the Securities Act if:

                                             -     you are acquiring the registered notes in
                                                   the ordinary course of your business;

                                             -     you are not participating, do not intend to
                                                   participate, and have no arrangement or
                                                   understanding with any person to
                                                   participate, in the distribution of the
                                                   registered notes issued to you; and

                                             -     you are not an affiliate, under Rule 405 of
                                                   the Securities Act, of ours.

Expiration Date............................  The exchange offer, once commenced, will remain open for at least 20 business days and will
                                             expire at 5:00 p.m., New York City time, on
                                                        , 2001, unless we decide to extend
                                             the expiration date, but in no event will we
                                             extend the expiration date past July 24, 2001.

Conditions to the Exchange Offer...........  We may end or amend the exchange offer if:

                                             -     any legal proceeding, government action or
                                                   other adverse development materially
                                                   impairs our ability to complete the
                                                   exchange offer;

                                             -     any SEC rule, regulation or interpretation
                                                   materially impairs the exchange offer; or

                                             -     we have not obtained all necessary
                                                   governmental approvals with respect to the
                                                   exchange offer.

                                             Please refer to the section in this prospectus
                                             entitled "The Exchange Offer -- Conditions to the
                                             Exchange Offer" for a more complete discussion of
                                             these conditions. We may waive any or all of
                                             these conditions. At this time, there are no
                                             adverse proceedings, actions or developments
                                             pending or, to our knowledge, threatened against
                                             us. Furthermore, no federal or state governmental
                                             approvals are necessary to complete the exchange
                                             offer.

Withdrawal Rights..........................  You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City
                                             time, on            , 2001.

Procedures for Tendering Outstanding
  Notes....................................  To participate in the exchange offer, you must:

                                             -     complete, sign and date the accompanying
                                                   letter of transmittal, or a facsimile copy
                                                   of the letter of transmittal; or

                                             -     tender outstanding notes following the
                                                   procedures for book-entry transfer
                                                   described on pages 44 to 46.

                                             You must mail or otherwise deliver the
                                             documentation and your outstanding notes to The
                                             Bank of New York, as exchange agent, at one of
                                             the addresses listed on the letter of
                                             transmittal.

Special Procedures for Beneficial Owners...  If you hold outstanding notes registered in the name of a broker, dealer, commercial bank, trust
                                             company or other nominee, you should contact that
                                             person promptly if you wish to tender outstanding
                                             notes. Please refer to the section in this
                                             prospectus entitled, "The Exchange Offer --
                                             Procedures for Tendering Outstanding Notes" for
                                             more specific instructions on tendering your
                                             outstanding notes.

Guaranteed Delivery Procedures.............  If you wish to tender your outstanding notes and you cannot get required documents to the exchange
                                             agent on time, or you cannot complete the
                                             procedure for book-entry transfer on time, you
                                             may tender your outstanding notes according to
                                             the guaranteed delivery procedures described in
                                             this prospectus under the heading "The Exchange
                                             Offer -- Procedures for Tendering Outstanding
                                             Notes".

Use of Proceeds............................  We will not receive any proceeds from the exchange offer.

Federal Income Tax Consequences............  The exchange of notes will not be a taxable event to you for United States federal income tax
                                             purposes. Please refer to the section in this
                                             prospectus entitled "Certain U.S. Federal Tax
                                             Considerations" for a more complete discussion of
                                             the tax consequences of tendering your
                                             outstanding notes in the exchange offer.

Exchange Agent.............................  The Bank of New York is serving as exchange agent in the exchange offer. Please refer to the
                                             section in this prospectus entitled "The Exchange
                                             Offer -- Exchange Agent" for more information on
                                             the exchange agent.


                        SUMMARY OF THE REGISTERED NOTES


    We use the term "notes" when describing provisions that apply to both the outstanding notes and the registered notes. The registered notes will evidence the same debt as the outstanding notes. The same indenture will govern both the outstanding notes and the registered notes. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete description of the terms of the notes.



Issuer.....................................  Stone Container Corporation.

THE SENIOR NOTES DUE 2008

Securities Offered.........................  $300 million aggregate principal amount of 9 1/4%
                                             senior notes due 2008.

Maturity...................................  February 1, 2008.

Interest...................................  9.25% per annum, payable semi-annually in arrears on February 1 and August 1, commencing on August
                                             1, 2001.

Optional Redemption........................  We may redeem any portion of the senior notes due
                                             2008 at any time prior to their maturity date at
                                             a redemption price of 100.000% of their principal
                                             amount, plus accrued interest and a "make-whole"
                                             premium.

THE SENIOR NOTES DUE 2011

Securities Offered.........................  $750 million aggregate principal amount of 9 3/4%
                                             senior notes due 2011.

Maturity...................................  February 1, 2011.

Interest...................................  9.75% per annum, payable semi-annually in arrears on February 1 and August 1, commencing on August
                                             1, 2001.

Optional Redemption........................  We may redeem some or all of the senior notes due
                                             2011 beginning on February 1, 2006. The initial
                                             redemption price is 104.875% of the principal
                                             amount plus accrued interest. The redemption
                                             price will decline each year after 2006 and
                                             beginning on February 1, 2009 will be 100.000% of
                                             the principal amount plus accrued and unpaid
                                             interest for the senior notes due 2011. In
                                             addition, before February 1, 2004, we may redeem
                                             up to 35% of the senior notes due 2011 using the
                                             proceeds from sales of specified kinds of capital
                                             stock, as set forth in the section entitled
                                             "Description of the Notes -- Optional
                                             Redemption."

ADDITIONAL TERMS OF THE NOTES

Ranking....................................  The notes will be unsecured and will rank equal in right of payment to all our existing senior
                                             debt and all future senior debt. The notes will
                                             be junior to our secured indebtedness and all
                                             existing and future liabilities, including trade
                                             payables, of our subsidiaries and affiliates. At
                                             March 31, 2001, we had $5,966 million in total
                                             liabilities, including $3,850 million in
                                             long-term debt, which includes $2,225 million in
                                             secured indebtedness, of which $390 million was
                                             at the subsidiary level.

Change of Control..........................  Upon a change of control, as defined under the section entitled "Description of the Notes," you
                                             will have the right, as a holder of notes, to
                                             require us to repurchase all or part of your
                                             notes at the repurchase price set forth in the
                                             section entitled "Description of the Notes," plus
                                             accrued and unpaid interest, if any, to the date
                                             of repurchase.

Covenants..................................  We will issue each series of notes under an indenture between us and The Bank of New York, as
                                             trustee. Among other things, the indenture limits
                                             our ability to:

                                             -     incur more debt;

                                             -     repurchase stock, repurchase subordinated
                                                   debt and make certain investments;

                                             -     pay dividends, make loans or transfer
                                                   property or assets;

                                             -     transfer or dispose of substantially all of
                                                   our assets; and

                                             -     engage in transactions with affiliates.

                                             These covenants are subject to a number of
                                             important exceptions and qualifications that are
                                             described under the heading "Description of the
                                             Notes -- Covenants," including specific
                                             exceptions to accommodate a merger or similar
                                             transaction with Smurfit-Stone or its other
                                             subsidiaries.

                                  THE COMPANY



GENERAL



    Stone Container Corporation, a Delaware corporation, is an integrated producer of containerboard, corrugated containers, multiwall bags and other packaging products. We have operations primarily in North America and Europe. Our primary products include:



    - containerboard;



    - corrugated containers;



    - kraft paper;



    - multiwall bags; and



    - market pulp.



    We currently have 17 paper mills and 97 container plants located in North America, and three paper mills and 20 container plants located in Europe. For the three months ended March 31, 2001, we had net sales of $1,513 million, EBITDA of $205 million and net income of $8 million. In 2000, we had net sales of $5,738 million, EBITDA of $965 million and net income of $115 million.



    Our North American containerboard mills produce a full line of containerboard, which for 2000 included 2,997,000, 415,000 and 1,660,000 tons of unbleached kraft linerboard, white top linerboard and corrugating medium, respectively. Our North American containerboard mills and corrugated container operations are highly integrated, with the majority of containerboard produced by us used internally by our corrugated container operations. In 2000, our North American corrugated container plants consumed 3,158,000 tons of containerboard, representing an integration level of approximately 62%. A significant portion of the kraft paper production is consumed internally by our specialty packaging operations. In 2000, our international containerboard mills produced 405,000 tons of containerboard and our international corrugated container plants consumed 734,000 tons of containerboard.



    We are a wholly-owned subsidiary of Smurfit-Stone Container Corporation. Smurfit-Stone, a Delaware corporation, is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: Stone Container and JSCE, Inc. Jefferson Smurfit Corporation (subsequently renamed Smurfit-Stone Container Corporation) acquired us through a November 18, 1998 merger. Smurfit-Stone is the industry's leading manufacturer of paper and paper-based packaging, including containerboard, corrugated containers, multiwall bags, and clay-coated recycled boxboard. Smurfit-Stone also is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. Smurfit-Stone is not guaranteeing the registered notes.



    Our principal executive offices are located at 150 North Michigan Avenue, Chicago, Illinois 60601, and our telephone number is (312) 346-6600.



RECENT TRANSACTIONS



    THE ST. LAURENT ACQUISITION. We completed our acquisition of St. Laurent on May 31, 2000. St. Laurent served a diverse customer base in North America and selected international markets. Prior to the acquisition, St. Laurent had two primary business segments: paperboard and paperboard converting and packaging. In 1999, St. Laurent's four paperboard mills, located in Canada and the United States, produced in the aggregate approximately 1,533,000 tons of paperboard comprised of:



    - 683,300 tons of white top linerboard;



    - 443,300 tons of corrugated medium;

    - 295,000 tons of unbleached linerboard; and



    - 110,800 tons of solid bleached paperboard.



St. Laurent also owned and operated 17 converting plants located primarily in the Eastern United States.



    THE SERIES E PREFERRED STOCK RECAPITALIZATION. On November 15, 2000, Smurfit-Stone, Stone Container and SCC Merger Co. consummated a recapitalization of Stone Container that resulted in the elimination and consequent delisting of our outstanding series E preferred stock. As a result, Smurfit-Stone is our sole stockholder and the holders of our series E preferred stock have become holders of Smurfit-Stone's series A preferred stock.


                              CORPORATE STRUCTURE

                                    [CHART]

                                  RISK FACTORS


    See "Risk Factors" immediately following this summary for a discussion of risks relating to us, our business, the notes and participating in the exchange offer.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following table shows our unaudited pro forma financial information as of and for the periods indicated, after giving effect to our offering of the outstanding notes, the application of the proceeds therefrom and the St. Laurent acquisition, and should be read in conjunction with the unaudited pro forma financial statements and the notes thereto included elsewhere in this prospectus.



    Earnings per share information is not presented because we are a wholly-owned subsidiary of Smurfit-Stone.



                                                                   STONE CONTAINER PRO FORMA
                                                                   -------------------------
                                                                YEAR ENDED       THREE MONTHS ENDED
                                                             DECEMBER 31, 2000     MARCH 31, 2001
                                                             -----------------   ------------------
                                                                          (UNAUDITED)
                                                             (IN MILLIONS, EXCEPT STATISTICAL DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales..................................................       $6,223               $1,513
Income from operations.....................................          625                  117
Income before extraordinary item...........................          107                   14

OTHER FINANCIAL DATA:
EBITDA(a)..................................................       $1,035               $  205
Interest expense, net......................................          410                   90
Long-term debt/EBITDA......................................          3.7                  4.7
EBITDA/interest expense, net...............................          2.5                  2.3
Ratio of earnings to fixed charges.........................         1.53x                1.36x

CONSOLIDATED BALANCE SHEET DATA:
Total assets...............................................       $9,076               $8,976
Goodwill...................................................        3,170                3,156
Long-term debt.............................................        3,842                3,850
Stockholder's equity.......................................        3,001                3,010


---------


(a) EBITDA is defined as income (loss) before income taxes and extraordinary item, interest expense, interest income, depreciation and amortization, equity in income (loss) of affiliates, foreign currency transactions income
    (loss) and restructuring charges. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

                       SUMMARY HISTORICAL FINANCIAL DATA


    The consolidated financial data presented below as of and for each of the periods indicated through December 31, 2000 was derived from our audited consolidated financial statements. The unaudited consolidated financial data for the three month periods ended March 31, 2001 and 2000 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect, in the opinion of our management, all normal recurring adjustments considered necessary by us for a fair presentation of these results. Our results of operations for the three month period ended March 31, 2001 are not necessarily indicative of the results which may be expected for the full fiscal year 2001. This information is only a summary and should be read in conjunction with our consolidated historical financial statements appearing elsewhere in this prospectus.



    On November 18, 1998, we completed a merger with a wholly-owned subsidiary of Jefferson Smurfit. The merger was accounted for as a purchase business combination, and accordingly, purchase accounting adjustments, including goodwill, have been pushed down and are reflected in our financial statements subsequent to November 18, 1998. The financial statements for periods before November 18, 1998 were prepared using our historical basis of accounting and are designated as "Predecessor." The comparability of operating results for the Predecessor periods and the periods subsequent to November 18, 1998 are affected by the purchase accounting adjustments. Earnings per share information is not presented subsequent to the 1998 merger with Jefferson Smurfit because we are a wholly-owned subsidiary of Smurfit-Stone.



    Results for St. Laurent are included after May 31, 2000, the date of the St. Laurent acquisition.

                                             PREDECESSOR
                                  ----------------------------------                                             THREE MONTHS
                                      YEAR ENDED        PERIOD FROM     PERIOD FROM         YEAR ENDED               ENDED
                                     DECEMBER 31,       JANUARY 1 TO   NOVEMBER 19 TO      DECEMBER 31,            MARCH 31,
                                  -------------------   NOVEMBER 18,    DECEMBER 31,    -------------------   -------------------
                                    1996       1997         1998            1998          1999       2000       2000       2001
                                  --------   --------   ------------   --------------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales(a)....................   $5,142     $4,849       $4,399          $ 480         $4,500     $5,738     $1,286     $1,513
Income (loss) from operations...      146        (89)        (152)           (15)           197        591        137        117
Income (loss) before
  extraordinary item............     (122)      (405)        (749)           (36)           (75)       115         28         12
Net income (loss)...............     (126)      (418)        (749)           (36)           (77)       115         28          8
Basic earnings per share of
  common stock
  Loss before extraordinary
    item........................    (1.32)     (4.16)       (7.43)            --             --         --         --         --
  Net loss......................    (1.35)     (4.29)       (7.43)            --             --         --         --         --
Weighted average shares
  outstanding...................       99         99          102             --             --         --         --         --

Diluted earnings per share of
  common stock
  Loss before extraordinary
    item........................    (1.32)     (4.16)       (7.43)            --             --         --         --         --
  Net loss......................    (1.35)     (4.29)       (7.43)            --             --         --         --         --
Weighted average shares
  outstanding...................       99         99          102             --             --         --         --         --
Cash dividends per common
  share.........................      .60         --           --             --             --         --         --         --

OTHER FINANCIAL DATA
  (UNAUDITED):
EBITDA(b).......................      467        219          136             19            503        965        218        205
Ratio of earnings to fixed
  charges.......................       (c)        (c)          (c)            (c)            (c)      1.60x      1.64x      1.31x

CONSOLIDATED BALANCE SHEET DATA:
Total assets....................    6,354      5,824           --          8,793          7,565      9,051      7,505      8,976
Goodwill........................      485        444           --          2,643          3,123      3,170      3,102      3,156
Long-term debt..................    4,160      4,351           --          4,063          3,157      3,813      3,227      3,850
Preferred stock.................      115        115           --             78             78         --         78         --
Stockholders' equity............      795        277           --          2,590          2,506      3,003      2,525      3,010


------------


(a) Net sales for all periods have been restated to comply with the Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." Previously, we recognized shipping and handling costs as a reduction to net sales. Shipping and handling costs are now included in cost of goods sold. The reclassification had no effect on income from operations. The effect of this reclassification increased net sales and cost of goods sold from previously reported amounts by $159 million in 1999, $15 million for the period November 19, 1998 to December 31, 1998 and $145 million for the period January 1, 1998 to November 18, 1998, $153 million in 1997 and $153 million in 1996.



(b) EBITDA is defined as income (loss) before income taxes and extraordinary item, interest expense, interest income, depreciation and amortization, equity in income (loss) of affiliates, foreign currency transactions income
    (loss), and restructuring charges, merger related costs, and gains (losses) on sale or writedown of assets and investments. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.



(c) For purposes of calculating the ratio of earnings to fixed charges, earnings include income (loss) before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of deferred debt issuance costs and that portion of lease rental expense considered to be representative of the interest factors therein. Earnings were inadequate to cover fixed charges for the years ended December 31, 1999, 1997 and 1996 and for the periods from January 1 to November 18, 1998 and from November 19 to December 31, 1998 by $64 million, $514 million, $249 million, $727 million and $53 million, respectively.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS LISTED BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING TO TENDER YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER.

                      RISK FACTORS RELATED TO OUR BUSINESS

THE CYCLICALITY OF OUR INDUSTRY COULD NEGATIVELY IMPACT OUR SALES VOLUME AND REVENUES AND OUR ABILITY TO RESPOND TO COMPETITION OR TAKE ADVANTAGE OF BUSINESS OPPORTUNITIES.

    Our operating results reflect the industry's general cyclical pattern. The majority of our products are commodities subject to extreme price competition. The industry in which we compete has had substantial overcapacity for several years. Production overcapacity and weak demand for products causes the paper industry to take downtime periodically to reduce inventory levels. In addition, the industry is capital intensive, which leads to high fixed costs and generally results in continued production as long as prices are sufficient to cover marginal costs. These conditions have contributed to substantial price competition and volatility in the industry. In the event of a recession, demand and prices are likely to drop substantially. Increased production by our competitors will also depress prices for our products. From time to time, we have closed certain of our facilities or have taken downtime based on prevailing market demand for our products and may continue to do so. Certain of our competitors have also temporarily closed or reduced production at their facilities, but can reopen and/or increase production capacity at any time.

    Our sales and profitability have historically been more sensitive to price changes than changes in volume. Future decreases in prices for our products would adversely affect our operating results. These factors, coupled with our highly leveraged financial position, may adversely impact our ability to respond to competition and to other market conditions or to otherwise take advantage of business opportunities.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND PRICE FLUCTUATIONS COULD DIMINISH OUR SALES VOLUME AND REVENUES.

    The paperboard and packaging products industries are highly competitive, and no single company is dominant. Our competitors include large, vertically integrated paperboard and packaging products companies and numerous smaller companies. Because these products are globally traded commodities, the industries in which we compete are particularly sensitive to price fluctuations as well as other factors including innovation, design, quality and service, with varying emphasis on these factors depending on the product line. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our business could be materially adversely affected.


    The market for market pulp is also highly competitive. Many of our competitors are less leveraged and have financial and other resources greater than ours and are able to better withstand the adverse nature of the business cycle. If our facilities are not as cost efficient as those of our competitors, we may need to temporarily or permanently close such facilities and suffer a consequent reduction in our revenues.



    If we are unable to maintain all or a substantial majority of the sales volume to our customers, due in part to the tendency of certain customers to diversify their suppliers, our sales volume and revenues could diminish.


PRICE FLUCTUATIONS IN RAW MATERIALS AND ENERGY COSTS COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN THE MATERIALS NEEDED TO MANUFACTURE OUR PRODUCTS AND COULD ADVERSELY AFFECT OUR MANUFACTURING COSTS.


    Wood fiber and recycled fiber, the principal raw materials used in the manufacture of our products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In particular, the supply and price of wood fiber depends on a variety of factors over which we have no control, including environmental and conservation regulations, natural disasters and weather. A decrease in the supply of wood fiber has caused, and likely will continue to cause, higher wood fiber costs in some of the regions in which we procure wood. In addition, the increase in demand of products manufactured, in whole or in part, from recycled fiber has caused an occasional tightness in the supply of recycled fiber. It may also cause a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate based upon demand/supply characteristics. While we have not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to our mills, this may not continue to be the case for any or all of our mills.



    The cost of producing our products is sensitive to the price of energy. Energy prices, in particular oil and natural gas, have increased significantly over the past year, with a corresponding effect on our production costs. Energy prices may not remain at current rates or may rise to even higher levels, in which case our production costs, competitive position and results of operations could be adversely affected thereby.



WE MAY ENCOUNTER DIFFICULTIES ARISING FROM INTEGRATING ACQUISITIONS, RESTRUCTURING OUR OPERATIONS OR CLOSING OR DISPOSING OF FACILITIES.



    We have completed acquisitions, closed higher cost facilities, sold non-core assets, and otherwise restructured our operations to improve our cost competitiveness. Some of these activities are ongoing and we cannot guarantee that any such activities will not divert the attention of management, disrupt our ordinary operations or those of our subsidiaries or otherwise adversely affect our results of operations. Moreover, our production capacity or the actual amount of products we produce may be reduced as a result of these activities.


WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS AND LIABILITIES THAT COULD WEAKEN OUR OPERATING RESULTS.

    Federal, state, provincial, foreign and local environmental requirements, particularly those relating to air and water quality, are a significant factor in our business. In the past we have had, and in the future may face, environmental liability for the costs of remediating soil or groundwater that is or was contaminated by us or a third party at various sites which are now or were previously owned or operated by us. There also may be similar liability at sites with respect to which either we have received, or in the future may receive, notice that we may be a potentially responsible party and which are the subject of cleanup activity under the Comprehensive Environmental Response, Compensation and Liability Act, analogous state laws and other laws concerning hazardous substance contamination.

    We have incurred in the past, and may incur in the future, civil and criminal fines and penalties relating to environmental matters and costs relating to the damage of natural resources, lost property values and toxic tort claims. We in the past have made significant expenditures to comply with environmental regulations and expect to make significant expenditures in the future. We have reserves based on current information to address environmental liabilities. However, we could incur additional significant expenditures due to changes in law or the discovery of new information, and those expenditures could have a material adverse effect on our financial condition. In addition, we are required to make significant environmental capital expenditures on an annual basis. We expect those expenditures to increase significantly in the next several years.


    The United States Environmental Protection Agency has finalized parts of a comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule." In order to comply with those parts of the Cluster Rule that have been finalized, we estimate that we may require the incurrence of up to approximately $165 million in capital expenditures, the majority of which was spent in 2000. We cannot predict the ultimate cost of complying with the parts of the regulations that have been finalized, or with regulations that have not yet been finalized, until we complete further engineering studies, and non-final regulations are finalized. These costs and liabilities, either individually or in the aggregate, could have a material adverse effect on our financial condition in the future.


FOREIGN CURRENCY RISKS AND EXCHANGE RATE FLUCTUATIONS COULD HINDER THE RESULTS OF OUR INTERNATIONAL OPERATIONS, AND THE STRENGTH OF THE U.S. DOLLAR COULD CONTINUE TO DISADVANTAGE US RELATIVE TO OUR FOREIGN COMPETITORS.


    We have operations throughout the United States, Canada, Europe and Latin America. The functional currency for the majority of our foreign operations is the applicable local currency except for the operations in Canada. The functional currency for the Canadian operations was changed from their local currency to the U.S. dollar beginning on June 1, 2000, in conjunction with the St. Laurent acquisition. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged. We have entered into foreign currency exchange agreements to hedge a portion of our exposure to the German mark and Canadian dollar. We routinely utilize swaps and forwards to mitigate any potential foreign currency exchange risk. Nonetheless, to the extent we have unhedged positions or our hedging procedures do not work as planned, fluctuating currencies could reduce our sales and net income. Our financial performance is directly affected by exchange rates by:


    - translations into U.S. dollars for financial reporting purposes of the assets and liabilities of our foreign operations conducted in local currencies; and

    - gains or losses from foreign operations conducted in U.S. dollars.

    In addition, we compete with foreign producers, particularly in Northern Europe. The strength of the U.S. dollar relative to the currencies of the countries of our foreign competitors has placed us at a competitive disadvantage to such foreign competitors, because our products are relatively more expensive to purchase. Our ability to compete with our foreign competitors in our export markets will continue to be affected by the strength of the U.S. dollar, possibly adversely. Any appreciation of the U.S. dollar relative to Northern European currencies or the European common currency could cause our products to be less cost competitive.

                   RISK FACTORS RELATED TO THE EXCHANGE OFFER

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES FOR REGISTERED NOTES, YOUR NOTES WILL CONTINUE TO HAVE RESTRICTIONS ON TRANSFER.

    If you do not exchange your outstanding notes for registered notes in the exchange offer, or if your outstanding notes are tendered but not accepted, your notes will continue to have restrictions on transfer. In general, you may offer or sell any outstanding notes only if the notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the outstanding notes under the Securities Act, other than in the limited circumstances described in the registration rights agreement discussed in the section "Description of Notes -- Registration Rights."

THE ISSUANCE OF THE REGISTERED NOTES MAY ADVERSELY AFFECT THE MARKET FOR OUTSTANDING NOTES.


    If outstanding notes are tendered for exchange, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "The Exchange Offer -- Consequences of Failure to Exchange" for a further discussion of these consequences.

YOU MAY FIND IT DIFFICULT TO SELL YOUR REGISTERED NOTES BECAUSE NO PUBLIC TRADING MARKET FOR THE REGISTERED NOTES EXISTS.


    The registered notes are a new issue of securities for which there is currently no active trading market. The registered notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the registered notes on any national securities exchange or to seek the admission of the registered notes for quotation through the Nasdaq Stock Market, Inc. In addition, the registered notes will not be eligible for trading on the Private Offerings, Resales, and Trading through Automatic Linkages Market, also known as the PORTAL Market. PORTAL is a computerized communications facility for primary offering and secondary trading of securities that are eligible for resale pursuant to Rule 144A and that are (1) restricted securities, as defined in Rule 144(a)(3), or
(2) contractually required to be resold only in compliance with Rule 144, Rule 144A, Regulation S or in secondary private placements. If the registered notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.


    Accordingly,

    - a market for the registered notes may not develop;

    - you may not be able to sell your registered notes; and

    - you may not be able to sell your registered notes at any particular price.

                  RISK FACTORS RELATED TO THE REGISTERED NOTES

WE HAVE SUBSTANTIAL DEBT OUTSTANDING THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE REGISTERED NOTES.


    We have a highly leveraged capital structure. After we completed our offering of the outstanding notes, we had significant debt outstanding. As of March 31, 2001, we had total consolidated debt outstanding of $3,850 million and $380 million of unused borrowing capacity under our credit facilities.



    Our level of debt could have significant consequences for us, including the following:



    - we may be required to seek additional sources of capital, including additional borrowings under our existing credit facilities, other private or public debt or equity financings to service or refinance our indebtedness, which borrowings may not be available on favorable terms;



    - a substantial portion of our cash flow from operations will be necessary to meet the payment of principal and interest on our indebtedness and other obligations and will not be available for our working capital, capital expenditures and other general corporate purposes;



    - our level of debt could make us more vulnerable to economic downturns, and reduce our operational and business flexibility in responding to changing business and economic conditions and opportunities; and



    - we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage.


    Our high level of debt could:

    - make it difficult for us to satisfy our obligations, including making interest payments under the registered notes and our other debt obligations;

    - limit our ability to obtain additional financing to operate our business;

    - limit our financial flexibility in planning for and reacting to industry changes;

    - place us at a competitive disadvantage as compared to less leveraged companies;

    - increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

    - require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.


    In addition, borrowings under our and our subsidiaries' credit agreements are at variable rates of interest, which expose us to the risk of increased interest rates.


    We may borrow additional funds to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. The incurrence of additional debt could make it more likely that we will experience some or all of the risks described above.


WE MAY BE UNABLE TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE REGISTERED NOTES.



    The indenture provides that, upon a change in control of our company, we will be required to offer to repurchase all of the notes at 101% of the principal amount thereof, plus accrued interest. This provision will not necessarily protect note holders in a highly leveraged transaction or certain other transactions. In addition, our financial resources may limit our ability to repurchase the notes. Furthermore, any future debt that we incur would also likely limit our ability to repurchase the notes.


BECAUSE THE REGISTERED NOTES RANK JUNIOR TO OUR SECURED DEBT AND ALL LIABILITIES OF OUR SUBSIDIARIES, IF WE ARE IN DEFAULT ON THESE OBLIGATIONS YOU MAY NOT RECEIVE FULL PAYMENT ON YOUR REGISTERED NOTES.


    Because the registered notes rank junior to our secured debt and all existing and future liabilities, including trade payables, of our subsidiaries and affiliates, if we are in default on these obligations, you may not receive principal and/or interest payments in respect of the registered notes. At March 31, 2001, we had $5,966 million in total liabilities, including
$3,850 million in long-term debt, which includes $2,225 million in secured indebtedness, of which $390 million was at the subsidiary level.



FACTORS BEYOND OUR CONTROL COULD HINDER OUR ABILITY TO SERVICE OUR DEBT AND MEET OUR OPERATING REQUIREMENTS.



    We have scheduled principal payments on our indebtedness of approximately $27 million, $38 million and $601 million in 2001, 2002 and 2003, respectively, at March 31, 2001.



    Our ability and our subsidiaries' ability to meet our obligations and to comply with the financial covenants contained in our respective debt instruments will largely depend on our and our subsidiaries' future performance. Our performance will be subject to financial, business and other factors affecting us. Many of these factors will be beyond our control, such as:



    - the state of the economy;



    - the financial markets;



    - demand for and selling prices of our products;



    - costs of raw materials and energy; and



    - legislation and other factors relating to the paperboard and packaging products industries generally or to specific competitors.



    If the net proceeds from borrowings or other financing sources and from operating cash flows and any divestitures do not provide us with sufficient liquidity to meet our operating and debt service requirements, we will be required to pursue other alternatives to repay debt and improve liquidity. Such alternatives may include:



    - sales of assets;



    - cost reductions;



    - deferral of certain discretionary capital expenditures; and



    - seeking amendments or waivers to our debt instruments.



    Such measures may not be successfully completed or may not generate the liquidity required by us to operate our business and service our obligations. If we



    - are not able to generate sufficient cash flow or otherwise obtain funds necessary to make required debt payments, or



    - fail to comply with the various covenants in our various debt instruments,



we would be in default under the terms of our various debt instruments, which would permit our debtholders to accelerate the maturity of such debt and would cause defaults under our other debt.


THE TERMS OF OUR DEBT MAY SEVERELY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS.


    Our ability to incur additional debt, and in certain cases refinance outstanding debt, is significantly limited or restricted under the agreements relating to our and our subsidiaries' existing debt. Our senior secured credit facility and the indenture governing the registered notes restrict, among other things, our ability to take specific actions, even if such actions may be in our best interest. These restrictions limit our ability to:


    - incur liens or make negative pledges on our assets;

    - merge, consolidate or sell our assets;

    - issue additional debt;


    - pay dividends or repurchase or redeem capital stock and prepay other debt;


    - make investments and acquisitions;


    - enter into transactions with stockholders and affiliates;


    - make capital expenditures;

    - materially change our business;

    - amend our debt and other material agreements;

    - issue and sell capital stock;


    - make investments in unrestricted subsidiaries;


    - allow distributions from our subsidiaries; or

    - prepay specified indebtedness.

    Our bank debt requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our business could be adversely impacted.

    In addition, we are limited in our ability to move capital freely among us and our subsidiaries. The limitations contained in such agreements, together with our and our subsidiaries' highly leveraged capital structure, could limit our and our subsidiaries' ability to effect future debt or equity financings. These limitations also may otherwise restrict our corporate activities, including our ability to avoid defaults, provide for capital expenditures, take advantage of business opportunities or respond to market conditions.



    Furthermore, our senior debt bears interest at fixed and floating rates. Our floating interest rates currently are not capped at a maximum interest rate. If interest rates rise, our senior debt interest payments also will increase, which could adversely affect our business. Although we may enter into agreements to hedge our interest rate risk, these agreements may be inadequate protect us fully against our interest rate risk.

                              RECENT TRANSACTIONS

THE ST. LAURENT ACQUISITION

    On May 31, 2000, we completed our acquisition of St. Laurent
Paperboard Inc. St. Laurent is a leading North American manufacturer, supplier and converter of high quality, value-added paperboard products. St. Laurent serves a diverse customer base in North America and selected international markets. St. Laurent has two primary business segments:

    - paperboard; and

    - paperboard converting and packaging.

    The total net consideration paid in connection with the acquisition of St. Laurent was approximately $1.4 billion, consisting of:

    - approximately $631 million in cash;

    - 25,335,381 shares of Smurfit-Stone common stock; and

    - the assumption of $376 million of St. Laurent's debt.

    The cash portion of the purchase price was funded through borrowings under certain of our credit facilities, including a new credit facility entered into by us and our subsidiaries.

THE SERIES E PREFERRED STOCK RECAPITALIZATION


    On November 15, 2000, Smurfit-Stone, Stone Container and SCC Merger Co. consummated a recapitalization of Stone Container that resulted in the elimination and consequent delisting of our outstanding series E preferred stock. Upon completion of the recapitalization, each share of series E preferred stock issued and outstanding immediately prior to the effective time of the recapitalization was canceled and converted into the right to receive one share of Smurfit-Stone's series A preferred stock, plus an amount in cash equal to the accrued and unpaid dividends on each share of series E preferred stock on the closing date of the recapitalization less $.12, which amount was used to reimburse Smurfit-Stone for a portion of fees and expenses related to the transaction. As a result of the recapitalization of our series E preferred stock, Smurfit-Stone is our sole stockholder and the holders of our series E preferred stock have become holders of Smurfit-Stone's series A preferred stock.


REDEMPTION OF CERTAIN INDEBTEDNESS

    On November 30, 2000, we redeemed $147 million of our 10.75% senior subordinated debentures and 1.5% supplemental interest certificates with borrowings under our existing credit facility.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are identical in all material respects to the registered notes. The outstanding notes surrendered in exchange for registered notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.


    The net proceeds that we received from the sale of the outstanding notes on January 25, 2001, after deduction of discounts and commissions, fees and other expenses associated with the sale of the outstanding notes, were approximately $1,025 million. We used the net proceeds of the offering, together with approximately $34 million of borrowing under our revolving credit facility, to redeem (1) $200 million aggregate principal amount of 10.75% senior subordinated debentures due on April 1, 2002, (2) $100 million aggregate principal amount of 10.75% senior subordinated debentures and 1.5% supplemental interest certificates due on April 1, 2002, (3) $45 million aggregate principal plus premium of 6.75% convertible subordinated debentures due February 15, 2007,
(4) $500 million aggregate principal plus premium of 10.75% first mortgage notes due October 1, 2002 and (5) $200 million aggregate principal plus premium of 11.50% senior notes due October 1, 2004.


                                 CAPITALIZATION


    The following table sets forth the consolidated cash and cash equivalents, current portion of long-term debt and capitalization of Stone Container Corporation as of March 31, 2001, on a historical basis and on a pro forma basis.



                                                            AS OF MARCH 31, 2001
                                                            ---------------------
                                                             ACTUAL     PRO FORMA
                                                            ---------   ---------
                                                                 (UNAUDITED)
                                                                (IN MILLIONS)
Cash and cash equivalents.................................   $   34      $   34
                                                             ======      ======

Current portion of long-term debt.........................       42          42
                                                             ======      ======

Long-term debt, net of current portion:
  Bank credit facilities..................................   $2,117      $2,117
  Senior notes............................................      409         409
  Other...................................................      232         232
  Senior notes issued January 25, 2001....................    1,050       1,050
                                                             ------      ------
    Total long-term debt..................................   $3,808      $3,808
                                                             ------      ------
Stockholder's equity:
  Common stock and additional paid-in capital.............   $3,016      $3,016
  Retained earnings.......................................       10          10
  Accumulated other comprehensive income (loss)...........      (16)        (16)
                                                             ------      ------
    Total stockholder's equity............................    3,010       3,010
                                                             ------      ------
    Total capitalization..................................   $6,818      $6,818
                                                             ======      ======

                          STONE CONTAINER CORPORATION

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


    The following unaudited pro forma condensed consolidated statements of operations were prepared to illustrate the effects of our offering of the outstanding notes, the application of the proceeds therefrom and the St. Laurent acquisition, including the financing thereof, as if those transactions had occurred as of the beginning of the periods presented.



    Our historical statement of operations for the quarter ended March 31, 2001 includes the operating results of St. Laurent for the entire period. Our historical statement of operations for the year ended December 31, 2000 includes the operating results of St. Laurent from June 1. The St. Laurent historical statement of operations for the period ended December 31, 2000 includes the operating results of St. Laurent from January 1 through May 31, 2000.



    The St. Laurent acquisition was consummated May 31, 2000. Our offering of the outstanding notes and the application of the proceeds therefrom occurred during the first quarter of 2001. As a result, our March 31, 2001 historical balance sheet includes the financing effects of the acquisition as well as the acquired St. Laurent assets and liabilities, at fair value, and the offering of the outstanding notes and the application of proceeds therefrom.


    The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of St. Laurent and us, and the related notes thereto. The historical condensed consolidated statement of operations of St. Laurent is presented in accordance with accounting principles generally accepted in the United States.


    The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been if our offering of the outstanding notes, the application of the proceeds therefrom and the St. Laurent acquisition had in fact occurred at such dates or to project our financial position or results of operations for any future date or period.



    For financial accounting purposes, the acquisition of St. Laurent was accounted for using the purchase method of accounting. Accordingly, St. Laurent's assets and liabilities have been adjusted, on a preliminary basis, to reflect their fair values in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2001. The estimated effects resulting from these adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations. The allocation of the purchase price and the transaction fees and expenses included in the unaudited pro forma condensed consolidated financial statements are preliminary; final amounts may differ from those set forth herein and such differences may be material.

                          STONE CONTAINER CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                                                        AS OF MARCH 31, 2001
                                                             ------------------------------------------
                                                               STONE            NOTE            STONE
                                                             CONTAINER        OFFERING        CONTAINER
                                                             HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                             ----------      -----------      ---------
                                                                           (IN MILLIONS)
                                                ASSETS

Current assets:
  Cash and cash equivalents................................    $   34           $              $   34
  Receivables..............................................       362                             362
  Inventories..............................................       521                             521
  Deferred income taxes....................................       160                             160
  Prepaid expenses and other current assets................        45                              45
                                                               ------           ------         ------
    Total current assets...................................     1,122                           1,122
Property, plant and equipment, net.........................     4,290                           4,290
Timberland, net............................................        51                              51
Goodwill, net..............................................     3,156                           3,156
Investment in equity of non-consolidated affiliates........       131                             131
Other assets...............................................       226                             226
                                                               ------           ------         ------
                                                               $8,976           $              $8,976
                                                               ======           ======         ======

                                 LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Current maturities of long-term debt.....................    $   42           $              $   42
  Accounts payable.........................................       365                             365
  Other accrued liabilities................................       278                             278
                                                               ------           ------         ------
    Total current liabilities..............................       685                             685
Long-term debt, less current maturities....................     3,808                           3,808
Other long-term liabilities................................       695                             695
Deferred income taxes......................................       778                             778
Stockholder's equity:
  Common stock.............................................         1                               1
  Additional paid in capital...............................     3,015                           3,015
  Retained earnings........................................        10                              10
  Accumulated other comprehensive income (loss)............       (16)                            (16)
                                                               ------           ------         ------
    Total stockholder's equity.............................     3,010                           3,010
                                                               ------           ------         ------
                                                               $8,976           $              $8,976
                                                               ======           ======         ======
  Common stock shares outstanding..........................       135                             135


    See accompanying notes to the Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                          STONE CONTAINER CORPORATION


      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                            STONE                                     NOTE         STONE
                                          CONTAINER    ST. LAURENT   ST. LAURENT    OFFERING     CONTAINER
                                          HISTORICAL   HISTORICAL    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                          ----------   -----------   -----------   -----------   ---------
                                                                   (IN MILLIONS)
THREE MONTHS ENDED MARCH 31, 2001:
  Net sales.............................    $1,513         $             $             $          $1,513
  Cost of goods sold....................     1,269                                                 1,269
  Selling and administrative expenses...       127                                                   127
                                            ------         ----          ----          ---        ------
  Income from operations................       117                                                   117
  Interest expense, net.................       (94)                                      4 (d)       (90)
  Equity income from affiliates.........         2                                                     2
  Other income, net.....................         9                                                     9
                                            ------         ----          ----          ---        ------
  Income before income taxes and
    extraordinary item..................        34                                       4            38
  Provision for income taxes............       (22)                                     (2)(d)       (24)
                                            ------         ----          ----          ---        ------
  Income before extraordinary item......    $   12         $             $             $ 2        $   14
                                            ======         ====          ====          ===        ======

YEAR ENDED DECEMBER 31, 2000:
  Net sales.............................    $5,738         $509          $(24)(b)      $          $6,223
  Cost of goods sold....................     4,629          426             8 (a)                  5,039
                                                                          (24)(b)
  Selling and administrative expenses...       465           41                                      506
  Restructuring charges.................        53                                                    53
                                            ------         ----          ----          ---        ------
  Income from operations................       591           42            (8)                       625
  Interest expense, net.................      (371)         (11)          (30)(c)        2 (d)      (410)
  Equity income from affiliates.........        13                                                    13
  Other income (expense), net...........         8           (3)                                       5
                                            ------         ----          ----          ---        ------
  Income before income taxes and
    extraordinary item..................       241           28           (38)           2           233
  Benefit from (provision for) income
    taxes...............................      (126)         (13)           14 (a)       (1)(d)      (126)
                                            ------         ----          ----          ---        ------
  Income before extraordinary item......    $  115         $ 15          $(24)         $ 1        $  107
                                            ======         ====          ====          ===        ======


    See accompanying notes to the Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

                          STONE CONTAINER CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

ST. LAURENT TRANSACTION

STATEMENT OF OPERATIONS

    (a) To record:

    --  Depreciation of property, plant and equipment acquired in the St.
       Laurent transaction over an average life of seventeen years; and

    --  Amortization of goodwill over a forty year period.

       Income tax effects are recorded assuming a 39% tax rate.


       The allocation of fair values to assets and liabilities, including intangibles and property, plant and equipment was performed on a preliminary basis. Based upon additional analyses and evaluations to be performed, the final amounts to be allocated to assets and liabilities may differ from those amounts included herein and such differences may be material. In particular the amount allocated to property, plant and equipment will change upon completion of certain valuations and other studies. A $100 million increase in property, plant and equipment and a corresponding decrease in goodwill would increase the pro forma after-tax loss by $1 million for the year ended December 31, 2000 and $.3 million for the three months ended March 31, 2001.


       St. Laurent selling and administrative expenses for the year ended December 31, 2000 exclude $28 million of nonrecurring charges directly related to the St. Laurent acquisition representing $14 million of financial advisor and transaction fees and $14 million of change in control payments.

    (b) To eliminate the effects of sales transactions between St. Laurent and us.

    (c) To record interest expense in connection with the $1,025 million additional borrowings under our senior secured credit facilities and repayment of $371 million of St. Laurent debt.


       The interest rate on the term facilities is based on a LIBOR rate of 6.50%. A change of .125 percentage points in the interest rate would change interest expense by $1 million for the year ended December 31, 2000 and $.3 million for the three months ended March 31, 2001.



                                                                             YEAR ENDED
                                                                          DECEMBER 31, 2000
                                                                          -----------------
            Interest expense on $1,025 million new borrowings used to
              finance the St. Laurent acquisition.......................        $ 43
            Less interest expense on extinguished debt..................         (13)
                                                                                ----
            Net interest expense increase...............................        $ 30
                                                                                ====

                          STONE CONTAINER CORPORATION

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

OUTSTANDING NOTE OFFERING


    (d) To record the effects of our offering of the outstanding notes and repayment of our senior subordinated debentures and other debt on January 1, 2001. The outstanding notes were issued on January 25, 2001, and the senior subordinated debentures and other debt were extinguished on February 23, 2001.



                                                            THREE MONTHS ENDED
STATEMENT OF OPERATIONS                                       MARCH 31, 2001
-----------------------                                     ------------------
Interest expense on $1,084 million new borrowings from
  January 1, 2001 to January 25, 2001.....................           7
Elimination of amortization of debt premium...............           1
Less interest expense on extinguished debt for the period
  January 1, 2001 to February 23, 2001....................         (17)
Elimination of interest income earned between the date of
  new borrowings on January 25, 2001 and extinguishment of
  debt on February 23, 2001...............................           5
                                                                   ---
Net interest expense decrease.............................          (4)
                                                                   ===


                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Interest expense on $1,084 million new borrowings...........        $ 104
Amortization of new deferred debt issuance costs............            3
Elimination of amortization of debt premium.................            4
Less interest expense on extinguished debt..................         (113)
                                                                    -----
Net interest expense decrease...............................        $  (2)
                                                                    =====

       Tax effects are recorded assuming a 39% rate.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

INTRODUCTION


    The following financial data as of and for each of the periods indicated through December 31, 2000 was derived from our audited consolidated financial statements. The unaudited consolidated financial data for the three-month periods ended March 31, 2001 and 2000 was derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect, in the opinion of our management, all normal recurring adjustments considered necessary by us for a fair presentation of these results. Our results of operations for the three month period ended March 31, 2001 are not necessarily indicative of the results which may be expected for the full fiscal year 2001. You should read all of this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements for the year ended December 31, 2000 and for the three months ended March 31, 2000 and 2001, contained elsewhere in this prospectus.



    On November 18, 1998, we completed our merger with a wholly-owned subsidiary of Jefferson Smurfit. The merger was accounted for as a purchase business combination, and accordingly, purchase accounting adjustments, including goodwill, have been pushed down and are reflected in our financial statements subsequent to November 18, 1998. The financial statements for periods before November 18, 1998 were prepared using our historical basis of accounting and are designated as "Predecessor". The comparability of operating results for the Predecessor periods and the periods subsequent to November 18, 1998 are affected by the purchase accounting adjustments. Earnings per share information is not presented subsequent to the 1998 merger with Jefferson Smurfit because we are a wholly-owned subsidiary of Smurfit-Stone.



    In connection with the 1998 merger with Jefferson Smurfit, we recorded a pretax restructuring charge of $53 million in 2000 related to the permanent shutdown of a containerboard mill and seven other operations.



    Results for St. Laurent are included after May 31, 2000, the date of the St. Laurent acquisition.

    Certain prior year amounts have been restated to conform to current year presentation.


                                            PREDECESSOR
                               -------------------------------------                                             THREE MONTHS
                                   YEAR ENDED          PERIOD FROM      PERIOD FROM         YEAR ENDED               ENDED
                                  DECEMBER 31,          JANUARY 1      NOVEMBER 19 TO      DECEMBER 31,            MARCH 31,
                               -------------------   TO NOVEMBER 18,    DECEMBER 31,    -------------------   -------------------
                                 1996       1997          1998              1998          1999       2000       2000       2001
                               --------   --------   ---------------   --------------   --------   --------   --------   --------
                                                                                                                  (UNAUDITED)
                                                      (IN MILLIONS, EXCEPT PER SHARE AND STATISTICAL DATA)
SUMMARY OF OPERATIONS
Net sales(a).................  $ 5,142    $ 4,849        $4,399           $   480       $ 4,500    $ 5,738    $ 1,286    $ 1,513
Income (loss) from
  operations.................      146        (89)         (152)              (15)          197        591        137        117
Income (loss) before
  extraordinary item.........     (122)      (405)         (749)              (36)          (75)       115         28         12
Net income (loss)............     (126)      (418)         (749)              (36)          (77)       115         28          8
Basic earnings per share of
  common stock
  Loss before extraordinary
    item.....................    (1.32)     (4.16)        (7.43)               --            --         --         --         --
  Net loss...................    (1.35)     (4.29)        (7.43)               --            --         --         --         --
Weighted average shares
  outstanding................       99         99           102                --            --         --         --         --

Diluted earnings per share of
  common stock
  Loss before extraordinary
    item.....................    (1.32)     (4.16)        (7.43)               --            --         --         --         --
  Net loss...................    (1.35)     (4.29)        (7.43)               --            --         --         --         --
Weighted average shares
  outstanding................       99         99           102                --            --         --         --         --
Cash dividends per common
  share......................      .60         --            --                --            --         --         --         --

OTHER FINANCIAL DATA
EBITDA (unaudited)(b)........      467        219           136                19           503        965        218        205
Net cash provided by (used
  for) operating activities..      288       (259)          (16)               12            72        558        (28)        22
Net cash provided by (used
  for) investing
  activities.................     (342)      (174)           35               (22)          683       (808)       (30)       (16)
Net cash provided by (used
  for) financing activities..      128        438           128              (111)         (883)       262         65          4
Depreciation and
  amortization...............      315        302           239                34           296        313         68         87
Capital investments and
  acquisitions...............      358        150           219                22            87        247         31         32
Working capital, net.........      672        507            --               488            32        369        285        437
Property, plant, equipment
  and timberlands, net.......    2,668      2,427            --             4,012         3,110      4,406      3,076      4,341
Total assets.................    6,354      5,824            --             8,793         7,565      9,051      7,505      8,976
Long-term debt...............    4,160      4,351            --             4,063         3,157      3,813      3,227      3,850
Redeemable preferred stock...      115        115            --                78            78         --         78         --
Stockholders' equity.........      795        277            --             2,590         2,506      3,003      2,525      3,010

STATISTICAL DATA (TONS IN
  THOUSANDS)
Containerboard production
  (tons).....................    4,591      4,935         4,271               541         4,761      5,477      1,301      1,419
Kraft production (tons)......      439        436           394                63           437        290         74         83
Market pulp production
  (tons).....................    1,009      1,127           568                71           572        550        151        110
Solid bleached sulfate
  production (tons)..........       --         --            --                --            --         68         --         30
Coated boxboard production
  (tons).....................       77         76            70                 8            79         85         21         22
Corrugated containers sold
  (billion sq. ft.)..........     53.1       55.7          55.8               6.6          62.5       64.1       15.4       16.1
Multiwall bags sold (tons)...      240        248           217                27           249        247         63         63
Number of employees..........   24,200     24,600            --            23,000        21,900     25,600     21,800     25,400


------------


(a) Net sales for all periods have been restated to comply with the Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs". Previously, we recognized shipping and handling costs as a reduction to net sales. Shipping and handling costs are now included in cost of goods sold. The reclassification had no effect on income from operations. The effect of this reclassification increased net sales and cost of goods sold from previously reported amounts by $159 million in 1999, $15 million for the period November 19, 1998 to December 31, 1998 and $145 million for the period January 1, 1998 to November 18, 1998, $153 million in 1997 and $153 million in 1996.



(b) EBITDA is defined as income (loss) before income taxes and extraordinary item, interest expense, interest income, depreciation and amortization, equity in income (loss) of affiliates, foreign currency transactions income
    (loss), and restructuring charges, merger related costs, and gains (losses) on sale or writedown of assets and investments. EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position. It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


GENERAL

    Market conditions and demand for containerboard and corrugated containers, our primary products, have historically been subject to cyclical changes in the economy and changes in industry capacity, both of which can significantly impact selling prices and our profitability.


    Market conditions were generally weak in 1997 and 1998 due primarily to excess capacity within the industry. During the second half of 1998, the containerboard industry took market related downtime, resulting in a significant reduction in inventory levels. In addition, several paper companies, including Stone Container, permanently shut down paper mill operations approximating 6% of industry capacity. The balance between supply and demand for containerboard improved as a result of the shutdowns and inventories were reduced. Corrugated container shipments for the industry were strong in 1999, increasing approximately 2% compared to 1998. As a result of these developments, linerboard prices rose $90 per ton in 1999, and increased an additional $50 per ton in February 2000. Domestic economic growth slowed in the second half of 2000. This slowdown, in addition to weak export markets exerted downward pressure on containerboard demand. In order to maintain a balance between supply and demand, the industry took extensive market related downtime in 2000. Through April 2001, sluggish corrugated demand resulted in a $20 per ton decline in linerboard pricing to $460 per ton. We do not expect a recovery in demand for corrugated containers until the U.S. economy strengthens.


    Market pulp is also subject to cyclical changes in the economy and changes in industry capacity. Mill closures, market related downtime and the recovery of the Asian markets resulted in tighter supplies and a recovery in prices in 1999. As a result, market prices increased approximately $160 per metric ton in 1999 and $100 per metric ton in 2000. Demand for market pulp weakened in the second half of 2000 and pulp producers took market related downtime in the fourth quarter. As a result of the weakening demand, significant price discounting has occurred in certain markets.


    Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our products. Demand for reclaimed fiber, which was weak in 1998, grew stronger in 1999 primarily as a result of strong export demand. Reclaimed fiber prices rose in 1999, but declined in the second half of 2000 due primarily to lower demand brought about by the extensive market related downtime taken by containerboard mills as described above. The price of old corrugated containers, commonly known as OCC, the principal grade used in recycled containerboard mills, was higher in 2000 compared to 1999 by approximately 8%. Demand continued to weaken in the first quarter of 2001. Wood fiber prices declined 4% in 2000 compared to 1999.


THE ST. LAURENT ACQUISITION


    On May 31, 2000, we acquired St. Laurent. The St. Laurent acquisition was accounted for as a purchase business combination and, accordingly, the results of operations of St. Laurent have been included in the Consolidated Statements of Operations after May 31, 2000. The cost to acquire St. Laurent has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when additional information concerning asset and liability valuations is finalized. The preliminary allocation resulted in acquired goodwill of approximately
$208 million, which is being amortized on a straight-line basis over 40 years. In connection with the St. Laurent acquisition, we recorded exit liabilities of $10 million in 2000 for the termination of certain St. Laurent employees, liabilities for long-term commitments and the permanent shutdown of a container plant, which were included in the preliminary allocation of the cost to acquire St. Laurent. Cash payments for exit liabilities through March 31, 2001, were $7 million, or 70% of the planned cash expenditures. Future cash outlays will be approximately $2 million for the remainder of 2001 and $1 million in 2002.

    Targeted synergy savings totaling $50 million are expected to be achieved from the St. Laurent acquisition by the end of 2001 through a combination of purchasing savings, supply chain management, manufacturing efficiencies and administrative reductions. Through March 2001, annualized merger synergy savings of approximately $36 million have been achieved.


MERGER AND RESTRUCTURING

    On November 18, 1998, a wholly-owned subsidiary of Jefferson Smurfit (subsequently renamed Smurfit-Stone Container Corporation) merged with Stone Container. In connection with the merger, we restructured our operations. The most significant elements of the restructuring for Stone Container included the permanent closure of two paper mills, having approximately 500,000 tons of containerboard capacity and approximately 400,000 tons of market pulp capacity, and 12 additional facilities.

    Smurfit-Stone's cost to acquire Stone Container, included among other things, adjustments to fair value of property, plant and equipment associated with the closure of certain facilities and establishment of liabilities for the termination of certain employees, long-term commitments and the resolution of litigation related to our investment in Florida Coast Paper Company, L.L.C. In 2000, we recorded a restructuring charge of $53 million related to the permanent shutdown of certain of the facilities discussed above.

    The restructuring of our operations in connection with the merger was completed in 2000. Annualized synergy savings in excess of $350 million have been achieved by Smurfit-Stone primarily as a result of optimization of the combined manufacturing systems of Jefferson Smurfit (U.S.) and Stone Container, purchasing leverage and reduction of selling and administrative cost.


    Since the merger with Jefferson Smurfit, through March 31, 2001, Stone Container has incurred approximately $190 million (83%) of the planned cash expenditures to close facilities and to pay severance and other exit liabilities. Approximately 65% of the expenditure related to the Florida Coast settlement. The exit liabilities remaining as of March 31, 2001 consisted of $39 million of anticipated cash expenditures. Future cash outlays, principally for the long-term commitments, are anticipated to be $11 million for the remainder of 2001, $7 million in 2002 and $21 million thereafter. The remaining cash expenditures will continue to be funded through operations as originally planned.

RESULTS OF OPERATIONS


FIRST QUARTER 2001 COMPARED TO FIRST QUARTER 2000



                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                 (IN MILLIONS)
Net sales
  Containerboard and corrugated containers..................   $1,203     $1,005
  Specialty packaging.......................................      137        133
  International.............................................      155        148
  Other operations..........................................       18
                                                               ------     ------
    Total...................................................   $1,513     $1,286
                                                               ======     ======
Profit (loss)
  Containerboard and corrugated containers..................   $  126     $  178
  Specialty packaging.......................................        9          8
  International.............................................       15         10
  Other operations..........................................        1
  Corporate related items...................................      (34)       (53)
  Restructuring.............................................                  (6)
                                                               ------     ------
    Income from operations..................................   $  117     $  137
  Interest expense, net.....................................      (94)       (81)
  Other, net................................................       11          4
                                                               ------     ------
    Income before income taxes and extraordinary item.......   $   34     $   60
                                                               ======     ======



    Net sales increased 18% due to the St. Laurent acquisition and higher average sales prices for containerboard and corrugated containers. Sales were negatively impacted by lower volume and the closure of operating facilities. Increased levels of market related downtime at our containerboard and market pulp mills and higher energy cost were the primary reasons for the decrease in income from operations. Corporate related items improved compared to last year due primarily to lower intercompany profit elimination.



COST AND EXPENSES



    Cost of goods sold in the Consolidated Statements of Operations increased due primarily to the St. Laurent acquisition. Cost of goods sold as a percent of net sales increased to 84% from 81% last year due primarily to the higher levels of market related downtime taken at the containerboard and market pulp mills, which negatively impacted profit by $47 million, and higher energy cost of $38 million. Selling and administrative expense as a percent of net sales was 8%, unchanged from last year.



    Interest expense, net was higher due to the interest impact of $16 million on higher average borrowings, primarily as a result of the St. Laurent acquisition, which was partially offset by the interest impact of $3 million due to lower overall average interest rates.



    Other, net improved due primarily to a non-recurring gain of $6 million related to the sale of a sawmill operation.



    Provision for income taxes differed from the federal statutory tax rate due to several factors, the most significant of which were state income taxes and the effect of permanent differences from applying purchase accounting.

INCREASES (DECREASES) IN NET SALES



                                         CONTAINERBOARD &
                                            CORRUGATED       SPECIALTY                     OTHER
                                            CONTAINERS       PACKAGING   INTERNATIONAL   OPERATIONS    TOTAL
                                         -----------------   ---------   -------------   ----------   --------
                                                                     (IN MILLIONS)
Sales price and product mix............         $ 43            $6            $(2)           $          $ 47
Sales volume...........................          (48)            3             10                        (35)
Acquisition............................          236                                          18         254
Closed or sold facilities..............          (33)           (5)            (1)                       (39)
                                                ----            --            ---            ---        ----
    Total increase.....................         $198            $4            $ 7            $18        $227
                                                ====            ==            ===            ===        ====



CONTAINERBOARD AND CORRUGATED CONTAINERS SEGMENT



    Net sales increased by 20% due to the St. Laurent acquisition and higher sales prices for containerboard and corrugated containers. On average, corrugated container prices improved by 7% and linerboard prices were higher by 3%. The average price of market pulp was 12% lower. The average sales price of kraft paper increased 7%.



    Production of containerboard increased 9% due primarily to the St. Laurent acquisition. Exclusive of St. Laurent, production of containerboard declined 19% due to the extensive market related downtime taken in 2001 to balance supply with demand. Shipments of corrugated containers increased 5%, but excluding the impact of St. Laurent, shipments declined 8% because of impacts from the slowing U.S. economy and our container plant closures. Production of market pulp declined 27% due primarily to market related downtime taken in 2001. Kraft paper production increased 12%.



    Profits decreased by $52 million to $126 million due to the higher levels of market related downtime taken at our containerboard and market pulp mills and higher energy costs. Profits were favorably impacted by the St. Laurent acquisition and lower reclaimed fiber costs. Cost of goods sold as a percent of net sales increased to 82% compared to 75% last year due to the higher levels of market related downtime and higher energy costs.



SPECIALTY PACKAGING SEGMENT



    Net sales increased 3% due primarily to higher average sales prices. The improvement in net sales was partially offset by the closure of an operating facility. Profits increased $1 million to $9 million due primarily to the higher sales prices. Cost of goods sold as a percent of net sales increased to 85% compared to 84% last year due primarily to higher material cost.



INTERNATIONAL SEGMENT



    Net sales increased 5% due to increased volume, primarily for container operations. Profits increased $5 million to $15 million due primarily to lower reclaimed fiber cost and higher average sales prices for containerboard. Cost of goods sold as a percent of net sales decreased to 84% compared to 86% last year due primarily to the lower reclaimed fiber cost.



OTHER OPERATIONS



    Other operations include St. Laurent's consumer packaging facilities, which were acquired during 2000.

SEGMENT DATA FOR 2000, 1999 AND 1998

    For purposes of the following discussion of results of operations, the 1998 financial information for the period before November 18, 1998 (the "Predecessor") has been combined with the financial information for the period from November 19 to December 31, 1998. The financial statements for the Predecessor period were prepared using our historical basis of accounting. The comparability of operating results for the Predecessor periods and the period encompassing push down accounting are affected by the purchase accounting adjustments.


    In the fourth quarter of 2000, we reorganized our business segments. The Industrial Bag segment was renamed as the Specialty Packaging segment. The St. Laurent facilities were assigned primarily to the Containerboard and Corrugated Containers segment. Other operations consists of two St. Laurent consumer packaging facilities.



                                                               2000                  1999                  1998
                                                        -------------------   -------------------   -------------------
                                                          NET      PROFIT/      NET      PROFIT/      NET      PROFIT/
                                                         SALES      (LOSS)     SALES      (LOSS)     SALES      (LOSS)
                                                        --------   --------   --------   --------   --------   --------
                                                                                 (IN MILLIONS)
Containerboard and corrugated containers..............   $4,590     $ 738      $3,407     $ 322      $3,746     $ (22)
Specialty packaging...................................      517        32         524        37         532        35
International.........................................      587        37         567        30         588        22
Other operations......................................       44        (2)          2        (3)         13       (51)
                                                         ------     -----      ------     -----      ------     -----
  Total operations....................................   $5,738       805      $4,500       386      $4,879       (16)
                                                         ======                ======                ======
Restructuring charge..................................                (53)
Interest expense, net.................................               (371)                 (340)                 (452)
Other, net............................................               (140)                 (121)                 (421)
                                                                    -----                 -----                 -----
Income (loss) before income taxes and extraordinary
  item................................................              $ 241                 $ (75)                $(889)
                                                                    =====                 =====                 =====


    Other, net includes corporate expenses, intracompany profit elimination and LIFO expense, goodwill amortization, corporate charges to segments for working capital interest, gains or losses on asset sales and other expenses not allocated to segments.

2000 COMPARED TO 1999


    Improvements in containerboard and other markets and the St. Laurent acquisition were the primary reasons for the increases in net sales and operating profits in 2000. Net sales increased 28% compared to 1999 and operating profits increased 109%. Other, net expense was higher in 2000 compared to 1999 due primarily to higher goodwill amortization and corporate expenses related to the St. Laurent acquisition and a $39 million gain on an asset sale in 1999. Other, net in 2000 was favorably impacted by the effects of lower intracompany profit elimination and LIFO expense. The increases (decreases) in net sales for each of our segments are shown in the chart below.

    Income before income taxes and extraordinary item improved $316 million compared to 1999. Net income in 2000 was $108 million as compared to a loss of $85 million in 1999.

                                                                2000 COMPARED TO 1999
                                           ---------------------------------------------------------------
                                           CONTAINERBOARD &
                                              CORRUGATED      SPECIALTY    INTER-      OTHER
                                              CONTAINERS      PACKAGING   NATIONAL   OPERATIONS    TOTAL
                                           ----------------   ---------   --------   ----------   --------
                                                                    (IN MILLIONS)
Increase (decrease) in net sales due to:
  Sales price and product mix............       $  573          $ 27        $ 1          $         $  601
  Sales volume...........................          (22)          (18)        25                       (15)
  Acquisition and other..................          754                                    44          798
  Closed or sold facilities..............         (122)          (16)        (6)          (2)        (146)
                                                ------          ----        ---          ---       ------
    Net increase (decrease)..............       $1,183          $ (7)       $20          $42       $1,238
                                                ======          ====        ===          ===       ======

CONTAINERBOARD AND CORRUGATED CONTAINERS SEGMENT

    Net sales for 2000 increased by 35% compared to 1999 due to higher sales prices and the St. Laurent acquisition. Profits improved by $416 million to $738 million. Market conditions were stronger in the first half of the year, enabling us to implement a linerboard price increase on February 1, followed by corresponding price increases for corrugated containers. Although shipments grew weaker as the year progressed, we were able to maintain the price increases achieved earlier in the year. On average, corrugated container prices improved by 15% compared to last year and linerboard prices were higher by 17%. Strong demand for market pulp drove prices higher in the first half of 2000. Demand for market pulp weakened in the second half of 2000 and significant price discounting has occurred in certain markets. The average price of market pulp for 2000 was 31% higher compared to 1999. The average sales price of kraft paper increased 15% compared to 1999.

    Production of containerboard increased 16% compared to 1999 due to the St. Laurent acquisition. Exclusive of St. Laurent, production of containerboard declined 3% compared to last year as a result of the higher levels of market related downtime. Shipments of corrugated containers increased 1% compared to last year. Exclusive of St. Laurent, shipments of corrugated containers declined 6% due to container plant closures and weaker demand in the second half of the year. Production of market pulp declined 4% primarily due to market related downtime taken in the fourth quarter of 2000. Kraft paper production declined 34% compared to 1999 primarily due to the shifting of available capacity from kraft paper to containerboard.

    Profits increased due to the higher average prices and the St. Laurent acquisition. Profits were negatively impacted by market related downtime and higher cost of energy and fiber. Cost of goods sold as a percent of net sales decreased to 77% for 2000 compared to 82% for 1999 due primarily to the higher average sales prices.

SPECIALTY PACKAGING SEGMENT

    Net sales for 2000 decreased by 1% compared to 1999 and profit decreased
$5 million to $32 million. Sales prices improved compared to 1999, but sales volume was lower due to plant closures and a labor strike at one of our operating facilities. Profits declined due primarily to the effects of the labor strike. Cost of goods sold as a percent of net sales was 84%, unchanged from 1999.

INTERNATIONAL SEGMENT

    Net sales for 2000 increased by 4% compared to 1999 and profit increased
$7 million to $37 million. The increase in net sales was due to increases in volume for corrugated container operations and higher sales prices for containerboard and reclaimed fiber. Sales were negatively impacted compared to 1999 by the sale of a corrugated container operation located in Australia. Profits increased primarily due to the higher sales prices and a non-recurring gain on sale of land. Cost of goods sold as a percent of net sales increased from 85% in 1999 to 87% in 2000 due primarily to the inability of the corrugated container operations to pass on increased containerboard cost to customers.

OTHER OPERATIONS

    Other operations include St. Laurent's consumer packaging facilities after May 31, 2000, the date of the St. Laurent acquisition. Other operations in 1999 consisted primarily of non-consolidated affiliates, which were subsequently sold.

COSTS AND EXPENSES


    Cost of goods sold for 2000 in our Consolidated Statements of Operations increased compared to 1999 due primarily to the St. Laurent acquisition. Cost of goods sold as a percent of net sales decreased from 87% in 1999 to 81% in 2000 due primarily to the higher average sales prices. The percent improvement was partially offset by the higher levels of market related down time taken at the containerboard and market pulp mills, which negatively impacted profit by $138 million, higher cost of energy of $66 million and reclaimed fiber cost of $20 million.


    Selling and administrative expenses as a percent of net sales decreased from 9% in 1999 to 8% in 2000 due primarily to higher average sales prices. Selling and administrative expenses for 2000 increased compared to 1999 due primarily to the St. Laurent acquisition.


    Interest expense, net increased $31 million compared to 1999 due to the interest impact of $15 million on higher average borrowings, primarily as a result of the St. Laurent acquisition, and the interest impact of $16 million due to higher average interest rates. Our overall average effective interest rate in 2000 was higher than 1999 by 0.5%.


    Other, net in the Consolidated Statements of Operations declined in 2000 due primarily to a $39 million gain recorded in 1999 on the sale of our equity interest in Abitibi-Consolidated, Inc. and foreign exchange gains, which were more favorable in 1999.

    The effective income tax rate for 2000 differed from the federal statutory tax rate due to several factors, the most significant of which were state income taxes and the effect of permanent differences from applying purchase accounting. For information concerning income taxes see Liquidity and Capital Resources and
Note 9 of the Notes to Consolidated Financial Statements.

1999 COMPARED TO 1998

    Net sales for 1999 decreased $379 million, or 8%, compared to 1998 due primarily to lower sales volume and the closure of operating facilities in the Containerboard and Corrugated Containers segment. Higher sales prices partially offset the decline in volume. Operating profits increased $402 million compared to 1998 due primarily to the performance of our Containerboard and Corrugated Containers segment. Other, net in 1999 improved $300 million compared to 1998 due primarily to the write-down of certain investments in 1998 and reductions in administrative expenses. The increases or (decreases) in net sales for each of our segments is shown in the chart below.

    Loss before income taxes and extraordinary item was $75 million in 1999 as compared to $889 million in 1998. Net loss in 1999 was $85 million as compared to a net loss of $793 million in 1998.

                                                                 1999 COMPARED TO 1998
                                            ---------------------------------------------------------------
                                            CONTAINERBOARD &
                                               CORRUGATED      SPECIALTY    INTER-      OTHER
                                               CONTAINERS      PACKAGING   NATIONAL   OPERATIONS    TOTAL
                                            ----------------   ---------   --------   ----------   --------
                                                                     (IN MILLIONS)
Increase (decrease) in net sales due to:
  Sales price and product mix.............       $ 137           $  3        $(24)       $ (4)      $ 112
  Sales volume............................        (190)             5          27                    (158)
  Closed or sold facilities...............        (286)           (16)        (24)         (7)       (333)
                                                 -----           ----        ----        ----       -----
    Net decrease..........................       $(339)          $ (8)       $(21)       $(11)      $(379)
                                                 =====           ====        ====        ====       =====

CONTAINERBOARD AND CORRUGATED CONTAINERS SEGMENT


    Net sales of $3,407 million for 1999 decreased by 9% compared to 1998. The benefit from the improvement in sales prices was offset by a reduction in containerboard sales volume, plant closures resulting from our merger with Jefferson Smurfit and the sale of our newsprint operation located in Snowflake, Arizona in October 1998. In February 1999, we implemented price increases of $50 per ton for linerboard and $60 per ton for medium. In July 1999, we implemented a second price increase of $40 per ton for linerboard and $70 per ton for medium. On average, linerboard, medium and corrugated container prices increased 8%, 13% and 2%, respectively, compared to 1998. The average prices of kraft paper and market pulp in 1999 increased 4% and 15%, respectively, compared to 1998.


    Containerboard production in 1999 decreased by 1% and pulp production declined 10% compared to 1998 due primarily to the mill closures. Production of kraft paper declined 4%. Corrugated container shipments were unchanged from 1998.

    Profits improved by $344 million compared to 1998 to $322 million due to higher sales prices, plant shutdowns, reduced mill downtime, cost saving initiatives undertaken in connection with our merger with Jefferson Smurfit and the elimination of losses related to our non-consolidated affiliates divested during 1998 and 1999. Cost of goods sold as a percent of net sales decreased to 82% for 1999 compared to 92% for 1998.

SPECIALTY PACKAGING SEGMENT

    Net sales for 1999 decreased by 2% compared to 1998 due primarily to plant closures. Profits improved by $2 million compared to 1998 due primarily to higher sales prices. Cost of goods sold as a percent of net sales decreased to 83% for 1999 compared to 88% for 1998 due primarily to the higher average sales prices.

INTERNATIONAL SEGMENT

    Net sales for 1999 decreased by 4% compared to 1998 due to lower average sales prices in Europe and the sale of our corrugated container operations located in Australia. Exclusive of the Australia operations, shipments of corrugated containers increased 5% compared to 1998. Profits improved by $8 million compared to 1998 due primarily to elimination of losses related to our non-consolidated affiliates divested after our merger with Jefferson Smurfit. Cost of goods sold as a percent of net sales decreased from 87% in 1998 to 85% in 1999.

OTHER OPERATIONS

    Net sales of other operations declined due primarily to plant closures. Profits improved due primarily to elimination of losses related to our non-consolidated affiliate Abitibi-Consolidated, Inc. that we divested in 1999.

COSTS AND EXPENSES


    Cost of goods sold for 1999 in the Consolidated Statements of Operations decreased compared to 1998 due primarily to the effects of our merger with Jefferson Smurfit and the sale of the Snowflake mill. Such decreases were partially offset by higher LIFO expense of $45 million, higher depreciation expense related to the fair value adjustments made to the historical basis of property, plant and equipment in the purchase price allocation adjustment of $59 million and increased goodwill amortization charges of $63 million. Our overall cost of goods sold as a percent of net sales decreased from 92% in 1998 to 87% in 1999 due primarily to the effects of the merger and higher average sales prices.


    Selling and administrative expenses for 1999 decreased compared to 1998 due primarily to staff reductions, certain other merger synergies achieved and a reduction in bad debt expense. Selling and administrative expenses as a percent of net sales decreased from 11% in 1998 to 9% in 1999.

    Interest expense, net decreased $112 million compared to 1998 primarily as a result of lower average outstanding borrowings during 1999.

    Other, net in the Consolidated Statements of Operations improved in 1999 due primarily to non-cash charges in 1998 of $174 million for the write-down of certain investments and assets. In addition, we recorded foreign exchange gains in 1999 as compared to foreign exchange losses in 1998. Other, net included a gain of $39 million on the sale of shares of Abitibi in 1999 and a gain of $37 million on the sale of the Snowflake mill in 1998. In connection with our merger with Jefferson Smurfit, we recorded charges of $32 million in the 1998 Predecessor period related to certain merger transactions cost and change in control payments.

    The effective income tax rate for 1999 differed from the federal statutory tax rate due to several factors, the most significant of which was the effect of permanent differences from applying purchase accounting.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL


    For the three months ended March 31, 2001, $1,050 million of borrowings, $22 million of net cash provided by operating activities and $16 million of proceeds from the sale of assets were used to fund $1,007 of net debt repayments, $32 million of property additions and $39 million of financing fees, call premiums and other refinancing cost.



    On November 15, 2000, as required by an Agreement and Plan of Merger among Smurfit-Stone, SCC Merger Co. and Stone Container, approximately 4.6 million shares of $1.75 Series E Preferred Stock of Stone Container were converted into approximately 4.6 million shares of 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock of Smurfit-Stone. In addition a cash payment of $6.4425 per share, totaling approximately $30 million, was made by Smurfit-Stone to the holders of the Stone Container preferred stock. The cash payment was equal to the accrued and unpaid dividends on each share of the Stone Container preferred stock, less $0.12 per share to cover certain transaction related expenses. Smurfit-Stone made a $78 million capital contribution to the company to effect the preferred stock exchange.


    On May 31, 2000, we acquired St. Laurent. The total consideration paid in connection with the St. Laurent acquisition was approximately $1.4 billion, consisting of approximately $631 million in cash, approximately 25.3 million shares of Smurfit-Stone common stock and the assumption of $376 million of St. Laurent's debt. The cash portion of the purchase price was financed through borrowings under certain of our credit facilities, including a new credit facility. The new credit facility consists of (1) $950 million in the form of Tranche G and Tranche H term loans maturing on December 31, 2006, and
(2) a $100 million revolving credit facility maturing on December 31, 2005. The proceeds of the new credit facility were used to fund the cash component of the St. Laurent acquisition, refinance certain existing indebtedness of St. Laurent and pay fees and expenses related to the acquisition. The new revolving credit facility will be used for general corporate purposes. The new credit facility is secured by a security interest in substantially all of the assets acquired in the St. Laurent acquisition.

    In May 2000, we sold our market pulp mill at the Port Wentworth, Georgia mill site to a third party. Net proceeds of approximately $58 million from the sale were used for debt reduction.

FINANCING ACTIVITIES


    In January 2001, we issued $750 million of our 9 3/4% Senior Notes due 2011 and $300 million of our 9 1/4% Senior Notes due 2008, referred to in this prospectus as the "outstanding notes." The proceeds of this issuance, along with additional borrowings on our revolving credit facility of $34 million, were used to redeem



    - $200 million aggregate principal amount of 10.75% senior subordinated debentures due April 1, 2002,



    - $100 million aggregate principal amount of 10.75% senior subordinated debentures and 1.5% supplemental interest certificates due April 1, 2002,



    - $45 million aggregate principal amount of 6.75% convertible subordinated debentures due February 15, 2007,



    - $500 million aggregate principal amount of 10.75% first mortgage notes due October 1, 2002 and



    - $200 million aggregate principal amount of 11.50% senior notes due October 1, 2004.



    In addition, the proceeds were used to pay $39 million in fees, call premiums and other expenses related to these transactions. The outstanding notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions. We filed a Registration Statement on Form S-4, of which this prospectus is a part, to consummate the exchange offer described in this prospectus. If, by July 24, 2001, we do not consummate the registered exchange offer for the outstanding notes or cause a shelf registration statement with respect to resales of such outstanding notes to be declared effective, the interest rate on these notes will be increased by 50 basis points per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement.



    As of March 31, 2001, we had senior notes aggregating $1,081 million which are redeemable, in whole or in part, at our option at various dates beginning in August 2001, at par plus a weighted average premium of 4.08%.


    On November 30, 2000, we prepaid $147 million of the 10.75% senior subordinated debentures and 1.50% supplemental interest certificates due April 1, 2002.


    On March 31, 2000, we amended and restated our existing bank credit agreement, which obligated a group of financial institutions to provide an additional $575 million to us in the form of a Tranche F term loan maturing on December 31, 2005 and extended the maturity date of the revolving credit agreement to December 31, 2005. On April 28, 2000, we used $559 million of the proceeds of the Tranche F term loan to redeem the 9.875% senior notes due February 1, 2001.



    The obligations under our credit agreement, which provides for our revolving credit facility and our tranche C, D, E and F term loans, are unconditionally guaranteed by certain of our subsidiaries, other than subsidiaries acquired or created in connection with the St. Laurent acquisition. The obligations under our credit agreement are secured by a security interest in substantially all of our assets and those of our subsidiaries, other than the assets acquired in the St. Laurent transaction, and 65% of the stock of Smurfit-Stone Container Canada, Inc. The security interest under our credit agreement excludes cash, cash equivalents, certain trade receivables, four paper mills and the land and buildings of the corrugated container facilities. The tranche G term loan provided to us under the Stone Container/Smurfit-Stone Container Canada, Inc. credit agreement is unconditionally guaranteed by the U.S. subsidiaries acquired or created in connection with the St. Laurent acquisition and is secured by a security interest in substantially all of the U.S. assets acquired in the St. Laurent acquisition. The tranche H term loan and revolving credit facility provided to Smurfit-Stone Container Canada under the Stone/Smurfit-Stone Container Canada credit agreement are unconditionally guaranteed by us and the U.S. and Canadian subsidiaries acquired or created in connection with the St. Laurent acquisition and are secured by a security interest in substantially all of the U.S. and Canadian assets acquired in the St. Laurent acquisition.



    The credit agreements contain various covenants and restrictions including, among other things, (1) limitations on dividends, redemptions and repurchases of capital stock, (2) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (3) limitations on capital expenditures, and
(4) maintenance of certain financial covenants. The credit agreements also require prepayments of the term loans from excess cash flow, as defined, and proceeds from certain asset sales, insurance, and incurrence of certain indebtedness. Such restrictions, together with our highly leveraged position, could restrict corporate activities, including our ability to respond to market conditions, to provide for unanticipated capital expenditures or to take advantage of business opportunities.



    The indentures governing our 11.50% Senior Notes due 2006 and the 12.58% Rating Adjustable Senior Notes due 2016, totaling $325 million at December 31, 2000 generally provide that in the event of a "change of control", as defined in the indentures, we must offer to repurchase these senior notes. Our merger with Jefferson Smurfit constituted such a change of control. As a result, we are required to make an offer to repurchase these senior notes at a price equal to 101% of the principal amount thereof, together with accrued but unpaid interest thereon, PROVIDED, HOWEVER, if such repurchase would constitute an event of default under our bank debt, prior to making an offer to repurchase these senior notes, the indentures require that we either pay our bank debt or obtain the consent of our bank lenders. A repurchase of these senior notes is currently prohibited by the terms of our bank debt. Although the terms of these senior notes refer to an obligation to repay our bank debt or obtain the consent of the bank lenders to such repurchase, the terms do not expressly specify a deadline following the applicable change of control for taking such actions. We have sought and intend to actively seek commercially acceptable sources of financing to repay such bank debt or alternative financing arrangements which would cause the bank lenders to consent to the repurchase of these senior notes. We may not be successful in obtaining such financing or consents or as to the terms of any such financing or consents. If we are unsuccessful in repaying our bank debt or obtaining the requisite consents from the lenders thereunder, holders of these senior notes may assert that we are obligated to offer to repurchase the notes as a result of the change of control or may assert other damages.



    Based upon covenants in certain of the indentures, we are required to maintain certain levels of equity. If the minimum equity levels are not maintained for two consecutive quarters, the applicable interest rates on the indentures are increased by 50 basis points per semiannual interest period, up to a maximum of 200 basis points, until the minimum equity level is attained. Our equity level has exceeded the minimum since April 1999.



    We expect internally generated cash flows and existing financing resources will be sufficient for the next several years to meet our ordinary course obligations, including debt service, expenditures under the Cluster Rule and other capital expenditures. We intend to hold capital expenditures for the next several years significantly below our anticipated annual depreciation level of approximately $280 million. In 2001 and for the next several years, our significant commitments for capital expenditures are for Cluster Rule spending (as defined under Environmental Matters). As of March 31,

2001, scheduled debt payments are $27 million in 2001 and $38 million in 2002, with increasing amounts thereafter. We expect to use any excess cash flows provided by operations to make further debt reductions. As of March 31, 2001, we had $380 million of unused borrowing capacity under our credit agreements.


INCOME TAX MATTERS

    At December 31, 2000, we had approximately $1,000 million of net operating loss carryforwards for U.S. federal income tax purposes that expire from 2011 through 2019, with a tax value of $350 million. A valuation allowance of $152 million has been established for a portion of these deferred tax assets. Further, we had net operating loss carryforwards for state purposes with a tax value of $77 million, which expire from 2001 through 2020. A valuation allowance of $46 million has been established for a portion of these deferred taxes. We had approximately $32 million of alternative minimum tax credit carryforwards for U.S. federal income tax purposes, which are available indefinitely.

ENVIRONMENTAL MATTERS


    Our operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over our foreign operations. We have made, and expect to continue to make, significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. Capital expenditures for environmental control equipment and facilities were approximately $133 million, including $124 million for Cluster Rule, in 2000 and $14 million, including $10 million for Cluster Rule, in 1999. We anticipate that environmental capital expenditures will approximate $37 million, including
$30 million for Cluster Rule, in 2001. In November 1997, the EPA issued the Cluster Rule, which made existing requirements for discharge of wastewater under the Clean Water Act more stringent and imposed new, more stringent requirements on air emissions under the Clean Air Act for the pulp and paper industry. Although portions of the Cluster Rule are not yet fully promulgated, we currently believe we may be required to make additional capital expenditures of up to $45 million during the next several years in order to meet the requirements of the new regulations. Also, additional operating expenses will be incurred as capital installations required by the Cluster Rule are put into service.


    In addition, we are from time to time subject to litigation and governmental proceedings regarding environmental matters in which compliance action and injunctive and/or monetary relief are sought. We have been named as a PRP at a number of sites, which are the subject of remedial activity under CERCLA or comparable state laws. Although we are subject to joint and several liability imposed under CERCLA, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. Payments related to cleanup at existing and former operating sites and CERCLA sites were not material to our liquidity during 2000. Future environmental regulations may have an unpredictable adverse effect on our operations and earnings, but they are not expected to adversely affect our competitive position.


    Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on engineering studies and legislative and technological developments which cannot be predicted at this time, such costs could increase as environmental regulations become more stringent. Environmental expenditures include projects which, in addition to meeting environmental concerns, may yield certain benefits to us in the form of increased capacity and production cost savings. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance, including any remediation costs, represent ongoing costs to us.


EFFECTS OF INFLATION

    Although inflation has slowed in recent years, it is still a factor in the economy and we continue to seek ways to mitigate its impact. In 2000, energy resources were tight in certain areas of the United

States and prices of natural gas and purchased electricity escalated dramatically. Our paper mills are large users of energy and we attempt to mitigate these cost increases through hedging programs and supply contracts. With the exception of energy cost, inflationary increases in operating costs have been moderate during the last three years and have not had a material impact on our financial position or operating results.

    We use the last-in, first-out method of accounting for approximately 53% of our inventories. Under this method, the cost of goods sold reported in the financial statements approximates current cost and thus provides a closer matching of revenue and expenses in periods of increasing costs.


    As a result of our merger with Jefferson Smurfit and the recent St. Laurent acquisition, our asset values were adjusted to fair market value in the allocations of the purchase price in both transactions. Therefore, depreciation expense in future years will approximate current cost of productive capacity being consumed.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


    We are exposed to various market risks, including interest rate risk, commodity price risk and foreign currency risk. To manage the volatility related to these risks, we enter into various derivative contracts that qualify for hedge accounting under Statement of Financial Accounting Standard No. 133. We do not use derivatives for speculative or trading purposes.



INTEREST RATE RISK



    Earnings and cash flows are significantly affected by the amount of interest on our indebtedness. Management's objective is to protect Smurfit-Stone from interest rate volatility and reduce or cap interest expense within acceptable levels of market risk. We may periodically enter into interest rate swaps, caps or options to hedge interest rate exposure and manage risk within company policy. Any derivative would be specific to the debt instrument, contract or transaction, which would determine the specifics of the hedge. There were no interest rate derivatives outstanding at March 31, 2001. Issuance of the outstanding notes in January 2001 and the related debt redemptions did not materially change the composition of our fixed and variable rate debt or our interest rate risk.


    The table below presents principal amounts by year of anticipated maturity for our debt obligations and related average interest rates based on the weighted average interest rates at the end of the period. Variable interest rates disclosed do not attempt to project future interest rates. This information should be read in conjunction with Note 7 of the Notes to Consolidated Financial Statements.


                                                                          SHORT AND LONG-TERM DEBT
                                                                     OUTSTANDING AS OF DECEMBER 31, 2000
                                            -------------------------------------------------------------------------------------
                                                                                                    THERE-                 FAIR
                                              2001       2002       2003       2004       2005      AFTER      TOTAL      VALUE
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                            (U.S. $, IN MILLIONS)
U.S. bank term loans and revolver --
  10.2% average interest rate
  (variable)..............................    $13        $ 13       $580       $  6       $725      $  750     $2,087     $2,082
U.S. senior and senior subordinated notes
  --
  11.0% average interest rate (fixed).....      1         801          2        202          2         442      1,450      1,466
U.S. industrial revenue bonds --
  8.9% average interest rate (fixed)......      3          13         13         13         13         168        223        223
German mark bank term loans --
  5.5% average interest rate (variable)...      5           5          1          1                                12         12
Other -- U.S..............................      9           7          3          2                      1         22         22
Other -- foreign..........................      3           3          3          2          2           6         19         19
                                              ---        ----       ----       ----       ----      ------     ------     ------
Total debt................................    $34        $842       $602       $226       $742      $1,367     $3,813     $3,824
                                              ===        ====       ====       ====       ====      ======     ======     ======

COMMODITY PRICE RISK



    We periodically enter into exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. As of April 30, 2001, we have outstanding futures contracts to hedge approximately 25% to 50% of our expected natural gas requirements for the months of May 2001 through February 2002. Management's objective is to fix the price of a portion of our forecasted purchases of natural gas used in the manufacturing process.



FOREIGN CURRENCY RISK



    Our principal foreign exchange exposures are the Canadian dollar and the German mark. The functional currency for the majority of our foreign operations is the applicable local currency except for the operations in Canada, which is the U.S. dollar. Our investments in foreign subsidiaries with a functional currency other than the U.S. dollar are not hedged.



    We periodically enter into foreign exchange forward contracts with financial institutions to purchase Canadian dollars, in order to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of less than one year. As of March 31, 2001, we have outstanding Canadian dollar forward purchase contracts to hedge approximately 33% of our Canadian dollar requirements for the months of April 2001 through January 2002.



    The exchange rate for the Canadian dollar and the German mark as of March 31, 2001 compared to December 31, 2000 weakened against the U.S. dollar by 5.2% and 7.3%, respectively. We recognized foreign currency transaction gains of $4 million for the three months ended March 31, 2001 compared to a gain of $2 million for the same period last year.



                           FORWARD-LOOKING STATEMENTS



    This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected.



    Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. The events anticipated by the forward-looking statements may or may not occur or, if any of them do, the impact they will have on our results of operations and financial condition is uncertain.

                               THE EXCHANGE OFFER

GENERAL

    We are offering to exchange (1) up to $300,000,000 in aggregate principal amount of registered senior notes due 2008 for the same aggregate principal amount of outstanding senior notes due 2008, and (2) up to $750,000,000 in aggregate principal amount of registered senior notes due 2011 for the same aggregate principal amount of outstanding senior notes due 2011, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the outstanding notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.


    On the date of this prospectus, $300,000,000 in aggregate principal amount of the outstanding senior notes due 2008 is outstanding and $750,000,000 in aggregate principal amount of the outstanding senior notes due 2011 is outstanding. We are sending this prospectus, together with the letter of
transmittal, on approximately             , 2001, to all holders of outstanding
notes that we are aware of. Our obligations to accept outstanding notes for exchange in the exchange offer are limited by the conditions listed under "Conditions to the Exchange Offer" below.


    We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

    We issued and sold $300,000,000 in principal amount of the outstanding senior notes due 2008 and $750,000,000 in principal amount of the outstanding senior notes due 2011 on January 25, 2001 in a transaction exempt from the registration requirements of the Securities Act. Because the transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the outstanding notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.


    In connection with the issuance and sale of the outstanding notes, we entered into the registration rights agreement, which requires us to consummate this exchange offer by July 24, 2001, which is six months after the date of the closing of the offering of the outstanding notes. If we are unable to complete the exchange offer, or have a shelf registration statement declared effective, by July 24, 2001, the interest rate on the outstanding notes will increase by 50 basis points per annum until we complete the exchange offer or have the shelf registration statement declared effective.


    In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the outstanding notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement that this prospectus forms a part of and that has been filed with the SEC.

    We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any outstanding notes. Holders of outstanding notes that do not tender their outstanding notes or whose outstanding notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their outstanding notes.

TERMS OF THE EXCHANGE


    We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount of registered senior notes due 2008 and registered senior notes due 2011 for each $1,000 in principal amount at maturity of the outstanding senior notes due 2008 and senior notes due 2011, respectively. The terms of the registered notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the outstanding notes for which they may be exchanged in the exchange offer, except that the registered notes have been registered under the Securities Act and, therefore, will not be subject to restrictions on transfer applicable to the outstanding notes and will be entitled to registration rights only under limited circumstances. The registered notes will evidence the same indebtedness as the outstanding notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled "Description of the Notes" for a more complete discussion of the terms of the notes.


    The exchange offer is not conditioned upon any minimum aggregate amount of outstanding notes being tendered for exchange.


    We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the registered notes issued in the exchange offer in exchange for the outstanding notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that registered notes issued in the exchange offer in exchange for outstanding notes may be offered for sale, resold and otherwise transferred by any holder of registered notes, other than any holder which is:


    - an affiliate of ours; or


    - a broker-dealer that purchases notes from us to resell in compliance with Rule 144A under the Securities Act or any other available exemption, without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that the registered notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the registered notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the registered notes.


    Because the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for outstanding notes, where your outstanding notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution."


    You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding notes in the exchange offer.


EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT


    The exchange offer will expire at 5:00 p.m., New York City time, on
            , 2001, unless we have extended the period of time that the exchange offer is open, but in no event will we extend the expiration date of the exchange offer past July 24, 2001. The expiration date will be at least 20 business days after the beginning of the exchange offer as required by Rule 14e-1(a) under the Exchange Act.

We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer unless properly withdrawn.


    We also reserve the right to:

    - end or amend the exchange offer and not to accept for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the events specified below under " -- Conditions to the Exchange Offer" which have not been waived by us; and

    - amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the outstanding notes.

    If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

PROCEDURES FOR TENDERING OUTSTANDING NOTES

    Your tender to us of your outstanding notes and our acceptance of the notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

    You will tender outstanding notes by:

    - properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the outstanding notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

    - complying with the procedure for book-entry transfer described below; or

    - complying with the guaranteed delivery procedures described below.

    If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    THE METHOD OF DELIVERING THE OUTSTANDING NOTES, LETTERS OF TRANSMITTAL AND ALL OF THE REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO US.

    If tendered outstanding notes are registered in the name of the person who signs the letter of transmittal and the registered notes to be issued in exchange for the tendered notes are to be issued in the name of the registered holder, the signature of the signer need not be guaranteed.

    In addition, if any untendered outstanding notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company whose name appears on a security listing as an owner of outstanding notes.

    In any other case, the tendered outstanding notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

    - a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

    - a clearing agency;

    - an insured credit union;

    - a savings association or a commercial bank; or

    - a trust company having an office or correspondent in the United States.

    If the registered notes and/or outstanding notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the outstanding notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

    We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company's system may use its Automated Tender Offer Program to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the outstanding notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a book-entry confirmation, stating that The Depository Trust Company has received an express acknowledgment from a participant tendering outstanding notes which are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

    If you want to tender outstanding notes in the exchange offer and time will not permit a letter of transmittal or outstanding notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the outstanding notes are registered and, if possible, the certificate number of the outstanding notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at The Depository Trust Company, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal, and any other required documents. Unless outstanding notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other require documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

    Your tender will be deemed to have been received when:

    - the exchange agent receives your properly completed and duly signed letter of transmittal accompanied by the outstanding notes, or a confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at The Depository Trust Company; or

    - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.


    We will issue registered notes in exchange for outstanding notes tendered by means of a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered outstanding notes.


    We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of outstanding notes tendered for exchange. You should be aware that:

    - We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes which acceptance might, in our judgment or that of our counsel, be unlawful.

    - We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender outstanding notes in the exchange offer.

    - Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

    - Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time as we shall determine.

    - Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange.

    If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, the outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the outstanding notes.

    If the letter of transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

    If you tender, you will be representing to us that:


    - the registered notes you acquire in the exchange offer are being acquired in the ordinary course of business of the person receiving registered notes, whether or not the person is the holder;


    - you are not an affiliate of ours;

    - you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes; and

    - if you are a broker or dealer registered under the Exchange Act, you will receive the registered notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

    - You are exchanging, assigning and transferring the outstanding notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the outstanding notes to be assigned, transferred and exchanged.

    - You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the outstanding notes and acquire registered notes issuable upon the exchange of tendered outstanding notes.

    - When we accept outstanding notes for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

    - You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered outstanding notes or transfer ownership of such outstanding notes on the account books maintained by The Depository Trust Company.

    Your acceptance of any tendered outstanding notes and our issuance of registered notes in exchange for the outstanding notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

    All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under "Procedures for Tendering Outstanding Notes."

WITHDRAWAL RIGHTS

    You may withdraw your tender of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

    - specify the name of the person that tendered the outstanding notes to be withdrawn;

    - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

    - specify the principal amount of outstanding notes to be withdrawn;

    - include a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

    - specify the name in which any of the outstanding notes are to be registered, if different from that of the person that tendered the outstanding notes.


    The exchange agent will return the properly withdrawn outstanding notes promptly following receipt of notice of withdrawal. If outstanding notes have been tendered according to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn outstanding notes or otherwise comply with The Depository Trust Company's procedures.



    Any outstanding notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company according to its book-entry transfer procedures, the outstanding notes will be credited to an account with The Depository Trust Company specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Outstanding Notes" above at any time on or before the expiration date.


ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF REGISTERED NOTES


    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all outstanding notes properly tendered and will issue the registered notes promptly after the acceptance. Please refer to the section in this prospectus entitled "-- Conditions to the Exchange Offer" below for a discussion of these conditions. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange, when we give notice of acceptance to the exchange agent.


    For each outstanding note accepted for exchange, the holder of the outstanding note will receive a registered note having a principal amount at maturity equal to that of the surrendered outstanding note.


    In all cases, we will issue registered notes for outstanding notes that are accepted for exchange in the exchange offer only after the exchange agent timely receives certificates for the outstanding notes or a book-entry confirmation of the outstanding notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents.


CONDITIONS TO THE EXCHANGE OFFER

    We will not be required to accept for exchange, or to issue registered notes in exchange for, any outstanding notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time before the acceptance of the outstanding notes for exchange or the exchange of the registered notes for the outstanding notes, any of the following conditions exist:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

    - any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the outstanding notes or the registered notes or that may materially impair the contemplated benefits of the exchange offer to us; or

    - any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer; or

    - any governmental approval has not been obtained, which we think is necessary for the completion of the exchange offer; or

    - there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or


    - there shall occur a change in the current interpretation by the staff of the SEC which permits the registered notes issued in the exchange offer in exchange for outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of such registered notes.


    We reserve the right to end the exchange offer and reject for exchange any outstanding notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

    In addition, we will reject for exchange any outstanding notes tendered, and no registered notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

    The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

EXCHANGE AGENT

    We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

                           BY HAND OR OVERNIGHT DELIVERY:
                                The Bank of New York
                                 101 Barclay Street
                          Corporate Trust Services Window
                                    Ground Level
                              New York, New York 10286
                                     Attention:

                        BY REGISTERED OR CERTIFIED MAIL:
                              The Bank of New York
                             101 Barclay Street, 7E
                            New York, New York 10286
                                   Attention:


                           BY FACSIMILE TRANSMISSION:
                          (ELIGIBLE INSTITUTIONS ONLY)
                                 (212) 815-6339


                             CONFIRM BY TELEPHONE:

    You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

    DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE, OR TRANSMISSIONS OF INSTRUCTIONS BY A FACSIMILE NUMBER OTHER THAN AS LISTED ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

    We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $500,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

    Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the making of the exchange offer or the acceptance of the outstanding notes would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of outstanding notes in the jurisdiction concerned.

TRANSFER TAXES


    We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, certificates representing registered notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, than the amount of the transfer taxes whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.


ACCOUNTING TREATMENT

    The registered notes will be recorded at the carrying value of the outstanding notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of registered notes for outstanding notes. We will amortize the expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

CONSEQUENCES OF FAILURE TO EXCHANGE


    If you do not exchange your outstanding notes for registered notes in the exchange offer, you will continue to be subject to the restrictions on transfer of the outstanding notes as described in the legend on the notes. In general, the outstanding notes may be offered or sold only if registered under the Securities Act, unless they are sold under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the outstanding notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the outstanding notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled "Description of the Notes -- Registration Rights" for a more complete discussion of these registration rights.



    Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your outstanding notes. Please refer to the section in this prospectus entitled "Certain U.S. Federal Tax Considerations" for a more complete discussion of the tax consequences of participating in the exchange offer.



    As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes according to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the outstanding notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, outstanding notes could be adversely affected. Please refer to the section in this prospectus entitled "Risk Factors -- If You Do Not Exchange Your Outstanding Notes for Registered Notes, Your Notes Will Continue to Have Restrictions on Transfer" for an additional discussion of the consequences of not participating in the exchange offer.


    We may in the future seek to acquire, subject to the terms of the indenture, untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

RESALE OF REGISTERED NOTES


    As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the registered notes to be acquired in the exchange offer, or any broker-dealer who purchased outstanding notes from us to resell in compliance with Rule 144A or any other available exemption under the Securities Act:


    - cannot rely on the applicable interpretations of the staff; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act.


    A broker-dealer who holds outstanding notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of registered notes. Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by a broker-dealer as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the registered notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of outstanding notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled "Plan of Distribution" for a more complete discussion of your ability to resell the registered notes.



    In addition, to comply with the securities laws of some jurisdictions, the registered notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the registered notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the registered notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any registered notes.

                                    BUSINESS

GENERAL


    Stone Container Corporation, a Delaware corporation, is an integrated producer of containerboard, corrugated containers, multiwall bags and other packaging products. We have operations primarily in North America and Europe. For the year ended December 31, 2000, our net sales were $5,738 million and net income was $115 million. For a discussion of our operating results for the quarter ended March 31, 2001, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    Stone Container is a wholly-owned subsidiary of Smurfit-Stone Container Corporation, a Delaware corporation. Smurfit-Stone is a holding company with no business operations of its own. Smurfit-Stone conducts its business operations through two wholly-owned subsidiaries: Stone Container and JSCE, Inc., Delaware corporations. Smurfit-Stone acquired Stone Container through the November 18, 1998 merger of a wholly-owned subsidiary of Jefferson Smurfit Corporation, now known as Smurfit-Stone, with and into Stone Container. The reasons for this acquisition included, among other things, the potential for:



    - creating one of the world's premier manufacturers of paperboard and paper-based packaging products;



    - creating a company with an improved cost structure and reduced earnings volatility; and



    - providing customers with better service and a broader range of products.



    On May 31, 2000, Stone Container, through a subsidiary, acquired St. Laurent Paperboard Inc. The reasons for this acquisition included, among other things, the potential for:



    - strengthening Smurfit-Stone's position as one of the world's premier manufacturers of paperboard and paper-based packaging products;



    - expanding Smurfit-Stone's customer base and providing its customers with better service and a broader range of paper-based packaging products; and



    - creating opportunities for significant cost savings and other financial and operating benefits through the integration of St. Laurent's and Smurfit-Stone's operations.



    Under the terms of an Amended and Restated Pre-Merger Agreement, each outstanding common share and restricted share unit of St. Laurent was exchanged for 0.5 shares of Smurfit-Stone common stock and $12.50 in cash. The total consideration paid in connection with the St. Laurent acquisition was approximately $1.4 billion, consisting of approximately $631 million in cash, approximately 25.3 million shares of Smurfit-Stone common stock and the assumption of $376 million of St. Laurent's debt. Amounts included in the discussion below include St. Laurent's operations after May 31, 2000.



    On November 15, 2000, Smurfit-Stone, Stone Container and SCC Merger Co. consummated a recapitalization of Stone Container that resulted in the elimination and consequent delisting of our series E preferred stock. As a result, Smurfit-Stone became our sole stockholder and the holders of our series E preferred stock became holders of Smurfit-Stone's series A preferred stock. The companies effected this recapitalization because we were unable to make dividend payments on our series E preferred stock since February 15, 1997, due to prohibitions contained in our credit agreements and note indentures. Because Smurfit-Stone is not subject to similar prohibitions, the recapitalization gave holders of the series E preferred stock an opportunity to exchange their shares for (1) shares of Smurfit-Stone's series A preferred stock on which quarterly dividends may be paid and (2) cash, in an amount equal to the dividend arrearage less $0.12 per share.

PRODUCTS

    Our operations are organized by industry segments:

    - containerboard and corrugated containers,

    - specialty packaging, and

    - international.


    In the fourth quarter of 2000, we reorganized our business segments. The Industrial Bag segment was renamed as the Specialty Packaging segment. The St. Laurent facilities were assigned primarily to the Containerboard and Corrugated Containers segment. Other operations consists of two St. Laurent consumer packaging facilities.


For financial information relating to these segments, see the information set forth in Note 19 to our consolidated financial statements.

CONTAINERBOARD AND CORRUGATED CONTAINERS SEGMENT


    Sales for the Containerboard and Corrugated Containers segment in 2000 were $4,720 million, including $130 million of intersegment sales. This segment includes:



    - 17 paper mills, of which 11 are located in the United States and six are located in Canada;



    - 97 container plants, of which 91 are located in the United States, two are located in Canada and four are located in Mexico; and



    - five wood products plants, of which four are located in the United States and one is located in Canada.


    In addition, we own approximately 1,112,000 acres of timberland and operate wood harvesting facilities in Canada. The primary products of the Containerboard and Corrugated Containers segment include:

    - corrugated containers;

    - containerboard;

    - kraft paper;

    - market pulp; and

    - solid bleached sulfate.

    Stone Container offers a full range of high quality corrugated containers designed to protect, ship, store and display products and satisfy customers' merchandising and distribution needs. Corrugated containers are sold to a broad range of manufacturers of consumable goods. Corrugated containers are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, computers, books, furniture and many other products. We provide customers with innovative packaging solutions to advertise and sell their products. Stone Container, along with its affiliates, has the most complete line of graphic capabilities in the industry, including flexographic and lithographic preprint, colored and coated substrates, lithographic labels, and high resolution post print. In addition, we offer a complete line of retail ready, point of purchase displays and a full line of specialty products, including pizza boxes, corrugated clamshells for the food industry, Cordeck-Registered Trademark- recyclable pallets and custom die-cut boxes to display packaged merchandise on the sales floor. Our container plants serve local customers and large national accounts.

    Production for the paper mills and sales volume for the corrugated container facilities, including our proportionate share of affiliates, for the last three years were:

                                                           2000       1999       1998
                                                           ----       ----       ----
Tons produced (in thousands)
  Containerboard.......................................   5,072      4,381      4,432
  Kraft paper..........................................     290        437        457
  Market pulp..........................................     550        572        639
  Solid bleached sulfate...............................      68
Corrugated containers sold (in billion sq. ft.)........    52.0       50.9       50.8


    Our containerboard mills produce a full line of containerboard, which for 2000 included 2,997,000, 415,000 and 1,660,000 tons of unbleached kraft linerboard, white top linerboard and corrugating medium, respectively. The containerboard mills and corrugated container operations are highly integrated, with the majority of containerboard production used internally by our corrugated container operations. In 2000, the corrugated container plants consumed 3,158,000 tons of containerboard, representing an integration level of approximately 62%. A significant portion of the kraft paper production is consumed internally by our specialty packaging operations. We also produce bleached northern and southern hardwood pulp.


    Sales volumes shown above include our proportionate share of the operations of Smurfit-MBI, a Canadian producer of corrugated containers, and other affiliates reported on an equity ownership basis. Stone Container and Jefferson Smurfit Group plc, a principal shareholder of Smurfit-Stone, each own a 50% interest in Smurfit-MBI.

SPECIALTY PACKAGING SEGMENT

    Sales for the Specialty Packaging segment in 2000 were $517 million. This segment includes 14 plants located throughout the United States. The primary products of the Specialty Packaging segment include:

    - multiwall bags;

    - consumer bags; and

    - intermediate bulk containers.

    Multiwall bags are designed to safely and effectively ship a wide range of industrial and consumer products, including fertilizers, chemicals, concrete, flour, sugar, feed, seed, pet foods, popcorn, charcoal and salt. In 2000, our specialty packaging plants consumed approximately 65% of the kraft paper produced by our kraft paper mills. Shipments of multiwall bags for 2000, 1999 and 1998 were 247,000, 249,000 and 244,000 tons, respectively, excluding the proportionate share of non-consolidated affiliates.

INTERNATIONAL SEGMENT

    International segment sales were $587 million in 2000. Our international operations, which produce containerboard, coated recycled boxboard and corrugated containers, are located predominantly in Europe. The European operations include:

    - three paper mills located in Hoya and Viersen, Germany and Cordoba, Spain;


    - 20 corrugated container plants, of which eleven are located in Germany, three are located in Spain, four are located in Belgium and two are located in the Netherlands; and



    - six reclamation plants, of which five are located in Germany and one is located in Spain.

    In addition, we operate one container plant in Indonesia and have several small affiliate operations in Chile and China. Production for our international mills and sales volume for our international corrugated container facilities for the last three years were:

                                                              2000       1999       1998
                                                              ----       ----       ----
Tons produced (in thousands)
  Containerboard..........................................     405        380        380
  Coated boxboard.........................................      85         79         78
Corrugated containers sold (in billion sq. ft.)...........    12.1       11.6       11.6

    In 2000, our foreign corrugated container plants consumed 734,000 tons of containerboard.

CONSUMER PACKAGING SEGMENT

    Sales for the Consumer Packaging segment in 2000 were $44 million. This segment includes one plant in the United States and one in Canada. The primary products of the Consumer Packaging segment include microflute packaging and laminated and extruded paperboard for the food service industry, including cup stock and bacon board.

FIBER RESOURCES

    Wood fiber and reclaimed fiber are the principal raw materials used in the manufacture of our paper products. We satisfy the majority of our need for wood fiber through purchases on the open market or under supply agreements. We satisfy essentially all of our need for reclaimed fiber through Smurfit-Stone's reclamation operations and national brokerage system.

    Wood fiber and reclaimed fiber are purchased in highly competitive, price-sensitive markets, which have historically exhibited price and demand cyclicality. Conservation regulations have caused, and will likely continue to cause, a decrease in the supply of wood fiber and higher wood fiber costs in some of the regions in which we procure wood fiber. Fluctuations in supply and demand for reclaimed fiber have occasionally caused tight supplies of reclaimed fiber and, at those times, we have experienced an increase in the cost of such fiber. While we have not experienced any significant difficulty in satisfying our need for wood fiber and reclaimed fiber, we can give no assurances that this will continue to be the case for any or all of our mills.


MARKETING AND DISTRIBUTION


    Our marketing strategy is to sell a broad range of paper-based packaging products to marketers of industrial and consumer products. In managing the marketing activities of our paperboard mills, we seek to meet the quality and service needs of the customers of our package converting plants at the most efficient cost, while balancing those needs against the demands of our open market customers. Our converting plants focus on supplying both specialized packaging with high value graphics that enhance a product's market appeal and high-volume sales of commodity products.

    We seek to serve a broad customer base for each of our segments and as a result we serve thousands of accounts. Each plant has its own sales force and many have product design engineers and other service professionals who are in close contact with customers to respond to their specific needs. We complement our local plants' marketing and service capabilities with regional and national design and service capabilities. We also maintain national sales offices for customers who purchase through a centralized purchasing office. National account business may be allocated to more than one plant because of production capacity and equipment requirements.


    Our paperboard products are transferred to our own converting operations or sold directly to other converters for manufacture. Market pulp is sold to manufacturers of paper products, including photographic and other specialty papers, as well as the printing and writing sectors. Corrugated containers and specialty packaging products are shipped to customers' plants for packing and sealing.


    Our business is not dependent upon a single customer or upon a small number of major customers. We do not believe the loss of any one customer would have a materially adverse effect on our business.

COMPETITION

    The markets in which we sell our principal products are highly competitive and comprised of many participants. Although no single company is dominant, we do face significant competitors in each of our businesses. Our competitors include large vertically integrated companies as well as numerous smaller companies. The industries in which we compete are particularly sensitive to price fluctuations brought about by shifts in industry capacity and other cyclical industry conditions. Other competitive factors include design, quality and service, with varying emphasis depending on product line.

BACKLOG

    Demand for our major product lines is relatively constant throughout the year and seasonal fluctuations in marketing, production, shipments and inventories are not significant. Backlogs are not a significant factor in the industry. We do not have a significant backlog of orders as most orders are placed for delivery within 30 days.

RESEARCH AND DEVELOPMENT


    Our research and development center, located in Carol Stream, Illinois, uses state-of-the-art technology to assist all levels of the manufacturing and sales processes, from raw material supply through finished packaging performance. Research programs have provided improvements in coatings and barriers, stiffeners, inks and printing. The technical staff conducts basic, applied and diagnostic research, develops processes and products and provides a wide range of other technical services. The cost of our research and development activities for 2000, 1999 and 1998 was approximately $4 million, $4 million and $5 million, respectively.


    We actively pursue applications for patents on new inventions and designs and attempt to protect our patents against infringement. Nevertheless, we believe our success and growth are more dependent on the quality of our products and our relationships with customers, than on the extent of our patent protection.

    We hold or are licensed to use certain patents, licenses, trademarks and trade names on products. However, we do not consider the successful continuation of any material aspect of our business to be dependent upon such intellectual property.

EMPLOYEES

    We had approximately 25,600 employees at December 31, 2000, of which approximately 19,000 were employees of U.S. operations. Of the domestic employees, approximately 11,900 employees (63%) are represented by collective bargaining units. The expiration dates of union contracts for our major paper mill facilities are as follows:

    - the Missoula, Montana mill, expiring in May 2001;

    - the Jacksonville, Florida (Seminole) mill, expiring in June 2001;

    - the Hopewell, Virginia mill, expiring in July 2002;

    - the Panama City, Florida mill, expiring in March 2003;

    - the Florence, South Carolina mill, expiring in August 2003;

    - the La Tuque, Quebec, Canada mill, expiring in August 2004;

    - the Hodge, Louisiana mill, expiring in June 2006; and

    - the West Point, Virginia mill, expiring in September 2008.

    We believe our employee relations are generally good. We are currently in the process of bargaining with unions representing production employees at a number of our operations. In addition, while the terms of these agreements may vary, we believe the material terms of our collective bargaining agreements are customary for the industry and the type of facility, the classification of the employees and the geographic location covered by such agreements.


    Unionized employees at our Des Moines, Iowa multiwall bag plant went on strike on December 31, 1999, as a result of the expiration of their collective bargaining agreement with us. The multiwall bag portion of the plant was closed on August 1, 2000. We transferred most of the business of the plant to other facilities, and the strike did not have a significant financial impact on our business.


PROPERTIES

    We maintain manufacturing facilities and sales offices throughout North America and Europe. Our facilities are properly maintained and equipped with machinery suitable for their use. Our manufacturing facilities as of December 31, 2000 are summarized below:

                                                                 NUMBER OF FACILITIES
                                                            ------------------------------
                                                             TOTAL      OWNED      LEASED    STATE LOCATIONS
                                                             -----      -----      ------    ---------------
UNITED STATES
  Paper mills.............................................     11         11                         9
  Corrugated container plants.............................     91         53         38             32
  Specialty packaging plants..............................     14          7          7             12
  Consumer packaging plant................................      1          1                         1
  Wood products plants....................................      4          4                         2
                                                              ---        ---         --
    Subtotal..............................................    121         76         45             36

CANADA AND OTHER NORTH AMERICA
  Paper mills.............................................      6          6                       N/A
  Container plants........................................      6          4          2            N/A
  Consumer packaging plant................................      1          1                       N/A
  Wood products plant.....................................      1          1                       N/A

EUROPE AND OTHER
  Paper mills.............................................      3          3                       N/A
  Reclamation plants......................................      6          3          3            N/A
  Corrugated container plants.............................     21         19          2            N/A
                                                              ---        ---         --
    Total.................................................    165        113         52            N/A
                                                              ===        ===         ==            ===

    The paper mills represent approximately 74% of our investment in property, plant and equipment. In addition to manufacturing facilities, we own approximately 1,112,000 acres of timberland and operate wood harvesting facilities in Canada. The approximate annual tons of productive capacity, of our paper mills at December 31, 2000 were:

                                                              ANNUAL CAPACITY
                                                              ---------------
                                                              (IN THOUSANDS)
UNITED STATES
  Containerboard............................................       4,996
  Kraft paper...............................................         296
  Market pulp...............................................         351
                                                                   -----
    Subtotal................................................       5,643

CANADA
  Containerboard............................................       1,165
  Market pulp...............................................         243
  Solid bleached sulfate....................................         123

EUROPE
  Containerboard............................................         446
  Coated boxboard...........................................          66
                                                                   -----
    Total...................................................       7,686
                                                                   =====

LITIGATION


    In 1998, seven putative class action complaints were filed in the United States District Court for the Northern District of Illinois and the United States District Court for the Eastern District of Pennsylvania. These complaints alleged that we reached agreements in restraint of trade that affected the manufacture, sale and pricing of corrugated products in violation of antitrust laws. The complaints have been amended to name several other defendants, including Jefferson Smurfit Corporation (U.S.) and Smurfit-Stone. The suits seek an unspecified amount of damages arising out of the sale of corrugated products for the period from October 1, 1993 through March 31, 1995. Under the provisions of the applicable statutes, any award of actual damages could be trebled. The Federal Multidistrict Litigation Panel has ordered all of the complaints to be transferred to and consolidated in the United States District Court for the Eastern District of Pennsylvania. At present, no class has been certified. We believe we have meritorious defenses and are vigorously defending these cases.


    We are a defendant in a number of lawsuits and claims arising out of the conduct of our business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against us cannot be predicted with certainty, our management believes the resolution of these matters will not have a material adverse effect on our consolidated financial condition or results of operations.

ENVIRONMENTAL COMPLIANCE

    Our operations are subject to extensive environmental regulation by federal, state and local authorities. In the past, we have made significant capital expenditures to comply with water, air, solid and hazardous waste and other environmental laws and regulations. We expect to make significant expenditures in the future for environmental compliance. Because various environmental standards are subject to change, it is difficult to predict with certainty the amount of capital expenditures that will ultimately be required to comply with future standards.

    In particular, the United States Environmental Protection Agency (EPA) has finalized significant parts of its comprehensive rule governing the pulp, paper and paperboard industry, known as the "Cluster Rule". Compliance with this rule has required and will continue to require substantial expenditures. We have spent approximately $134 million (of which approximately $124 million was spent in 2000) for capital projects to comply with the initial portions of the Cluster Rule and anticipate additional spending of $30 million in 2001 to complete these projects. Additional portions of the Cluster Rule, some of which are not yet finalized, could require up to $45 million of capital expenditures over the next several years. The remaining cost of complying with the regulations cannot be predicted with certainty until the remaining portions of the Cluster Rule are finalized.

    In addition to Cluster Rule compliance, we anticipate additional capital expenditures related to environmental compliance. Excluding the spending on Cluster Rule projects described above, for the past three years, we have spent an average of approximately $8 million annually on capital expenditures for environmental purposes. Since our principal competitors are subject to comparable environmental standards, including the Cluster Rule, management is of the opinion, based on current information, that compliance with environmental standards will not adversely affect our competitive position.

ENVIRONMENTAL MATTERS

    In September 1997, we received a Notice of Violation and a Compliance Order from the EPA alleging noncompliance with air emissions limitations for the smelt dissolving tank at our Hopewell, Virginia mill and for failure to comply with New Source Performance Standards applicable to certain other equipment at the mill. In cooperation with the EPA, we responded to information requests, conducted tests and took measures to ensure continued compliance with applicable emission limits. In December 1997 and November 1998, we received additional requests from the EPA for information about past capital projects at the mill. In April 1999, the EPA issued a Notice of Violation alleging that we had "modified" the recovery boiler and increased nitrogen oxide emissions without obtaining a required construction permit. We responded to this notice and indicated the EPA's allegations were without merit. We have entered into a tolling agreement with the EPA that defers any prosecution of this matter until at least July 2, 2001.


    In April 1999, the EPA and the Virginia Department of Environmental Quality (Virginia DEQ) each issued a notice of violation under the Clean Air Act to St. Laurent's mill located in West Point, Virginia, which was acquired from Chesapeake Corporation in May 1997. In general, the notices of violation allege that, from 1984 to the present, the West Point mill installed certain equipment and modified certain production processes without obtaining the required permits. St. Laurent made a claim for indemnification from Chesapeake for its costs relating to these notices of violation as provided by the purchase agreement between St. Laurent and Chesapeake and the parties appointed a third-party arbitrator to resolve the issues relating to the indemnification claim. The arbitrator has established a binding cost-sharing formula between the parties as to the cost of any required capital expenditures that might be required to resolve the notices of violation, as well as any fines and penalties imposed in connection therewith. St. Laurent and Chesapeake are attempting to reach agreement with the EPA and Virginia DEQ on a capital expenditure plan to remedy the notices of violation, and based on the information developed to date and discussions with the EPA and Virginia DEQ, we believe our share of the costs to resolve this matter will not be material and will not exceed established reserves.


    In August 1999, we received a Notice of Infraction from the Ministry of Environment of the Province of Quebec alleging noncompliance with specified environmental standards at our New Richmond, Quebec mill. The majority of the citations alleged that we had discharged total suspended solids in the mill's treated effluent which exceeded the regulatory limitations for the rolling 30-day average. The remainder of the citations were for monitoring, reporting and administrative deficiencies uncovered during an inspection performed by the Ministry earlier in the year. The total fine demanded by the Ministry for all of the alleged violations is $6.5 million (Canadian). We entered a plea of "not guilty" as to all of the citations and intend to vigorously defend ourselves against these alleged violations.

    Federal, state and local environmental requirements are a significant factor in our business. We employ processes in the manufacture of pulp, paperboard and other products, which result in various discharges, emissions and wastes. These processes are subject to numerous federal, state and local environmental laws and regulations, including reporting and disclosure obligations. We operate and expect to operate under permits and similar authorizations from various governmental authorities that regulate such discharges, emissions and wastes.


    We also face potential liability as a result of releases, or threatened releases, of hazardous substances into the environment from various sites owned and operated by third parties at which company-generated wastes have allegedly been deposited. Generators of hazardous substances sent to off-site disposal locations at which environmental problems exist, as well as the owners of those sites and certain other classes of persons, who are generally referred to as "potentially responsible parties" or "PRPs", are, in most instances, subject to joint and several liability for response costs for the investigation and remediation of such sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) and analogous state laws, regardless of fault or the lawfulness of the original disposal. We have received notice that we are or may be a PRP at a number of federal and/or state sites where response action may be required, and as a result may have joint and several liability for cleanup costs at such sites. However, liability for CERCLA sites is typically shared with other PRPs and costs are commonly allocated according to relative amounts of waste deposited. Our relative percentage of waste deposited at a majority of these sites is quite small. In addition to participating in the remediation of sites owned by third parties, we have entered into consent orders for investigation and/or remediation of certain of our owned properties.


    Based on current information, we believe the probable costs of the potential environmental enforcement matters discussed above, response costs under CERCLA and similar state laws, and the remediation of owned property, will not have a material adverse effect on our financial condition or results of operations. We believe our liability for these matters was adequately reserved at December 31, 2000.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information, as of the date of this prospectus, with respect to each of our executive officers and directors.


NAME                                          AGE                           POSITION
----                                        --------   ---------------------------------------------------
Ray M. Curran.............................     54      Director, President and Chief Executive Officer

Patrick J. Moore..........................     46      Director, Vice President and Chief Financial
                                                       Officer

Matthew Blanchard.........................     41      Vice President and General Manager -- Board Sales
                                                         Division

Peter F. Dages............................     50      Vice President and General Manager -- Corrugated
                                                         Container Division

James D. Duncan...........................     59      Vice President -- Corporate Sales and Marketing

Daniel J. Garand..........................     50      Vice President of Supply Chain Operations

Michael F. Harrington.....................     60      Vice President -- Human Resources

Charles A. Hinrichs.......................     47      Vice President and Treasurer

Craig A. Hunt.............................     39      Vice President, Secretary and General Counsel

Paul K. Kaufmann..........................     47      Vice President and Corporate Controller

Leslie T. Lederer.........................     52      Vice President -- Strategic Investment Dispositions

F. Scott Macfarlane.......................     55      Vice President and General Manager -- Consumer
                                                         Packaging Division

Timothy McKenna...........................     53      Vice President -- Investor Relations and
                                                         Communications

Mark R. O'Bryan...........................     38      Vice President -- Procurement

Thomas A. Pagano..........................     54      Vice President -- Planning

John M. Riconosciuto......................     48      Vice President and General Manager -- Specialty
                                                         Packaging Division

David C. Stevens..........................     66      Vice President and General Manager -- Smurfit
                                                         Recycling Company

William N. Wandmacher.....................     58      Vice President and General Manager --
                                                       Containerboard Mill Division


DIRECTORS


    Set forth below is information concerning our directors, each of whom stand for election annually.



    RAY M. CURRAN, born May 13, 1946, was named President and Chief Executive Officer of Stone Container on April 1, 1999. He was Executive Vice President and Deputy Chief Executive Officer from November 1998 until March 31, 1999. He was Financial Director of JS Group, a principal shareholder of Smurfit-Stone, from February 1996 to November 1998 and, prior to that, served as Chief Financial Officer of JS Group since 1992. Mr. Curran was first elected a director in 1998.



    PATRICK J. MOORE, born September 7, 1954, has been Vice President and Chief Financial Officer of Stone Container since November 18, 1998, and held the same position with Jefferson Smurfit Corporation, now known as Smurfit-Stone Container Corporation, since October 1996. With the former

Jefferson Smurfit, he was Vice President and General Manager -- Industrial Packaging Division from December 1994 to October 1996. He served as Vice President and Treasurer from February 1993 to December 1994. He is a director of First Financial Planners, Inc. Mr. Moore was first elected a director in 1998.


EXECUTIVE OFFICERS

    Set forth below is information concerning our executive officers.

    RAY M. CURRAN -- See Directors.


    MATTHEW BLANCHARD, born September 9, 1959, was appointed Vice President and General Manager -- Board Sales Division in July 2000. Mr. Blanchard was Vice President Supply Chain Management for St. Laurent from 1998 until July 2000. Prior to that, he held various managerial positions with St. Laurent, including those of Vice President of Marketing Services, Vice President of Operations Planning, Director of Operations Planning and Controller for U.S. Operations. Prior to his employment with St. Laurent, Mr. Blanchard held various managerial positions with Avenor and CIP since 1981.


    PETER F. DAGES, born December 13, 1950, was appointed Vice President and General Manager -- Corrugated Container Division in April 1999. Mr. Dages was Vice President and Regional Manager of the Corrugated Container Division of Stone Container from 1996 until April 1999. Prior to that, he held various managerial positions in the Corrugated Container Division of Stone Container since 1991.

    JAMES D. DUNCAN, born June 12, 1941, has been Vice President -- Corporate Sales and Marketing since October 2000. He served as Vice President and General Manager -- Specialty Packaging Division from November 1998 to October 2000. With the former Jefferson Smurfit, Mr. Duncan was Vice President and General Manager -- Industrial Packaging Division from October 1996 to November 1998. He was Vice President and General Manager, Converting Operations -- Industrial Packaging Division from April 1994 to October 1996.


    DANIEL J. GARAND, born December 12, 1950, joined Stone Container in
October 1999 as Vice President of Supply Chain Operations. From 1996 to 1999, prior to joining Stone Container, Mr. Garand was Vice President of Supply Chain Management for the Automotive Sector of Allied Signal's Automotive Products Group. Prior to that, he was employed by Digital Equipment Company for 26 years in a variety of management positions in logistics, acquisitions and distribution.


    MICHAEL F. HARRINGTON, born August 6, 1940, has been Vice President -- Human Resources since November 18, 1998, and held the same position with the former Jefferson Smurfit since January 1992.

    CHARLES A. HINRICHS, born December 3, 1953, has been Vice President and Treasurer since November 18, 1998, and held the same position with the former Jefferson Smurfit since April 1995.

    CRAIG A. HUNT, born May 31, 1961, has been Vice President, Secretary and General Counsel since November 1998. Prior to that he was Senior Counsel and Assistant Secretary from January 1993 to November 1998.

    PAUL K. KAUFMANN, born May 11, 1954, has been Vice President and Corporate Controller since November 18, 1998, and held the same position with the former Jefferson Smurfit since July 1998. He was Corporate Controller of Jefferson Smurfit from March 1998 to July 1998. Prior to that he was Division Controller for the Containerboard Mill Division from November 1993 until March 1998.

    LESLIE T. LEDERER, born July 20, 1948, has been Vice President -- Strategic Investment Dispositions since November 1998. He was Vice President, Secretary and General Counsel of Stone Container from 1987 to November 1998.

    F. SCOTT MACFARLANE, born January 17, 1946, has been Vice President and General Manager -- Consumer Packaging Division since October 2000. He was Vice President and General Manager -- Folding Carton and Boxboard Mill Division from November 1998 to October 2000, and held the same position with the former Jefferson Smurfit since November 1995.

    TIMOTHY MCKENNA, born March 25, 1948, has been Vice President -- Investor Relations and Communications since November 18, 1998, and held the same position with the former Jefferson Smurfit since July 1997. He joined Jefferson Smurfit in October 1995 as Director of Investor Relations and Communications.

    PATRICK J. MOORE -- See Directors.


    MARK R. O'BRYAN, born January 15, 1963, joined Stone Container in
October 1999 as Vice President -- Procurement. Prior to joining Stone Container, Mr. O'Bryan was employed for 13 years at General Electric Corporation, where he held senior level positions in global sourcing and materials management at several of General Electric Corporation's manufacturing businesses, including those of General Manager of Materials & Sourcing for General Electric Engine Services from May 1998 to September 1999 and Manager of Sourcing for General Electric Plastics Americas from March 1996 to April 1999.


    THOMAS A. PAGANO, born January 21, 1947, has been Vice President -- Planning since November 18, 1998, and held the same position with the former Jefferson Smurfit since May 1996. He was Director of Corporate Planning for Jefferson Smurfit from September 1995 to May 1996.

    JOHN M. RICONOSCIUTO, born September 4, 1952, has been Vice President and General Manager -- Specialty Packaging Division since October 2000. He was Vice President and General Manager -- Bag Packaging Division from November 1998 to October 2000. He was Vice President and General Manager -- Industrial Bag and Specialty Packaging Division of Stone Container from January 1997 to
November 1998. From July 1995 to January 1997, he was Vice President and General Manager of the Multiwall Group of Stone Container.

    DAVID C. STEVENS, born August 11, 1934, has been Vice President and General Manager -- Smurfit Recycling Company since January 1993.

    WILLIAM N. WANDMACHER, born September 12, 1942, has been Vice President and General Manager -- Containerboard Mill Division since November 18, 1998, and held the same position with the former Jefferson Smurfit since January 1993.

                             EXECUTIVE COMPENSATION



    The following table sets forth the cash and noncash compensation awarded to or earned by each of the executive officers of Smurfit-Stone named below (the "Named Executive Officers") for each of the last three fiscal years. None of the Named Executive Officers receives additional compensation for providing services to us.



                           SUMMARY COMPENSATION TABLE



                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                   ---------------------
                                                                                     AWARDS     PAYOUTS
                                                                                   ----------   --------
                                            ANNUAL COMPENSATION     OTHER ANNUAL   SECURITIES     LTIP      ALL OTHER
                                           ----------------------   COMPENSATION   UNDERLYING   PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)   BONUS ($)       ($)         OPTIONS      ($)(A)       ($)(B)
---------------------------     --------   ----------   ---------   ------------   ----------   --------   ------------
Ray M. Curran.................    2000     1,275,000    1,275,000           0         300,00       0          17,280
  President and Chief             1999     1,206,252    1,274,970       4,213              0       0           5,000
  Executive Officer               1998       102,567            0           0        910,000       0               0

Patrick J. Moore..............    2000       765,000      765,000       3,280        200,000       0          12,168
  Vice President and Chief        1999       761,250      573,752           0              0       0          11,257
  Financial Officer               1998       350,016      828,779       9,489        325,000       0           7,736

William N. Wandmacher.........    2000       370,002      173,790       7,834        100,000       0          16,873
  Vice President and General      1999       340,008      167,395       6,215              0       0          15,084
  Manager --                      1998       291,000       99,778       1,178         75,000       0          12,767
  Containerboard Mill Division

F. Scott Macfarlane...........    2000       325,417      288,120       8,176              0       0          10,078
  Vice President and General      1999       304,996      136,892       2,810              0       0           5,000
  Manager --                      1998       280,008      131,533       2,289         75,000       0           9,007
  Consumer Packaging Division


---------


(a) Reflects amounts awarded under Smurfit-Stone's 1994 Long-Term Incentive Plan. Amounts were either payable in cash or deferred into Smurfit-Stone's Deferred Compensation Plan at the election of the Named Executive Officer.



(b) Amounts shown under "All Other Compensation" for 2000 include a $5,250 contribution to Smurfit-Stone's Savings Plan for each of the Named Executive Officers and company-paid split-dollar term life insurance premiums for Messrs. Curran ($12,030), Moore ($6,918), Wandmacher ($11,623) and Macfarlane ($4,828).

    OPTION GRANTS IN LAST FISCAL YEAR



    The following table provides information concerning stock options granted to the Named Executive Officers during 2000.



                             OPTION GRANTS IN 2000



                                                % OF TOTAL
                                                 OPTIONS                             POTENTIAL REALIZABLE VALUE
                                   NUMBER OF     GRANTED     EXERCISE                 OF ANNUAL RATES OF STOCK
                                   SECURITIES       TO       OR BASE                   PRICE APPRECIATION FOR
                                   UNDERLYING   EMPLOYEES    PRICE ($                    OPTION TERM ($)(B)
                                    OPTIONS     IN FISCAL      PER      EXPIRATION   ---------------------------
NAME                                GRANTED      YEAR(A)      SHARE)       DATE           5%            10%
----                               ----------   ----------   --------   ----------   ------------   ------------
Ray M. Curran....................   300,000        11.1%      14.25      03/14/10     2,688,525      6,813,249

Patrick J. Moore.................   200,000         7.4%      14.25      03/14/10     1,792,350      4,542,166

William N. Wandmacher............   100,000         3.7%      14.25      03/14/10       896,175      2,271,083

F. Scott Macfarlane..............         0         N/A         N/A           N/A           N/A            N/A


---------


(a) Reflects percentage of total options granted to employees in 2000 under Smurfit-Stone's Long-Term Incentive Plan.



(b) The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of Smurfit-Stone's common stock and overall stock market conditions. The amounts reflected in these columns may or may not be achieved.



    As of December 31, 2000, there were approximately 18,317,149 shares of Smurfit-Stone common stock reserved for issuance under all of the stock-based incentive plans of Smurfit-Stone, including approximately 1,546,000 shares available for future grants.



    OPTION EXERCISES AND YEAR-END VALUE TABLE



    The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of December 31, 2000.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUE



                                                             NUMBER OF SECURITIES
                                  SHARES                    UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                 ACQUIRED                   OPTIONS AT JANUARY 1,      THE-MONEY OPTIONS AT
                                    ON           VALUE       2001(#) EXERCISABLE/     JANUARY 1, 2001 ($)(A)
NAME                            EXERCISE(#)   REALIZED($)       UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
----                            -----------   -----------   ----------------------   -------------------------
Ray M. Curran.................       0             0            696,667/603,333          1,733,542/850,833

Patrick J. Moore..............       0             0            541,667/308,333          1,211,605/367,708

William N. Wandmacher.........       0             0            187,500/137,500            626,875/148,438

F. Scott Macfarlane...........       0             0             187,500/37,500             538,063/79,688


---------


(a) The closing market value of Smurfit-Stone common stock on December 31, 2000 was $14.9375 per share. On that date, the exercise price per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.625.

SALARIED EMPLOYEES' PENSION PLAN AND SUPPLEMENTAL INCOME PENSION PLAN



    Smurfit-Stone and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and a non-contributory supplemental income pension plan (the "SIP") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the management incentive plan (the "MIP"), deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of the SIP, final average earnings equals the participant's average earnings, including bonuses under the MIP, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. The SIP recognizes all years of credited service.



    The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments (prior to adjustment for Social Security) that would be payable to the Named Executive Officers participating in the Pension Plan and the SIP after various years of service at selected compensation levels. Payments under the SIP are an unsecured liability of Smurfit-Stone.



                                                                       EACH YEAR
                                                                          IN
REMUNERATION                                                           EXCESS OF
FINAL AVERAGE EARNINGS   5 YEARS    10 YEARS   15 YEARS    20 YEARS    20 YEARS
----------------------   --------   --------   --------   ----------   ---------
      $  200,000         $ 25,000   $ 50,000   $ 75,000   $  100,000     *

         400,000           50,000    100,000    150,000      200,000     *

         600,000           75,000    150,000    225,000      300,000     *

         800,000          100,000    200,000    300,000      400,000     *

       1,000,000          125,000    250,000    375,000      500,000     *

       1,200,000          150,000    300,000    450,000      600,000     *

       1,400,000          175,000    350,000    525,000      700,000     *

       1,600,000          200,000    400,000    600,000      800,000     *

       1,800,000          225,000    450,000    675,000      900,000     *

       2,000,000          250,000    500,000    750,000    1,000,000     *


---------


* An additional 1% of earnings is accrued for each year in excess of 20 years.



    Messrs. Moore, Wandmacher and Macfarlane participate in the SIP and have 14, 35, and 30 years of credited service, respectively. Current average annual earnings as of December 31, 2000 for each of the Named Executive Officers was as follows: Mr. Moore ($747,533); Mr. Wandmacher ($398,695) and Mr. Macfarlane ($393,580). Mr. Curran is not a participant in the SIP. He has 20 years of credited service under the Pension Plan, which includes 18 years of service with JS Group. The net pension benefit payable to Mr. Curran under the benefit calculation is reduced by the amount of the pension benefit payable by JS Group under the JS Group pension plan.

                 EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS



    Smurfit-Stone has entered into agreements with Messrs. Curran, Moore, Macfarlane, Wandmacher and two other senior executives of Smurfit-Stone. The employment agreements require the executives to devote substantially all of their business time to Smurfit-Stone's operations through the term of each executive's respective employment agreement, unless sooner terminated by either party in accordance with the provisions of such employment agreement.



    The employment agreements provide that the executives shall be eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by Smurfit-Stone for its senior executive officers, including the MIP and the Long-Term Incentive Plan.



    The employment agreements provide that if Smurfit-Stone terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", Smurfit-Stone will:



    - pay the executive the full amount of base salary and annual bonus that Smurfit-Stone would have paid under the employment agreement had the executive's employment continued to the end of the employment term;



    - continue the executive's coverage under Smurfit-Stone's medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term;



    - provide the executive with certain perquisites until the end of the employment term, PROVIDED that these Smurfit-Stone-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during a period of 36 months for Messrs. Curran and Moore and 24 months for Messrs. Macfarlane and Wandmacher following each executive's employment termination (the "Post Termination Period");



    - continue to count the period through the end of the employment term for purposes of determining the executive's age and service with Smurfit-Stone with respect to (1) eligibility, vesting and the amount of benefits under Smurfit-Stone's executive benefit plans, and (2) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and



    - provide outplacement services.



    The employment agreements also provide that if, within 24 months following a "change of control" of Smurfit-Stone, Smurfit-Stone terminates the executive's employment "without cause" or the executive terminates his employment with "good reason", Smurfit-Stone will:



    - pay the executive a multiple of three times for Messrs. Curran, Moore and Macfarlane and two times for Mr. Wandmacher of the executive's base salary, as in effect on the date of his termination;



    - a multiple of three times for Messrs. Curran, Moore and Macfarlane and two times for Mr. Wandmacher of the highest of (1) the average annual bonus paid for a prescribed period immediately preceding the executive's employment termination, (2) the target bonus for the fiscal year in which such termination of employment occurs, or (3) the actual bonus attained for the fiscal year in which such termination occurs;



    - continue the executive's coverage under Smurfit-Stone's medical, dental, life, disability, and other executive benefit plans for the Post Termination Period;



    - pay the value of continued coverage during the Post Termination Period under any pension, profit sharing or other retirement plan maintained by Smurfit-Stone;

    - continue to provide the executive with certain perquisites, PROVIDED that these Smurfit-Stone-provided perquisites will be reduced to the extent the executive receives comparable perquisites without cost during the Post Termination Period;



    - immediately vest all stock options, restricted stock and other equity-based awards; and



    - pay for certain outplacement services to the executive.



    Smurfit-Stone generally must make the payments described above within 10 days of the executive's employment termination. Furthermore, the employment agreements of Messrs. Curran and Moore provide that if the payments and benefits described above would be "excess parachute payments" as defined in Internal Revenue Code Section 280G, with the effect that the executive is liable for the payment of an excise tax, then Smurfit-Stone will pay the executive an additional amount to "gross up" the executive for such excise tax.



    The employment agreements also forbid the executives from:



    - disclosing Smurfit-Stone's confidential information, inventions or developments;



    - diverting any business opportunities or prospects from Smurfit-Stone; and



    - during their employment and for a period of up to two years following termination of his employment, competing with any business conducted by Smurfit-Stone or any of its affiliates, or soliciting any employees, customers or suppliers of Smurfit-Stone within the United States.



    In general, each of the following transactions is considered a change in control under the employment security agreements:



    - a third party's acquisition of 20% or more of Smurfit-Stone's common stock;



    - a change in the majority of the Board of Directors;



    - completing certain reorganization, merger or consolidation transactions or a sale of all or substantially all of Smurfit-Stone's assets; or



    - the complete liquidation or dissolution of Smurfit-Stone.



    Several other executives (but none of the Named Executive Officers) are parties to employment security agreements with Smurfit-Stone. Among other things, the employment security agreements provide for a lump sum payment based on a specified multiple of salary and bonus plus the payment of certain fringe benefits under certain circumstances within two years after a "change of control", as such term is defined in the employment security agreements.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STONE CONTAINER

    Smurfit-Stone owns all of the outstanding stock of Stone Container Corporation.

SMURFIT-STONE CONTAINER CORPORATION

    The table below sets forth certain information regarding the beneficial ownership of Smurfit-Stone common stock by each person who is known to Smurfit-Stone to be the beneficial owner of more than 5% of Smurfit-Stone's voting stock as of December 31, 2000. The stockholders named below have sole voting and investment power with respect to all shares of common stock shown as being beneficially owned by them.

NAME AND ADDRESS OF                                           AMOUNT AND NATURE OF    PERCENT OF
BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP   COMMON STOCK
-------------------                                           --------------------   ------------
Smurfit International B.V. ("SIBV") (a).....................       71,638,462            29.4%

  Strawinskylaan 2001
  Amsterdam 1077ZZ, The Netherlands
  Attention: Rokin Corporate Services B.V.

AXA Financial Inc. (b)......................................       20,027,676             8.2%

  1290 Avenue of the Americas
  New York, New York 10104

Wellington Management Company, LLP (b)......................       18,454,900             7.6%

  75 State Street
  Boston, Massachusetts 02109

MSLEF Associated Entities ("MSLEF") (b).....................       14,187,101             5.8%

  c/o Morgan Stanley Dean Witter & Co.
  1221 Avenue of the Americas
  New York, NY 10020
  Attention: Leigh J. Abramson

---------


(a) SIBV is an indirect subsidiary of Jefferson Smurfit Group plc ("JS Group").


(b) The number of shares of Smurfit-Stone common stock beneficially owned was determined by a review of Schedules 13-G filed with the Securities and Exchange Commission, which state that (1) of the shares shown as beneficially owned by AXA Financial Inc., such beneficial owner had sole voting power as to 9,857,097 of such shares, shared voting power as to 1,921,843 of such shares and sole dispositive power as to all of such shares; (2) of the shares shown as beneficially owned by Wellington Management Company, LLP, such beneficial owner had shared voting power as to 10,912,150 of such shares and shared dispositive power as to all of such shares; and (3) of the shares shown as beneficially owned by MSLEF Associated Entities, such beneficial owner had shared voting and dispositive power as to all of such shares.


SECURITY OWNERSHIP OF MANAGEMENT



    The table below sets forth certain information regarding the beneficial ownership of shares of Smurfit-Stone common stock as of March 1, 2001 for
(1) each of the directors and nominees for director of Smurfit-Stone, (2) each of the Named Executive Officers, and
(3) all directors and executive officers of Smurfit-Stone as a group.



                                                               SHARES OF
                                                             COMMON STOCK
                                                        -----------------------
                                                        AMOUNT AND
                                                        NATURE OF    PERCENT OF
                                                        BENEFICIAL     COMMON
                                                        OWNERSHIP      STOCK
BENEFICIAL OWNER                                          (A)(B)        (C)
----------------                                        ----------   ----------
Michael W. J. Smurfit (d).............................  1,119,282        0.5%

Ray M. Curran.........................................    707,407        0.3%

Patrick J. Moore......................................    560,178        0.2%

William N. Wandmacher.................................    192,362        0.1%

F. Scott Macfarlane...................................    196,562        0.1%

Leigh J. Abramson (c).................................          0       *

Richard A. Giesen.....................................     16,663       *

Alan E. Goldberg......................................          0       *

Howard E. Kilroy (d)..................................    423,000        0.2%

James J. O'Connor.....................................     11,500       *

Jerry K. Pearlman.....................................      9,194       *

Thomas A. Reynolds, III...............................      4,000       *

Anthony P. J. Smurfit (d).............................     12,000       *

Dermot F. Smurfit (d).................................     91,000       *

All directors and executive officers as a group
  (31 persons) (d)(e).................................  4,569,275        1.9%


---------


(a) Shares shown as beneficially owned include shares of Smurfit-Stone common stock that directors and executive officers have the right to acquire within 60 days after March 1, 2001 pursuant to exercisable options under the stock option plans maintained by Smurfit-Stone.



(b) Shares shown include shares of Smurfit-Stone common stock held in the savings plan, maintained by Smurfit-Stone as of December 31, 2000 that the executive officers have the right to vote.



(c) Based upon a total of 243,579,531 shares of Smurfit-Stone common stock issued and outstanding as of March 1, 2001. Percentages less than 0.1% are indicated by an asterisk.



(d) Excludes shares of Smurfit-Stone common stock owned by JS Group.
    Dr. Michael Smurfit, Dr. Dermot Smurfit, Mr. Anthony Smurfit and Mr. Kilroy beneficially owned 7.6%, 0.5%, 0.01%, and 0.8%, respectively, of the outstanding shares of JS Group as of March 1, 2001. Dr. Michael Smurfit, Dr. Dermot Smurfit and Mr. Anthony Smurfit are officers and directors of JS Group. Mr. Kilroy is a director of JS Group.



(e) Mr. Abramson disclaims beneficial ownership of the shares of Smurfit-Stone common stock owned by MSLEF and related entities.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


TRANSACTIONS WITH JS GROUP



    We are regularly engaged in ordinary course transactions involving the purchase and sale of products with JS Group, a principal shareholder of Smurfit-Stone. Our net sales to JS Group, its subsidiaries and its affiliates were $21 million for the year ended December 31, 2000. Net sales by JS Group, its subsidiaries and its affiliates to us were $11 million for the year ended December 31, 2000. Product sales to and purchases from JS Group, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties. Similar transactions continue to occur in the ordinary course of business in the year 2001.



    On December 1, 2000, we transferred all of our interest in a wholly-owned French subsidiary to a subsidiary of JS Group, in exchange for all of its interest in two wholly-owned Belgian companies that own and operate a corrugated container plant in Mettet, Belgium. The exchange was completed in order to achieve administrative and operational synergies with our other Belgian operations, and to allow the French plant to achieve similar synergies with other French operations of JS Group. The transaction was valued at $2.1 million.


    On September 12, 2000, one of our wholly owned subsidiaries transferred its interests in Cartonex Bernal, S.A. and Cartonex Mendoza to Smurfit Argentina S.A, a subsidiary of JS Group. Cartonex Bernal, S.A. and Cartonex Mendoza are Argentina companies that own and operate a paper mill and corrugated container plant in Argentina, respectively. The purchase price paid for such interests was nominal, but simultaneously with the closing of the transactions, our contractual obligations to provide capital, management, professional and technical assistance to Cartonex Bernal were terminated and assumed by the purchaser.


TRANSACTIONS WITH SMURFIT-STONE



    We are regularly engaged in ordinary course transactions involving the purchase and sale of products with Smurfit-Stone and subsidiaries and affiliates. Our net sales to Smurfit-Stone, its subsidiaries and its affiliates were $422 million for the year ended December 31, 2000. Net sales by Smurfit-Stone, its subsidiaries and its affiliates to us were $387 million for the year ended December 31, 2000. Product sales to and purchases from Smurfit-Stone, its subsidiaries and its affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

                            DESCRIPTION OF THE NOTES

    The outstanding notes were, and the registered notes will be, issued under an Indenture (the "Indenture"), dated as of January 25, 2001, between Stone Container Corporation (the "Company"), as issuer, and The Bank of New York, as Trustee (the "Trustee"). The terms of the registered notes are nearly identical to the terms of the outstanding notes in all material respects, including interest rate and maturity, except that the registered notes will not be subject to:

    - the restrictions on transfer; and

    - the registration rights agreements' covenants regarding registration of the notes.


    The following is a summary of material provisions of the Indenture. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. A copy of the Indenture is available upon request from the Company.



    As used in this "Description of the Notes," reference to (1) the "2008 Senior Notes" shall be to the registered senior notes due 2008 or the outstanding senior notes due 2008, as the case may be or, if the context requires, both, and (2) the "2011 Senior Notes" shall be to the registered senior notes due 2011 or the outstanding senior notes due 2011, as the case may be or, if the context requires, both. Except as described under "-- Optional Redemption" below or as otherwise indicated, reference to the "Notes" shall be to the 2008 Senior Notes or the 2011 Senior Notes, as the case may be or, if the context requires, both. For definitions of certain capitalized terms used in the following summary, see "-- Definitions."


GENERAL

    The Notes will be unsecured unsubordinated obligations of the Company, initially limited to $300 million aggregate principal amount of 2008 Senior Notes and $750 million aggregate principal amount of 2011 Senior Notes, and will mature on February 1, 2008 and 2011, respectively. The 2008 Senior Notes and the 2011 Senior Notes will initially bear interest at 9 1/4% and 9 3/4% per annum, respectively, from February 1, 2001 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the January 15 or July 15 immediately preceding the Interest Payment Date) on February 1 and August 1 of each year, commencing August 1, 2001.


    If, by July 24, 2001, the Company has not consummated a registered exchange offer for the outstanding notes or caused a shelf registration statement with respect to resales of such outstanding notes to be declared effective, the interest rate on the outstanding notes will increase by .5% per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement. See "-- Registration Rights" for a more complete discussion of these registration rights.


    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21 West, New York, NY 10286, Attn: Corporate Trust Administration); PROVIDED that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.


    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof, all as more fully described under "-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional 2008 Senior Notes and 2011 Senior Notes under the Indenture. The 2008 Senior Notes offered hereby and any additional 2008 Senior Notes subsequently issued and the 2011 Senior Notes offered hereby and any additional 2011 Senior Notes subsequently issued would be treated in each case as a single class for all purposes under the Indenture.


OPTIONAL REDEMPTION


    At any time, the Company may redeem the 2008 Senior Notes, in whole or in part, at a redemption price equal to the principal amount plus the Applicable Premium plus accrued and unpaid interest, if any, to the date of redemption. The 2011 Senior Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 1, 2006 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices, which are expressed in percentages of principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date, if redeemed during the 12-month period commencing February 1, of the years set forth below:


YEAR                                                          REDEMPTION PRICE
----                                                          ----------------
2006........................................................      104.875%
2007........................................................      103.250%
2008........................................................      101.625%
2009 and thereafter.........................................      100.000%


    In addition, at any time prior to February 1, 2004, the Company may redeem up to 35% of the principal amount of the 2011 Senior Notes with the Net Cash Proceeds of one or more sales of Capital Stock of the Company, other than Disqualified Stock, or a capital contribution to the Company's common equity made with the Net Cash Proceeds of an offering of common stock of the Company's Parent at any time or from time to time in part, at a Redemption Price, which is expressed as a percentage of principal amount, of 109.750%, plus accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date; PROVIDED that at least 65% of the aggregate principal amount of 2011 Senior Notes originally issued remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.


    In the case of any partial redemption, selection of the 2011 Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the 2011 Senior Notes are listed or, if the 2011 Senior Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no 2011 Senior Note of $1,000 in principal amount or less shall be redeemed in part. If any 2011 Senior Note is to be redeemed in part only, the notice of redemption relating to such 2011 Senior Note shall state the portion of the principal amount thereof to be redeemed. A new 2011 Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original 2011 Senior Note.

SINKING FUND

    There will be no sinking fund payments for the Notes.

REGISTRATION RIGHTS


    The Company has agreed with Morgan Stanley & Co. Incorporated and certain other placement agents, for the benefit of the Holders, that the Company will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to a registered offer (the "Exchange Offer") to exchange the outstanding notes for an issue of registered notes of the Company with terms identical to the outstanding notes, except that the registered notes will not bear legends restricting the transfer thereof and will not be subject to the increase in annual interest rate described below.



    Upon such registration statement being declared effective, the Company shall offer the registered notes in return for surrender of the outstanding notes. Such offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to Holders. For each outstanding note surrendered to the Company under the Exchange Offer, the Holder will receive a registered note of equal principal amount. Interest on each registered note shall accrue from the last Interest Payment Date on which interest was paid on the outstanding notes so surrendered or, if no interest has been paid on such outstanding notes, from January 25, 2001 (the "Closing Date"). In the event that applicable interpretations of the staff of the Securities and Exchange Commission (the "Commission") do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the outstanding notes and to keep such Shelf Registration Statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the Closing Date, or such shorter period that will terminate when all outstanding notes covered by the Shelf Registration Statement have been sold by means of the Shelf Registration Statement. The Company shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when the Shelf Registration Statement for the outstanding notes has become effective and take certain other actions as are required to permit resales of the outstanding notes. A Holder that sells its outstanding notes by means of the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder, including certain indemnification obligations.


    In the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the Closing Date, the annual interest rate borne by the outstanding notes will be increased by .5% per annum until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

    If the Company effects the Exchange Offer, the Company will be entitled to close the Exchange Offer 20 business days after the commencement thereof, PROVIDED that it has accepted all outstanding notes theretofore validly surrendered in accordance with the terms of the Exchange Offer. Outstanding notes not tendered in the Exchange Offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the Indenture, including transfer restrictions.


    The preceding is a summary of material provisions of the Registration Rights Agreement, a copy of which is available from the Company upon request.


RANKING


    The Indebtedness evidenced by the Notes will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Credit Agreements are secured by substantially all of the assets of the Company and its subsidiaries. The Notes will be effectively subordinated to such indebtedness to the extent of such security interests. In addition, all existing and future liabilities, including trade payables, of the Company's subsidiaries will be effectively senior to the Notes.



DEFINITIONS



    Set forth below is a summary of material defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.


    "Acquired Indebtedness" means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or is assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary of the Company and in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation (other than Indebtedness Incurred as consideration in, or to provide all or any of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of the Company); PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

        (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

        (ii) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

       (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

        (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;

        (v) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or its Parent owned by Persons other than the Company and any of its Restricted Subsidiaries;

        (vi) all extraordinary gains and extraordinary losses; and

       (vii) the cumulative effect of a change in accounting principles.


    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with
GAAP), after deducting therefrom (1) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP.


    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.


    "Applicable Premium" means, with respect to a 2008 Senior Note, the GREATER
OF


    - 1.0% of the then outstanding principal amount of such Note AND


    - (1) the present value of all remaining required interest and principal payments due on such Note computed using a discount rate equal to the Treasury Rate plus 50 basis points MINUS (2) the then outstanding principal amount of such Note MINUS (3) accrued interest paid on the date of redemption.


    "Asset Acquisition" means


    - an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of SSCC and its Restricted Subsidiaries on the date of such investment, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole or



    - an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.


    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of


    - all or substantially all of the Capital Stock of any Restricted Subsidiary or



    - all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.


    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of


    - all or any of the Capital Stock of any Restricted Subsidiary,



    - all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or

    - any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company;


    PROVIDED that "Asset Sale" shall not include


    - sales or other dispositions of inventory, receivables (and related assets of the type specified in the definition of "Qualified Securitization Transaction") and other current assets,



    - sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, the making of a Permitted Investment or the liquidation of cash equivalents,



    - the sale, transfer or other disposition of all or substantially all of the assets of the Company as permitted under and in accordance with the provisions of the "Consolidation, Merger and Sale of Assets" covenant,



    - any sale or other disposition of obsolete or worn out assets or assets no longer used or useful in the business of the Company or any of its Restricted Subsidiaries,



    - sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant,



    - any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million and



    - the MBI Transaction.


    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by DIVIDING


    - the sum of the PRODUCTS OF (1) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (2) the amount of such principal payment BY



    - the sum of all such principal payments.


    "Box Plant Financing" means the Company's 8.45% mortgage notes due September 1, 2007 secured by the real property and improvements comprising certain of the Company's corrugated container plants.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means such time as


    - a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than SSCC or JS Group becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis, including without limitation, by way of an acquisition of all or substantially all of the assets of the Company; or



    - individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;


    PROVIDED, HOWEVER, that the consummation of the JSC Transaction shall not constitute a "Change of Control."

    "Closing Date" means the date on which the Notes are originally issued under the Indenture.

    "Committee of the Board" means a committee of the Board of Directors of SSCC consisting of independent directors of SSCC for the purpose of reviewing and approving certain transactions involving affiliates and other related parties.

    "Commodity Agreements" means, in respect of a Person, any futures or forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

    "Continental Guaranty" means the Guaranty dated as of October 7, 1983 between The Continental Group, Inc. and the Company, as amended and restated, supplemented or otherwise modified from time to time.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:


    - Consolidated Interest Expense,



    - income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),



    - depreciation and depletion expense,



    - amortization expense,



    - restructuring charges,



    - non-recurring fees and expenses incurred in connection with the consummation of any acquisition in an aggregate amount not to exceed 5% of the total consideration for such acquisition; and



    - all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income other than accrual of revenue in the ordinary course of business, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (1) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (2) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.


    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements (PROVIDED that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income); and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however,


    - any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and



    - any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.


    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Credit Agreements" means


    - the Amended and Restated Credit Agreement dated as of March 31, 2000 by and among the Company, the financial institutions party thereto, The Chase Manhattan Bank and Bankers Trust Company, as Agents, and Bankers Trust Company, as Administrative Agent, Collateral Agent and Facing Agent and as Swingline Lender, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents) (the "Stone Credit Agreement") and



    - the Credit Agreement dated as of May 31, 2000 by and among the Company, St. Laurent Paperboard Inc., the financial institutions party thereto, The Chase Manhattan Bank, as an Agent, Bankers Trust Company, as Administrative Agent, Collateral Agent and Facing Agent, and Deutsche Bank Canada, as Canadian Administrative Agent, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents) (the "Stone Canada Credit Agreement"), in each case, as such agreements, instruments and documents may be amended (including, without limitation any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Noncash Consideration" means any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers' Certificate executed by the principal executive officer or the principal financial officer of the Company or such Restricted Subsidiary. Such Officers' Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $50 million. A particular item of Designated Noncash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.


    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.


    "Existing Borrower" means any borrower under the Credit Agreements or the JSC Credit Agreement on the Closing Date.

    "Existing Guarantor" means any guarantor under the Credit Agreements or the JSC Credit Agreement on the Closing Date.

    "First Mortgage Notes" means the Company's 10 3/4% First Mortgage Notes due 2002, issued pursuant to the Indenture dated as of October 12, 1994, between the Borrower and Norwest Bank, Minnesota, National Association, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

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
    "Foreign Subsidiary" means any Subsidiary of the Company organized outside of the United States.


    "GAAP" means generally accepted accounting principles in the United States of America, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect from time to time. All ratios and computations (other than EBITDA or PRO FORMA computations) contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to



    - the amortization of any expenses incurred in connection with the offering of the Notes and


    - except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.


    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person



    - to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or


    - entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

    PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Guarantor" means each direct or indirect Subsidiary of the Company that has executed and delivered a Subsidiary Guarantee.


    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; PROVIDED that



    - neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness,



    - any amendment, restatement, supplement, modification or waiver of any document pursuant to which Indebtedness was previously Incurred shall only be deemed to be an Incurrence of Indebtedness if and to the extent such amendment, restatement, supplement, modification or waiver increases the outstanding principal amount thereof (or, with respect to revolving lines of credit, revolving receivables purchases or other similar arrangements, increases the amount of commitments therefor), and


    - the amount of Indebtedness Incurred with respect to revolving lines of credit, revolving receivables purchases and other similar arrangements shall be the amount of commitments therefor measured on the date of the granting of such commitments by the lender.

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
    "Indebtedness" means, with respect to any Person at any date of determination (without duplication):


        (1) all indebtedness of such Person for borrowed money;



        (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of the Company and its Restricted Subsidiaries, any non-negotiable notes of the Company or its Restricted Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with workers' compensation and liability insurance programs of the Company or its Restricted Subsidiaries);



        (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);



        (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;



        (5) all Capitalized Lease Obligations;



        (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of



           - the fair market value of such asset at such date of determination and


           - the amount of such Indebtedness;


        (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and



        (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.



    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability, upon the occurrence of the contingency giving rise to the obligation, PROVIDED



    - that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness as determined in conformity with GAAP,



    - that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness",



    - that Indebtedness shall not include any liability for federal, state, local or other taxes and


    - the amount of Indebtedness under any revolving line of credit, revolving receivables purchases or other similar arrangements shall be the amount of commitments therefor measured as of the date of incurrence of such commitments. Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries incurred to

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
      finance insurance premiums of the Company and its Restricted Subsidiaries, to the extent customary in the Company's industry.


    "Interest Coverage Ratio" means, on any Transaction Date, the ratio of
(1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial information in respect thereof is available immediately prior to such Transaction Date (the "Four Quarter Period") to
(2) the aggregate Consolidated Interest Expense during such Four Quarter Period.


    In making the foregoing calculation,

        (A) PRO FORMA effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

        (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a PRO FORMA basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

        (C) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition and to those cost savings that senior management of the Company reasonably expects to realize within 12 months of the consummation of any acquisition or disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

        (D) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

PROVIDED that to the extent that clause (C) or (D) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.


    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include



    - the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and


    - the retention of the Capital Stock or any other Investment by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.


    For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below,



    - "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:



       - the Company's "Investment" in such Subsidiary at the time of such redesignation less



       - the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such resignation;



    - any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the senior management of the Company; and


    - the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such investments, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment, the net proceeds of any disposition of such investment or any other amounts received in respect of such Investment; PROVIDED, HOWEVER, that no such dividends, distributions, proceeds or receipt shall reduce the amount of any Investment if it would be included in Adjusted Consolidated Net Income and PROVIDED, FURTHER, that the amount of any Investment shall be deemed not to be less than zero.

    "JSC" means Jefferson Smurfit Corporation (U.S.), a Delaware corporation.

    "JSC Credit Agreement" means the Amended and Restated Credit Agreement dated as of November 18, 1998 by and among SSCC, JSCE, JSC, the financial institutions party thereto, Bankers Trust Company and The Chase Manhattan Bank, as Senior Managing Agents, The Chase Manhattan Bank, as Administrative Agent, Collateral Agent and Swingline Lender, and the Managing Agents and Fronting Banks party thereto, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes, Guarantees and security documents), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

    "JSCE" means JSCE, Inc., a Delaware corporation.


    "JSC Indentures" means



    - the Indenture dated as of May 1, 1994 by and among NationsBank of Georgia, National Association, as trustee, JSC (as successor to Container Corporation of America), as Issuer, and JSCE (as successor to Jefferson Smurfit Corporation (U.S.)), as Guarantor, pursuant to which JSC issued its 11 1/8% Series A Senior Notes Due 2004, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes and Guarantees),



    - the Indenture dated as of May 1, 1994 by and among NationsBank of Georgia, National Association, as trustee, JSC (as successor to Container Corporation of America), as Issuer, and JSCE (as successor to Jefferson Smurfit Corporation (U.S.)), as Guarantor, pursuant to which JCS issued its 10 3/4% Series B Senior Notes due 2002, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes and Guarantees), and


    - the Indenture dated as of April 15, 1993 by and among NationsBank of Georgia, National Association, as trustee, JSC (as successor to Container Corporation of America), as Issuer, and JSCE (as successor to Jefferson Smurfit Corporation (U.S.)), as Guarantor, pursuant to which JSC issued its 9 3/4% Senior Notes due 2003, together with all agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith (including, without limitation, any promissory notes and Guarantees), as such agreements, instruments and documents may be amended (including, without limitation, any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements.

    "JSC Transaction" means any


        (1) consolidation or merger of the Company or any of its Restricted Subsidiaries with or into JSC or of JSC with or into the Company or any of its Restricted Subsidiaries,



        (2) any Investment by the Company or any of its Restricted Subsidiaries into JSC pursuant to which JSC shall become a Restricted Subsidiary, or



        (3) any transaction which results in JSCE owning directly 100% of the capital stock of the Company and its Subsidiaries and JSC and its Subsidiaries; so long as at least 75% of the senior secured Indebtedness of JSCE and its Subsidiaries is PARI PASSU with the Notes and each Subsidiary of JSCE that Guarantees such senior secured debt executes and delivers a Subsidiary Guarantee; PROVIDED that (A) such transaction meets the requirements of the "Consolidation, Merger and Sale of Assets" covenant and
    (B) the Company delivers to the Trustee an Officers Certificate stating that JSC has material assets on a consolidated basis.


    "JSC Transaction Date" means the date on which the JSC Transaction is consummated.

    "JS Group" means Jefferson Smurfit Group, a public corporation organized under the laws of the Republic of Ireland.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "MBI Limited Transaction" means the acquisition by the Company or any Restricted Subsidiary (including, without limitation, by means of a contribution from SSCC) of the remaining 50% of the equity interests of Smurfit-MBI, a limited partnership formed under the laws of the Province of Ontario, in exchange for assets or capital stock of any of the Company's Foreign Subsidiaries having a fair market value in the aggregate of less than $200 million.

    "Moody's" means Moody's Investors Service, Inc. and its successors.


    "Net Cash Proceeds" means,


       - with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of


               (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,



               (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,



               (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale,



               (4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and



               (5) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and


       - with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee for distribution to each Holder stating:


    - the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;



    - the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");



    - that any Note not tendered will continue to accrue interest pursuant to its terms;

    - that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;



    - that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;



    - that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and



    - that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.



On the Payment Date, the Company shall


    - accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;


    - deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and



    - deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company.


    The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "Parent" means any entity owning beneficially, directly or indirectly, 100% of the voting stock of the Company.

    "Permitted Investment" means:


    - an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of SSCC and its Restricted Subsidiaries on the date of such Investment, except to the extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole;



    - Temporary Cash Investments;

    - payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances or loans ultimately to be treated as expenses in accordance with GAAP;



    - stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary pursuant to a work-out or similar arrangement or proceeding or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;



    - an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;



    - Interest Rate Agreements, Commodity Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates;



    - any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described below under the caption "Limitation on Asset Sales";



    - loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business;



    - loans, guarantees of loans and advances to directors or consultants of the Company or a Restricted Subsidiary of the Company not to exceed
      $5.0 million in the aggregate outstanding at any time;



    - receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;



    - endorsements of negotiable instruments and documents in the ordinary course of business;



    - Investments of the Company and its Restricted Subsidiaries in existence on the Closing Date and Investments of JSC and its Subsidiaries as of the JSC Transaction Date;



    - Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, PROVIDED that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; and



    - any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Securitization Transaction; PROVIDED that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note or an equity interest.


    "Permitted Liens" means:


    - Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;



    - statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including maritime Liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good

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      faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;



    - Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;



    - Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);



    - easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;



    - Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; PROVIDED that (1) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (3) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;



    - leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;



    - Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;



    - any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;



    - Liens arising from filing Uniform Commercial Code financing statements regarding leases;



    - Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;



    - Liens in favor of the Company or any Restricted Subsidiary;



    - Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;



    - Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;



    - Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;


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

    - Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Commodity Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;



    - Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;



    - Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;



    - Liens on or sales of receivables;



    - Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed (1) $50 million prior to the JSC Transaction or
      (2) $100 million following the consummation of the JSC Transaction, in each case at any one time outstanding; and



    - Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Securitization Transaction.


    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.


    A "Public Market" shall be deemed to exist if



    - a Public Equity Offering has been consummated and


    - at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

    "Qualified Securitization Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to:


    - a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and



    - any other Person (in the case of a transfer by a Receivables Subsidiary),


    or may grant a security interest in, any accounts receivable, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivable.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated (PROVIDED that no such designation shall be required for any Receivables Subsidiary in existence prior to the Closing Date) by the Board of Directors of the Company (as provided below) as a Receivables
Subsidiary:


    - no portion of the Indebtedness or any other obligations (contingent or otherwise) of which



               (1) is Guaranteed by the Company or any Restricted Subsidiary of the Company (excluding Guarantees of obligations and contingent obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction),



               (2) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or



               (3) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;



    - with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and



    - with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results.


    Any such designation after the Closing Date by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers' certificate certifying, to the knowledge and belief of such officer after consulting with counsel that such designation complied with the foregoing conditions.

    "6 3/4% Convertible Notes" means the Company's 6 3/4% Convertible Subordinated Debentures due 2007, issued pursuant to the Indenture dated as of February 15, 1992 between the Company, as issuer, and The Bank of New York, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries,

    - for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or

    - as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "SSCC" means Smurfit-Stone Container Corporation, a Delaware corporation.

    "SSCC Preferred Stock" means SSCC's 7% Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock, par value $0.01 per share.

    "Stated Maturity" means,


    - with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and


    - with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Stone Canada" means Smurfit-Stone Container Canada Inc., a company amalgamated pursuant to the Canadian Business Corporations Act and may in the future be continued as a corporation under the laws of New Brunswick.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following:


        (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or the federal government of Canada or any agency or instrumentality thereof;



        (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;



        (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;



        (4) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary);



        (5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;



        (6) demand deposits with any bank or trust company; and



        (7) in the case of Foreign Subsidiaries, short term investments comparable to the foregoing.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Treasury Rate" means the rate per annum equal to the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to February 1, 2008; PROVIDED, HOWEVER, that if the period from such date of redemption to February 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such date of redemption to February 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "Unrestricted Subsidiary" means


        (1) any Unrestricted Subsidiary (as defined in any of the JSC Indentures) of JSC on the date of the JSC Transaction,



        (2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and



        (3) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary;


PROVIDED that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation;
(B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that


        (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and



        (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.


    Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means securities that are


    - direct obligations of the United States of America for the payment of which its full faith and credit is pledged or


    - obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date) PROVIDED that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 1.75:1.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:


        (1) Indebtedness of the Company, any Foreign Subsidiary, any Existing Borrower and any Guarantor outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the amount of the commitments under the Credit Agreements on the Closing Date plus
    $125 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;



        (2) Indebtedness owed (A) to the Company or (B) to any Restricted Subsidiary; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);



        (3) Indebtedness (other than Indebtedness Incurred under clauses
    (11) and (13) below) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (3) if in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded (or, if earlier, the Stated Maturity of the Notes), and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (or, if less, the remaining Average Life of the Notes); and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary other than any Foreign Subsidiary pursuant to this clause (3); and PROVIDED FURTHER that



              (A) if proceeds of revolving lines of credit are used to repurchase, redeem or refinance any Indebtedness, the Company or any Restricted Subsidiary may Incur Indebtedness otherwise meeting the requirements of this clause (3) to repay such revolving lines of credit and


               (B) the 6 3/4% Convertible Notes may be refinanced with Indebtedness which is PARI PASSU with the Notes.


        (4) Indebtedness


              (A) in respect of performance, surety or appeal bonds, letters of credit, bankers acceptances provided in the ordinary course of business,

               (B) under Currency Agreements, Commodity Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates or commodity prices and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or commodity prices or by reason of fees, indemnities and compensation payable thereunder; and

               (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;


        (5) Indebtedness of the Company, to the extent the net proceeds thereof are promptly


              (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or

               (B) deposited to defease the Notes as described below under "Defeasance";


        (6) Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary permitted to be incurred under the Indenture PROVIDED the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below;

        (7) Indebtedness of the Company and its Foreign Subsidiaries (in addition to Indebtedness permitted under clauses (1) through (6) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $125 million, increasing to $175 million following the consummation of the JSC Transaction, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;



        (8) Acquired Indebtedness; PROVIDED that at the time of Incurrence of such Indebtedness (A) the Company could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or
    (B) the Interest Coverage Ratio, after giving effect to the Incurrence of such Acquired Indebtedness, on a PRO FORMA basis, is no less than such ratio prior to giving PRO FORMA effect to such Incurrence;



        (9) Indebtedness of JSC existing at the time of, or assumed in connection with, the JSC Transaction, including the amount of available but unused commitments under the JSC Credit Facility existing at such time plus $100 million, PROVIDED, HOWEVER, that such Indebtedness is not Incurred in contemplation of the JSC Transaction;



       (10) Indebtedness Incurred by any Foreign Subsidiary; PROVIDED, HOWEVER, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (10) and then outstanding does not exceed the greater of (A) 60% of the book value of the inventory of such Foreign Subsidiary and its Restricted Subsidiaries and
    (B) 90% of the book value of the accounts receivable of such Foreign Subsidiary and its Restricted Subsidiaries;



       (11) Indebtedness under industrial revenue bonds;



       (12) Indebtedness, including capital lease obligations, which the Company or any of its Restricted Subsidiaries Incurs to finance the acquisition, construction or improvement of fixed or capital assets, in an aggregate principal amount not to exceed



              (A) $150 million (together with refinancings thereof) in any calendar year, commencing with 2001, prior to the JSC Transaction and



               (B) $250 million (together with refinancings thereof) in any calendar year following the consummation of the JSC Transaction (on a pro rata basis for the calendar year during which such transaction is consummated) (together with refinancings thereof);



       (13) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Securitization Transaction that is without recourse (other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Securitization Transaction) to the Company or to any Restricted Subsidiary of the Company or any of their assets (other than such Receivables Subsidiary and its assets); and



       (14) Guarantees with respect to bonds issued to support workers' compensation and other similar obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business.


    (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,


        (1) Indebtedness Incurred under the Credit Agreements on or prior to the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this "Limitation on Indebtedness" covenant,


        (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

        (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness.

    For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,


        (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (A) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (B) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries,



        (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,



        (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or



        (4) make any Investment, other than a Permitted Investment, in any other Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:


           (A) a Default or Event of Default shall have occurred and be continuing,

           (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

           (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the JSC Transaction Date shall exceed the sum of

               (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date plus

               (2) the aggregate Net Cash Proceeds received by the Company (or to the extent contributed to the Company, by the Company's Parent) after the Closing Date from the issuance and sale permitted by the Indenture of its or its Parent's Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company or its Parent, including an issuance or sale permitted by the Indenture of Indebtedness of the Company or its Parent for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company or its Parent, or from the issuance to a Person who is not a Subsidiary of the Company or its Parent of any options, warrants or other rights to acquire Capital Stock of the Company or its Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus

               (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

               (4) after the date of the consummation of the JSC Transaction, the amount of Restricted Payments that would have been available to JSC under the JSC Indentures on the JSC Transaction Date.

    The foregoing provision shall not be violated by reason of:


        (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;



        (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;



        (3) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company or its Parent (or options, warrants or other rights to acquire such Capital Stock);

        (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company or its Parent (or options, warrants or other rights to acquire such Capital Stock);



        (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;



        (6) Investments acquired as a capital contribution or in exchange for, or Restricted Payments made out of, or exchanged for, the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company or its Parent;



        (7) the declaration and payment of dividends to holders of the 6 3/4% Convertible Notes as required pursuant to the terms thereof;



        (8) the redemption or repurchase of the 6 3/4% Convertible Notes;



        (9) dividends, distribution or advances to SSCC to allow SSCC to declare and pay dividends on SSCC's Preferred Stock, or the interest on the subordinated notes into which it is convertible, in an amount not to exceed $12 million in any calendar year, commencing with 2000;



       (10) other Restricted Payments in an aggregate amount not to exceed $75 million, increasing to $150 million following the consummation of the JSC Transaction;



       (11) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company required pursuant to the "Repurchase of Notes Upon a Change of Control" and "Limitation on Asset Sales" covenants or any similar covenants contained in any instrument or agreement governing the Indebtedness of the Company, PROVIDED that the Company shall first have complied with its obligations, if any, under the "Change of Control" or "Limitation on Asset Sales" covenants in the Indenture;



       (12) payment of dividends, other distributions or other amounts by the Company to its Parent in amounts required for its Parent to pay fees required to maintain its existence and provide for all other operating costs of its Parent, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including, all costs and expenses with respect to filings with the SEC, of up to $5 million per fiscal year;



       (13) the purchase or acquisition of any minority interests of any Subsidiary that is not Wholly Owned pursuant to stockholder or other agreements in existence on the Closing Date; and



       (14) the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed in any fiscal year
    (A) $25 million or (B) after the consummation of the JSC Transaction, $50 million;



PROVIDED that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (1), (2), (8), (9), (12),
(13) and (14) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.


    Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to


        (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,



        (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,



        (3) make loans or advances to the Company or any other Restricted Subsidiary or



        (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.


    The foregoing provisions shall not restrict any encumbrances or restrictions:


    - existing on the Closing Date in the Credit Agreements, the Indenture or any other agreements in effect on the Closing Date (and upon consummation of the JSC Transaction, existing on the JSC Transaction Date in the JSC Credit Agreement or any other agreements in effect on the JSC Transaction Date under which JSC or any of its Subsidiaries is a party or any of their assets are bound), and any extensions, refinancings, renewals or replacements of any of the foregoing; PROVIDED that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially less favorable taken as a whole to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;



    - existing under or by reason of applicable law;



    - existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

    - in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,


           (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

           (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or

           (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;


    - with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;



    - customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;



    - any agreement or instrument governing Indebtedness (whether or not outstanding) of any Foreign Subsidiary of the Company permitted to be incurred pursuant to clause (10) under the "-- Limitations on Indebtedness" covenant so long as



           (A) such agreement or instrument is not applicable to any Person or the property or assets of any Person other than such Foreign Subsidiary or the property or assets of such Foreign Subsidiary and its Foreign Subsidiaries and



           (B) not more than 20% of such Foreign Subsidiary's assets are located in the United States; and



    - any restriction in any agreement or instrument of a Receivables Subsidiary governing a Qualified Securitization Transaction.



    Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from



    - creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or


    - restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:


    - to the Company or a Wholly Owned Restricted Subsidiary;



    - issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Subsidiaries, to the extent required by applicable law;

    - if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or



    - the sale or issuance of Common Stock that is Qualified Capital Stock of Restricted Subsidiaries, if the proceeds from such issuance and sale are applied in accordance with the "Limitation on Asset Sales" covenant.


    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES


    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU with or subordinate in right of payment to the Notes ("Guaranteed
Indebtedness"), unless


    - such Restricted Subsidiary promptly executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and


    - such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, for so long as any Notes remain outstanding under the Indenture, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;



PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary



    - in existence on the Closing Date and any Guarantee of or by JSC or any of its Subsidiaries in existence on the JSC Transaction Date, and any renewal, extension refinancing or replacement thereof,



    - that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary,



    - of the Indebtedness Incurred under the Credit Agreements or, from and after the JSC Transaction Date, under the JSC Credit Agreement; PROVIDED that such Restricted Subsidiary is an Existing Guarantor, a Foreign Subsidiary, a Guarantor or any other Restricted Subsidiary other than a Significant Subsidiary,



    - any Guarantee arising under or in connection with performance bonds, indemnity bonds, surety bonds or letters of credit or bankers' acceptances or


    - any Guarantee of any Interest Rate Agreements, Currency Agreement or Commodity Agreement.


    If the Guaranteed Indebtedness is


    - PARI PASSU with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or


    - subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.



    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon

    - any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or


    - the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to:


        (1) transactions (A) approved by a majority of the Board of Directors (and, if there are disinterested directors, a majority thereof) or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm or a nationally recognized accounting firm stating that the transaction is fair or, in the case of an opinion of a nationally recognized accounting firm, reasonable or fair to the Company or such Restricted Subsidiary from a financial point of view;



        (2) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;



        (3) the payment of reasonable and customary regular fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;



        (4) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;



        (5) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;



        (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;



        (7) any merger, consolidation or sale of assets permitted by the "Consolidation, Merger and Sale of Assets" covenant, including the JSC Transaction;



        (8) the MBI Transaction; PROVIDED that such transaction has been approved by the Committee of the Board;



        (9) the existence of, or performance by the Company or any Restricted Subsidiary under, any agreement in existence on the Closing Date (and by JSC or any of its Subsidiaries under any agreement in existence on the JSC Transaction Date) approved by the Committee of the Board or any amendment thereto or replacement agreement therefore so long as such amendment or replacement is not materially less favorable taken as a whole to the Holders than the original agreement as in effect on the Closing Date or the JSC Transaction Date, as applicable; PROVIDED that the Company or any of its Restricted Subsidiaries receives reasonable compensation therefor;

       (10) any agreement or transaction relating to the creation of a captive insurance subsidiary of SSCC that provides insurance for self-insurance and any other future programs reasonably similar thereto or to the medical liability program in existence on the Closing Date, PROVIDED that the costs borne by the Company and its Restricted Subsidiaries are reasonable in relation to the services and benefits the Company and its Restricted Subsidiaries receive therefrom;



       (11) the provision of management, financial and operational services by the Company and its Subsidiaries to Affiliates of the Company, PROVIDED that the Company or any of its Restricted Subsidiaries receives reasonable compensation therefor;



       (12) other transactions arising in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date (including, without limitation, purchase or supply contracts relating to products or raw materials), PROVIDED that the Company or any of its Restricted Subsidiaries receives reasonable compensation therefor;



       (13) transactions in connection with a Qualified Securitization Transaction.



Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through
(13) of this paragraph,



    - the aggregate amount of which exceeds $50 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and



    - the aggregate amount of which exceeds $100 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.


    LIMITATION ON LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to:


    - Liens securing Indebtedness permitted pursuant to clauses (1) and (9) of the "Limitation on Indebtedness" covenant, and Liens on assets that secure the First Mortgage Notes or the Box Plant Financing as of or immediately prior to the Closing Date;



    - Liens existing on (1) the Closing Date, including Liens securing obligations under the First Mortgage Notes and the Box Plant Financing, and (2) on the JSC Transaction Date, with respect to the assets of JSC;



    - Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;



    - Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;



    - Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

    - Liens on any property or assets or capital stock of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;



    - Permitted Liens;



    - Liens securing Indebtedness that is permitted to be Incurred under clause (8) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that the assets subject to such Liens are assets of the acquired entity and its subsidiaries;



    - Liens securing Indebtedness that is permitted to be Incurred under clauses
      (9) and (11) of the second paragraph of the "Limitation on Indebtedness" covenant; and



    - Liens granted pursuant to the Continental Guaranty with respect to industrial revenue bonds.


    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.


    The foregoing restriction does not apply to any sale-leaseback transaction if



    - the lease is for a period, including renewal rights, of not in excess of three years;



    - the sale or transfer of property is entered into prior to, at the time of, or within 12 months after the later of the acquisition of the property or the completion of construction thereof;


    - the lease secures or relates to industrial revenue or pollution control bonds;


    - the transaction is solely between the Company and any Restricted Subsidiary or solely between Restricted Subsidiaries; or



    - the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the third paragraph of the "Limitation on Asset Sales" covenant described below.


    LIMITATION ON ASSET SALES


    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless



    - the consideration received by the Company or such Restricted Subsidiary is at the time of such Asset Sale, taken as a whole, at least equal to the fair market value of the assets or Capital Stock sold or disposed of and


    - at least 75% of the consideration received consists of cash or Temporary Cash Investments or the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to the Company or any Restricted Subsidiary), PROVIDED that the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness.

    For purposes of this provision, each of the following shall be deemed to be cash:

        (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any Subsidiary guarantee) that are assumed by the transferee of any such assets; and

        (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted, sold or exchanged by the Company or such Restricted Subsidiary into cash within 90 days of the related Asset Sale (to the extent of the cash received in that conversion); and

        (c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Adjusted Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each time of the receipt of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

    In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been prepared), then the Company shall or shall cause the relevant Restricted Subsidiary; to:

        (1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets;

           (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary owing to a Person other than the Company or any of its Restricted Subsidiaries; or

           (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment; and


        (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.



    The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."


    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $50 million for the calendar year in which such calendar month occurs, the Company must commence, not later than the fifteenth Business Day of such month, an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is PARI PASSU with the Notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company or any Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

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REPURCHASE OF NOTES UPON A CHANGE OF CONTROL


    The Company must commence, within 30 days of the occurrence of a Change of Control, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date. Any such Offer to Purchase, if and when commenced, will comply with applicable federal securities laws and regulations, including Rules 13e-4 and 14e-1 under the Exchange Act.



    There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents from lenders and debt holders are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.


COMMISSION REPORTS AND REPORTS TO HOLDERS

    Whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee copies of such reports and other information.

EVENTS OF DEFAULT

    The following events will be defined as "Events of Default" in the
Indenture:


        (1) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;



        (2) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;



        (3) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes Upon a Change of Control" covenant;



        (4) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 45 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;



        (5) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $25 million, and following the consummation of the JSC Transaction, $40 million, or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,



       - an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

       - the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;



        (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $25 million, and following the consummation of the JSC Transaction, $40 million, in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25 million, and following the consummation of the JSC Transaction, $40 million, during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;



        (7) a court having jurisdiction in the premises enters a decree or order for



       - relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,



       - appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or



       - the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or



        (8) the Company or any Significant Subsidiary



       - commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,



       - consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or



       - effects any general assignment for the benefit of creditors.



    If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the 2008 Senior Notes or 2011 Senior Notes, as the case may be, then outstanding, voting as separate classes, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the 2008 Senior Notes or 2011 Senior Notes, as the case may be, to be immediately due and payable.



    Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (7) or (8) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.


    The Holders of at least a majority in principal amount of the outstanding 2008 Senior Notes or 2011 Senior Notes, as the case may be, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences with respect to such Notes if


    - all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the 2008 Senior Notes or 2011 Senior Notes, as the case may be, that have become due solely by such declaration of acceleration, have been cured or waived and



    - the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."


    The Holders of at least a majority in aggregate principal amount of the outstanding 2008 Senior Notes or 2011 Senior Notes, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of applicable Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from applicable Holders of Notes.

    A Holder may not pursue any remedy with respect to any of the Notes or the Indenture unless:


    - the Holder gives the Trustee written notice of a continuing Event of Default;



    - the Holders of at least 25% in aggregate principal amount of outstanding 2008 Senior Notes or 2011 Senior Notes, as the case may be, make a written request to the Trustee to pursue the remedy;



    - such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;



    - the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and



    - during such 60-day period, the Holders of a majority in aggregate principal amount of the applicable outstanding Notes do not give the Trustee a direction that is inconsistent with the request.


    However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

    The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company shall not consolidate with, or merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless:

        (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all the obligations of the Company under the Notes and the Indenture;

        (2) immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing;

        (3) immediately after giving effect to such transaction or series of related transactions on a PRO FORMA basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of related transactions; and

        (4) immediately after giving effect to such transaction or series of related transactions, the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, but treating such entity as the Company for purposes of making such determination) would be permitted to incur an additional $1.00 of Indebtedness immediately prior to such transaction or series of related transactions, under the first paragraph of the "Limitation on Indebtedness" covenant; PROVIDED, HOWEVER, that this clause (4) shall be inapplicable if (a) such transaction or series of related transactions would result in the occurrence of a Change of Control or related transactions would result in the occurrence of a Change of Control or (b) immediately prior to giving effect to such transaction or series of related transactions, the Company would not be permitted to incur additional $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant, and immediately after giving effect to such transaction or series of related transactions on a PRO FORMA basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Consolidated Interest Coverage Ratio of the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining Consolidated Interest Coverage Ratio) shall be at least equal to the Consolidated Interest Coverage Ratio of the Company immediately before such transaction or series of related transactions.

    The Company shall not consummate the JSC Transaction, unless:

        (1) clauses (1)-(4) of the first paragraph of this covenant are satisfied; and


        (2) solely in connection with the transaction described in clause (3) of the definition of "JSC Transaction", JSCE shall expressly assume, by an indenture supplemental to the Indenture, all obligations of the Company under the Notes and the Indenture such that JSCE shall be the sole direct obligor under the Notes and the Indenture from and after the JSC Transaction Date.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:


        (1) either:


           (i) (A) the Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption,

           (B) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the Holders for that purpose, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of any interest thereon, to pay principal, premium, if, any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it hereunder,

           (C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit,

           (D) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound and

           (E) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, in each case stating that all conditions precedent provided for herein relating to the satisfaction and discharge of the Indenture have been complied with; or

           (ii) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

        (2) the Company has delivered to the Trustee

           (i) either

               (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or

               (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and

           (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

        (3) immediately after giving effect to such deposit on a PRO FORMA basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.


    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (3) under "Events of Default" with respect to such clauses
(3) and (4) under "Consolidation, Merger and Sale of Assets," clause (4) under "Events of Default" with respect to such other covenants and clauses (5) and
(6) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.


    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

    The Indenture may be amended, without the consent of any Holder, to:


    - cure any ambiguity, defect or inconsistency in the Indenture; PROVIDED that such amendments do not adversely affect the interests of the Holders of Notes issued under the Indenture in any material respect;



    - comply with the provisions described under "Consolidation, Merger and Sale of Assets";



    - comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;



    - evidence and provide for the acceptance of appointment by a successor Trustee; or



    - make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.


    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes issued under the Indenture; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby,


    - change the Stated Maturity of the principal of, or any installment of interest on, any Note,



    - reduce the principal amount of, or premium, if any, or interest on, any Note,



    - change the place or currency of payment of principal of, or premium, if any, or interest on, any Note,



    - impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,



    - waive a default in the payment of principal of, premium, if any, or interest on the Notes or



    - reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.


NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the Notes will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

    Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

    Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.


    The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").


    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK CREDIT FACILITIES


    On March 31, 2000 we amended and restated our existing credit agreement, which obligated a group of financial institutions to provide an additional $575 million to us in the form of a tranche F term loan maturing on December 31, 2005. As of December 31, 2000, the senior credit facilities under the existing credit agreement consist of the following:


    - $181 million tranche C term loan maturing on October 1, 2003;

    - $173 million tranche D term loan maturing on October 1, 2003;

    - $233 million tranche E term loan maturing on October 1, 2003;

    - $569 million tranche F term loan maturing on December 31, 2005; and

    - $560 million revolving credit facilities ($177 million outstanding), of which up to $100 million may be used for letters of credit, maturing on December 31, 2005.

    As of December 31, 2000, there was $2,086 million of outstanding indebtedness under the senior credit facilities and $359 million was available under the existing revolving credit facility, after giving consideration to outstanding letters of credit, for working capital and other corporate purposes. We pay a commitment fee on the unused portions of our revolving credit facilities under the existing credit agreement equal to .5% prior to the date of delivery of our quarterly financial statements for the quarter ending March 31, 2001 and, thereafter, equal to a rate ranging from .5% to .375% which adjusts according to a performance pricing grid based on our ratio of total indebtedness to EBITDA.


    On May 31, 2000 we and certain of our subsidiaries closed on an additional credit agreement, which obligated a group of financial institutions to provide $1.05 billion of senior credit facilities to fund the St. Laurent acquisition, refinance certain existing indebtedness of St. Laurent, pay fees and expenses related to the acquisition and for general corporate purposes. The senior credit facilities under the additional credit agreement consist of the following:


    - $450 million tranche G term loan to us maturing on December 31, 2006;

    - $500 million tranche H term loan to Smurfit-Stone Container Canada Inc. maturing on December 31, 2006; and

    - $100 million revolving credit facility to Smurfit-Stone Container
      Canada Inc., of which up to $50 million may be used for letters of credit, maturing on December 31, 2005.

    As of December 31, 2000, there was $402 million of tranche G term loans and $348 million of tranche H term loans outstanding, and $78 million was available under the additional revolving credit facility, after giving consideration to outstanding letters of credit, for working capital and other corporate purposes. We pay a commitment fee on the unused portion of our revolving credit facility under the new credit agreement equal to .5% prior to the date of delivery of our quarterly financial statements for the quarter ending March 31, 2001 and, thereafter, equal to a rate ranging from .5% to .375% which adjusts according to a performance pricing grid based on our ratio of total indebtedness to EBITDA.

    Amounts outstanding under the senior credit facilities bear interest, at our option, at a rate per annum equal to either (1) the base rate or (2) the eurodollar rate, as determined by Bankers Trust Company, in each case plus an additional margin. The base rate is the higher of (x) the rate announced from time to time by Bankers Trust Company as its prime lending rate, and (y) the overnight federal funds rate plus .5%. In addition, outstanding revolving loans under the new credit agreement that are denominated in Canadian dollars bear interest, at our option, at a rate per annum equal to either (1) the Canadian base rate plus an additional margin or (2) are subject to an acceptance fee if such loans are comprised of bankers' acceptances. The Canadian base rate is higher of
(x) the annual rate of interest announced from time to time by Deutsche Bank Canada as its prime lending rate, and (y) .75% per annum above the average rate applicable to Canadian dollar bankers' acceptances appearing on the Reuters Screen CDOR Page.

    The additional margin for the revolving credit facilities is initially 2.00% for base rate loans and Canadian base rate loans, and 3.00% for eurodollar loans. The initial margin for tranche F term loans is initially 2.25% for base rate loans and 3.25% for eurodollar loans. The initial margin for tranche G term loans and tranche H term loans is initially 2.50% for base rate loans and 3.50% for eurodollar rate loans. The margin for tranche C term loans, tranche D term loans and tranche E term loans is fixed at 2.50% for base rate loans and 3.50% for eurodollar loans. The additional margin for the revolving credit facilities and the tranche F, G and H term loans adjusts, commencing with the delivery of our quarterly financial statements for the quarter ending March 31, 2001, according to a performance grid based on our ratio of total indebtedness to EBITDA, ranging from


    - 2.00% to 1.00%, for base rate loans and Canadian base rate loans under the revolving credit facilities,



    - 3.00% to 2.00%, for eurodollar loans under the revolving credit facilities,



    - 2.25% to 1.75%, for base rate loans that are tranche F term loans,



    - 3.25% to 2.75%, for eurodollar loans that are tranche F term loans,



    - 2.50% to 2.00%, for base rate loans that are tranche G and H term loans, and



    - 3.50% to 3.00%, for eurodollar loans that are tranche G and H term loans.


    As of December 31, 2000, our borrowings under the senior credit facilities bore interest at rates ranging from 9.70% to 12.00%.

    The obligations under the existing credit agreement are secured by a security interest in substantially all of our assets (other than the assets acquired in the St. Laurent transaction) and 65% of the stock of Smurfit-Stone Container Canada Inc. The security interest excludes cash, cash equivalents, certain trade receivables, four paper mills and the land and buildings of the corrugated container facilities. The tranche G term loans under the new credit agreement are secured by a security interest in all of the U.S. assets acquired in the St. Laurent acquisition and the tranche H term loans and revolving credit facility under the new credit agreement are secured by a security interest in substantially all of the assets acquired in the St. Laurent acquisition.

    The credit agreements contain various covenants and restrictions including, among other things,


    - limitations on dividends, redemptions and repurchases of capital stock,



    - limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions,



    - limitations on capital expenditures, and



    - maintenance of certain financial covenants.


    The credit agreements also require prepayments of the term loans if we have excess cash flow, as defined, or receive proceeds from certain asset sales, insurance, issuance of certain equity securities or incurrence of certain indebtedness. Any prepayments are allocated first, pro rata among the then-outstanding term loans and applied pro rata against the remaining scheduled installments, and second, if the term loans have been repaid in full, to permanently reduce revolving commitments. We may elect to apply up to $50 million of excess cash flow to the prepayment of any loans under the credit agreements.

ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM BORROWINGS

    On October 15, 1999, we entered into an accounts receivable securitization program, which qualified as a sale under SFAS No. 125. Proceeds from this securitization program were used to repay borrowings outstanding under our prior $210 million accounts receivable securitization program.

SENIOR NOTES


    In addition to the outstanding notes, we have senior notes, aggregating
$325 million face value, that are redeemable in whole or in part at our option at various dates at par plus a weighted average premium of 2.28%. The merger with Jefferson Smurfit constituted a "Change of Control" under the senior notes. As a result, we are required, subject to certain limitations, to offer to repurchase the senior notes at a price equal to 101% of the principal amount, together with accrued interest. However, because the credit agreements prohibit us from making an offer to repurchase the senior notes, we could not make the offer. Although the terms of the senior notes refer to an obligation to repay the bank debt or obtain the consent of the bank lenders to such repurchase, the terms do not specify a deadline following the merger with Jefferson Smurfit for repayment of bank debt or obtaining such consent. We have sought and intend to actively seek commercially acceptable sources of financing to repay the outstanding indebtedness under the credit agreement or alternative financing arrangements which would cause our bank lenders to consent to the repurchase. There can be no assurance that we will be successful in obtaining such financing or consents. For a more complete discussion of the change of control offer to repurchase, see "Risk Factors."


    Our 8.45% mortgage notes are secured by the land and buildings comprising 37 of our corrugated container plants.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

    The following general discussion summarizes the material U.S. federal income tax aspects of the exchange offer to holders of the outstanding notes. This discussion is a summary for general information purposes only, is limited to the federal income tax consequences of the exchange offer, and does not consider all aspects of the outstanding notes and registered notes. This discussion does not consider the impact, if any, of a holder's personal circumstances on the tax consequences of the exchange offer to such holder. This discussion also does not address the U.S. federal income tax consequences to holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the outstanding notes as part of a "straddle," a "hedge" against currency risk, a "conversion transaction," or other risk reduction transaction, or persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate taxes.

    This discussion is based upon the Internal Revenue Code, existing and presupposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. We can give no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer which are different from those discussed herein.


    THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES OF HOLDERS. HOLDERS OF THE OUTSTANDING NOTES ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION, TO THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATION.


    The exchange of outstanding notes for registered notes under the terms of the exchange offer would not constitute a taxable exchange. As a result, (1) a holder would not recognize taxable gain or loss as a result of exchanging outstanding notes for registered notes under the terms of the exchange offer,
(2) the holding period of the registered notes would include the holding period of the outstanding notes exchanged for the registered notes and (3) the adjusted tax basis of the registered notes would be the same as the adjusted tax basis, immediately before the exchange, of the outstanding notes exchanged for the registered notes.

                              PLAN OF DISTRIBUTION


    Based on interpretations by the staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell in compliance with Rule 144A under the Securities Act or any other exemption, that exchanges outstanding notes for registered notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the registered notes will be allowed to resell the registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires registered notes in the exchange offer for the purpose of distributing or participating in a distribution of the registered notes, such holder cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of registered notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.


    As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

    - are not an affiliate of ours;

    - are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the outstanding notes or the registered notes;

    - are acquiring the registered notes in the ordinary course of business; and

    - if they are a broker dealer, they will receive the registered notes for their own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.


    Any broker dealer registered under the Exchange Act who holds outstanding notes that were acquired for its own account as a result of market-making activities or other trading activities, other than outstanding notes acquired directly from us or any affiliate of ours, may exchange such outstanding notes for registered notes in the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Any broker dealer participating in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of registered notes received by it in the exchange offer. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.



    We will not receive any proceeds from any sale of registered notes by a broker dealer. Registered notes received by broker dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such registered notes. Any broker dealer that resells registered notes that were received by it for its own account in the exchange offer and any broker dealer that participates in a distribution of such registered notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

    We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the outstanding notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the issuance of the registered notes offered hereby will be passed upon for us by Winston & Strawn.

                                    EXPERTS

    Our consolidated balance sheets as of December 31, 2000 and 1999, the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, the period from November 19 to December 31, 1998 and the period from January 1 to November 18, 1998 (Predecessor) included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated balance sheets of St. Laurent as of December 31, 1999 and 1998 and the consolidated statements of earnings (loss), retained earnings and cash flows of St. Laurent for each of the years in the three-year period ended December 31, 1999 included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We are subject to the informational requirements of the Securities Exchange Act, and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other documents and information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the SEC's Web Site located at http://www.sec.gov. You may obtain information on the operation of this public reference facility by calling the SEC at 1-800-SEC-0330. Such reports, proxy statements and other documents and information concerning us are also available for inspection at the office of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.



    We have filed with the SEC in Washington, D.C., a registration statement on Form S-4 under the Securities Act with respect to the registered notes offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement, as permitted by the rules and regulations of the SEC.

                         INDEX TO FINANCIAL STATEMENTS


STONE CONTAINER CORPORATION CONSOLIDATED FINANCIAL
  STATEMENTS
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Report of Ernst & Young LLP, Independent Auditors.........   F-2
  Consolidated Balance Sheets as of December 31, 2000 and
    1999....................................................   F-3
  Consolidated Statements of Operations for the Years Ended
    December 31, 2000 and 1999, the Period from November 19
    to December 31, 1998, and the Period from January 1 to
    November 18, 1998 (Predecessor).........................   F-4
  Consolidated Statements of Stockholders' Equity for the
    Years Ended December 31, 2000 and 1999, the Period from
    November 19 to December 31, 1998, and the Period from
    January 1 to November 18, 1998 (Predecessor)............   F-5
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 2000 and 1999, the Period from November 19
    to December 31, 1998, and the Period from January 1 to
    November 18, 1998 (Predecessor).........................   F-6
  Notes to Consolidated Financial Statements................   F-7
  Valuation and Qualifying Accounts and Reserves............  F-36

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
  Consolidated Balance Sheets as of March 31, 2001 and
    December 31, 2000.......................................  F-37
  Consolidated Statements of Operations for the Quarters
    Ended March 31, 2001 and 2000...........................  F-38
  Consolidated Statements of Cash Flows for the Quarters
    Ended March 31, 2001 and 2000...........................  F-39
  Notes to Interim Consolidated Financial Statements........  F-40

ST. LAURENT PAPERBOARD INC. CONSOLIDATED FINANCIAL
  STATEMENTS
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Auditors' Report of PricewaterhouseCoopers LLP, Chartered
    Accountants.............................................  F-44
  Consolidated Statement of Earnings (Loss) and Retained
    Earnings for the Years Ended December 31, 1999, 1998 and
    1997....................................................  F-45
  Consolidated Statement of Cash Flows for the Years Ended
    December 31, 1999, 1998 and 1997........................  F-46
  Consolidated Balance Sheets as of December 31, 1999 and
    1998....................................................  F-47
  Notes to Consolidated Financial Statements................  F-48

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Stone Container Corporation

    We have audited the accompanying consolidated balance sheets of Stone Container Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, the period from November 19 to December 31, 1998, and the period from January 1 to November 18, 1998 (Predecessor). Our audits also included the financial statement schedule listed on page F-36. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stone Container Corporation at December 31, 2000 and 1999 and the consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999, the period from November 19 to December 31, 1998, and the period from January 1 to November 18, 1998 (Predecessor) in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the years ended December 31, 2000 and 1999, the period from November 19 to December 31, 1998, and the period from January 1 to November 18, 1998 (Predecessor), when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /S/ ERNST & YOUNG LLP

St. Louis, Missouri
January 29, 2001,
  except for paragraph 1 of Note 7, as to
  which the date is February 23, 2001

                          STONE CONTAINER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                 (IN MILLIONS,
                                                              EXCEPT SHARE DATA)
                           ASSETS

Current assets
  Cash and cash equivalents.................................   $   24     $   13
  Receivables, less allowances of $44 in 2000 and $41 in
    1999....................................................      369        343
  Inventories
    Work-in-process and finished goods......................      154        143
    Materials and supplies..................................      385        357
                                                               ------     ------
                                                                  539        500
  Deferred income taxes.....................................      159         88
  Prepaid expenses and other current assets.................       42         48
                                                               ------     ------
    Total current assets....................................    1,133        992
Net property, plant and equipment...........................    4,348      3,089
Timberland, less timber depletion...........................       58         21
Goodwill, less accumulated amortization of $161 in 2000 and
  $79 in 1999...............................................    3,170      3,123
Investment in equity of non-consolidated affiliates.........      132        136
Other assets................................................      210        204
                                                               ------     ------
                                                               $9,051     $7,565
                                                               ======     ======

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Current maturities of long-term debt......................   $   34     $  162
  Accounts payable..........................................      405        365
  Accrued compensation and payroll taxes....................      118        119
  Interest payable..........................................       71         82
  Other current liabilities.................................      136        232
                                                               ------     ------
    Total current liabilities...............................      764        960
Long-term debt, less current maturities.....................    3,779      2,995
Other long-term liabilities.................................      708        668
Deferred income taxes.......................................      797        436
Stockholders' equity
  Series E preferred stock, par value $.01 per share; no
    shares authorized issued or outstanding in 2000;
    10,000,000 shares authorized; 4,599,300 issued and
    outstanding in 1999.....................................                  78
  Common stock, par value $.01 per share; 200,000,000 shares authorized, 135,335,381 shares issued and outstanding in
    2000 and 200,000,000 shares authorized, 110,000,000
    shares issued and outstanding in 1999...................        1          1
  Additional paid-in capital................................    3,015      2,544
  Retained earnings (deficit)...............................        2       (113)
  Accumulated other comprehensive income (loss).............      (15)        (4)
                                                               ------     ------
    Total stockholders' equity..............................    3,003      2,506
                                                               ------     ------
                                                               $9,051     $7,565
                                                               ======     ======

                See notes to consolidated financial statements.

                          STONE CONTAINER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             PREDECESSOR
                                                                                            -------------
                                                                            PERIOD FROM      PERIOD FROM
                                              YEAR ENDED     YEAR ENDED    NOVEMBER 19 TO   JANUARY 1 TO
                                             DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    NOVEMBER 18,
                                                 2000           1999            1998            1998
                                             ------------   ------------   --------------   -------------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales..................................     $5,738         $4,500           $480           $4,399
Costs and expenses
  Cost of goods sold.......................      4,629          3,914            448            4,049
  Selling and administrative expenses......        465            389             47              502
  Restructuring charge.....................         53
                                                ------         ------           ----           ------
    Income (loss) from operations..........        591            197            (15)            (152)
Other income (expense)
  Interest expense, net....................       (371)          (340)           (45)            (407)
  Equity income (loss) of affiliates.......         13             12              4              (92)
  Other, net...............................          8             56              4             (186)
                                                ------         ------           ----           ------
    Income (loss) before income taxes and
      extraordinary item...................        241            (75)           (52)            (837)
Benefit from (provision for) income
  taxes....................................       (126)                           16               88
                                                ------         ------           ----           ------
  Income (loss) before extraordinary
    item...................................        115            (75)           (36)            (749)
Extraordinary item
  Loss from early extinguishment of debt,
    net of income tax benefit of $1 in
    1999...................................                        (2)
                                                ------         ------           ----           ------
    Net income (loss)......................        115            (77)           (36)            (749)
Preferred stock dividends..................         (7)            (8)            (1)              (7)
                                                ------         ------           ----           ------
  Net income (loss) applicable to common
    shares.................................     $  108         $  (85)          $(37)          $ (756)
                                                ------         ------           ----           ------

Basic earnings per common share
  Income (loss) before extraordinary
    item...................................                                                    $(7.43)
  Extraordinary item.......................
                                                ------         ------           ----           ------
    Net loss...............................                                                    $(7.43)
                                                ------         ------           ----           ------
Weighted average shares outstanding........                                                       102
                                                ------         ------           ----           ------

Diluted earnings per common share
  Income (loss) before extraordinary
    item...................................                                                    $(7.43)
  Extraordinary item.......................
                                                ------         ------           ----           ------
    Net loss...............................                                                    $(7.43)
                                                ------         ------           ----           ------
Weighted average shares outstanding........                                                       102
                                                ======         ======           ====           ======

                See notes to consolidated financial statements.

                          STONE CONTAINER CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                  STOCKHOLDERS' EQUITY
                                                        -------------------------------------------------------------------------
                                   NUMBER OF SHARES                                                      ACCUMULATED
                                 --------------------                          ADDITIONAL   RETAINED        OTHER
                                 PREFERRED    COMMON    PREFERRED    COMMON     PAID-IN     EARNINGS    COMPREHENSIVE
                                   STOCK      STOCK       STOCK      STOCK      CAPITAL     (DEFICIT)   INCOME (LOSS)     TOTAL
                                 ---------    ------    ---------    ------    ----------   ---------   -------------     -----
                                                                          (IN MILLIONS)
PREDECESSOR
BALANCE AT JANUARY 1, 1998.....      5           99       $115      $   966      $           $  (472)       $(332)        $  277
Comprehensive income (loss)
  Net loss.....................                                                                 (749)                       (749)
  Other comprehensive income
    (loss), net
    of tax
    Increase in minimum pension
      liability................                                                                               (21)           (21)
    Foreign currency
      translation adjustment...                                                                               (76)           (76)
                                    --         ----       ----      -------      ------      -------        -----         ------
      Comprehensive income
        (loss).................                                                                 (749)         (97)          (846)
Debt conversion to common
  stock........................                   5                      59                                                   59
Exercise of stock options and
  issuance of common stock
  under deferred benefit plan..                   1                       8                                                    8
                                    --         ----       ----      -------      ------      -------        -----         ------
BALANCE AT NOVEMBER 18, 1998...      5          105        115        1,033                   (1,221)        (429)          (502)
Effect of Stone Merger
  Retire predecessor common
    equity.....................                (105)                 (1,033)                   1,221          429            617
  Excess of purchase price over
    common stock...............                            (37)           1       2,244                                    2,208
  Issuance of common stock.....                 110
Comprehensive income (loss)
  Net loss.....................                                                                  (36)                        (36)
  Other comprehensive income
    (loss), net
    of tax
    Foreign currency
      translation adjustment...                                                                                 3              3
                                    --         ----       ----      -------      ------      -------        -----         ------
      Comprehensive income
        (loss).................                                                                  (36)           3            (33)
Capital contribution from
  SSCC.........................                                                     300                                      300
                                    --         ----       ----      -------      ------      -------        -----         ------
BALANCE AT DECEMBER 31, 1998...      5          110         78            1       2,544          (36)           3          2,590
Comprehensive income (loss)
  Net loss.....................                                                                  (77)                        (77)
  Other comprehensive income
    (loss), net
    of tax
    Unrealized holding gain on
      marketable securities....                                                                                 3              3
    Foreign currency
      translation adjustment...                                                                               (10)           (10)
                                    --         ----       ----      -------      ------      -------        -----         ------
      Comprehensive income
        (loss).................                                                                  (77)          (7)           (84)
                                    --         ----       ----      -------      ------      -------        -----         ------
BALANCE AT DECEMBER 31, 1999...      5          110         78            1       2,544         (113)          (4)         2,506
Effect of St. Laurent
  Acquisition
  Issuance of common stock.....                  25                                 393                                      393
Comprehensive income (loss)
  Net income...................                                                                  115                         115
  Other comprehensive income
    (loss), net
    of tax
    Minimum pension
      liability................                                                                                (3)            (3)
    Foreign currency
      translation adjustment...                                                                                (8)            (8)
                                    --         ----       ----      -------      ------      -------        -----         ------
      Comprehensive income
        (loss).................                                                                  115          (11)           104
Preferred stock transaction....     (5)                    (78)                      78
                                    --         ----       ----      -------      ------      -------        -----         ------
BALANCE AT DECEMBER 31, 2000...                 135       $         $     1      $3,015      $     2        $ (15)        $3,003
                                    ==         ====       ====      =======      ======      =======        =====         ======

                See notes to consolidated financial statements.

                          STONE CONTAINER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            PREDECESSOR
                                                                                                            ------------
                                                                                            PERIOD FROM     PERIOD FROM
                                                              YEAR ENDED     YEAR ENDED    NOVEMBER 19 TO   JANUARY 1 TO
                                                             DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    NOVEMBER 18,
                                                                 2000           1999            1998            1998
                                                             ------------   ------------   --------------   ------------
                                                                                    (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)........................................    $   115         $ (77)          $ (36)          $(749)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operating activities:
      Extraordinary loss from early extinguishment of
        debt...............................................                        3
      Depreciation and amortization........................        313           296              34             239
      Amortization of deferred debt issuance costs.........          3             4                              19
      Deferred income taxes................................        108           (17)            (21)           (106)
      Non cash employee benefits...........................          7             1               4               5
      Non cash restructuring charge........................         32
      Foreign currency transaction (gains) losses..........                       (7)             (4)             24
      Equity (income) loss of affiliates...................        (13)          (12)             (4)             92
      Write-down of investments in non-consolidated
        affiliates.........................................                                                      155
      Gain on sale of assets...............................                      (39)                            (37)
      Change in current assets and liabilities, net of
        effects from acquisitions and dispositions
        Receivables........................................         96          (166)             77              65
        Inventories........................................         48            23                             111
        Prepaid expenses and other current assets..........         29            51             (12)             22
        Accounts payable and other current liabilities.....        (26)          104             (48)             49
        Interest payable...................................        (11)          (17)             24             (29)
        Income taxes.......................................                       (3)                            (10)
      Other, net...........................................       (143)          (72)             (2)            134
                                                               -------         -----           -----           -----
  Net cash provided by (used for) operating activities.....        558            72              12             (16)
                                                               -------         -----           -----           -----
CASH FLOWS FROM INVESTING ACTIVITIES
  Property additions.......................................       (247)          (87)            (22)           (145)
  Investments in and advances to affiliates, net...........                                                      (74)
  Proceeds from sales of assets............................         70           544                             252
  Net proceeds from sale of receivables....................                      226
  Payment on acquisition, net of cash received.............       (631)
  Other, net...............................................                                                        2
                                                               -------         -----           -----           -----
  Net cash provided by (used for) investing activities.....       (808)          683             (22)             35
                                                               -------         -----           -----           -----
CASH FLOWS FROM FINANCING ACTIVITIES
  Debt repayments..........................................     (1,246)         (657)           (463)           (323)
  Borrowings...............................................      1,525                            61             453
  Net repayments under accounts receivable securitization
    program................................................                     (226)
  Deferred debt issuance costs.............................        (17)                           (9)             (4)
  Capital contribution from SSCC...........................                                      300
  Proceeds from issuance of common stock...................                                                        2
                                                               -------         -----           -----           -----
  Net cash provided by (used for) financing activities.....        262          (883)           (111)            128
                                                               -------         -----           -----           -----
  Effect of exchange rate changes on cash..................         (1)            4                              (2)
                                                               -------         -----           -----           -----
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........         11          (124)           (121)            145
  Cash and cash equivalents
    Beginning of period....................................         13           137             258             113
                                                               -------         -----           -----           -----
    End of period..........................................    $    24         $  13           $ 137           $ 258
                                                               =======         =====           =====           =====

                See notes to consolidated financial statements.

                          STONE CONTAINER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION: Stone Container Corporation ("Stone"), hereafter referred to as the "Company," is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"), which was formerly known as Jefferson Smurfit Corporation. On November 18, 1998, Stone was merged with a wholly-owned subsidiary of SSCC (the "Merger"). The Merger was accounted for as a purchase business combination and, accordingly, purchase accounting adjustments, including goodwill, have been pushed down and are reflected in these financial statements subsequent to November 18, 1998. The financial statements for the period ended before November 18, 1998, were prepared using Stone's historical basis of accounting and are designated as "Predecessor." The comparability of operating results for the Predecessor period and the periods subsequent to the Merger date are affected by the purchase accounting adjustments. On May 31, 2000, the Company acquired (the "St. Laurent Acquisition") St. Laurent Paperboard, Inc. ("St. Laurent") (See Note 2).

    NATURE OF OPERATIONS: The Company's major operations are containerboard and corrugated containers and specialty packaging products. The Company's paperboard mills procure virgin and reclaimed fiber and produce paperboard for conversion into corrugated containers and bags at Company-owned facilities and third-party converting operations. Paper product customers represent a diverse range of industries including paperboard and paperboard packaging, wholesale trade, retailing and agri-business. Customers and operations are located principally in North America. Credit is extended to customers based on an evaluation of their financial condition.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and majority-owned and controlled subsidiaries. Investments in majority-owned affiliates where control does not exist and non-majority owned affiliates are primarily accounted for under the equity method. Significant intercompany accounts and transactions are eliminated in consolidation.

    CASH AND CASH EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    REVENUE RECOGNITION: In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 further defines the basic principles of revenue recognition and was adopted by the Company on October 1, 2000. The Company recognizes revenue at the time products are shipped to external customers. The adoption of SAB No. 101 did not have a material effect on the 2000 financial statements.

    SHIPPING AND HANDLING COSTS: During 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." Previously, the Company recognized shipping and handling costs as a reduction to net sales. Effective with the adoption of SAB No. 101 on October 1, 2000, EITF 00-10 requires shipping and handling costs to be included in cost of goods sold. Accordingly, shipping and handling costs have been reclassified to cost of goods sold for all periods presented. The effect of adopting EITF 00-10 increased net sales and cost of goods sold from previously reported amounts by $159 million in 1999, $15 million for the period
November 19, 1998 to December 31, 1998 and $145 million for the period
January 1, 1998 to November 18, 1998.

    INVENTORIES: Inventories are valued at the lower of cost or market, under the last-in, first-out ("LIFO") method except for $255 million in 2000 and $186 million in 1999, which are valued at the

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lower of average cost or market. First-in, first-out ("FIFO") costs (which approximate replacement costs) exceed the LIFO value by $16 million and $12 million at December 31, 2000 and 1999, respectively.

    NET PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment were recorded at fair market value on the date of the Merger. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization are made using straight-line rates over the estimated useful lives of the related assets and the terms of the applicable leases for leasehold improvements. Papermill machines have been assigned a useful life of 18 years, while major converting equipment has been assigned a remaining useful life of 12 years. Based upon preliminary appraisal results, property, plant and equipment of St. Laurent was recorded at fair value on the date of the acquisition and assigned useful lives consistent with the Company (See Note 2).

    TIMBERLAND, LESS TIMBER DEPLETION: Timberland is stated at cost less accumulated cost of timber harvested. The portion of the costs of timberland attributed to standing timber is charged against income as timber is cut, at rates determined annually, based on the relationship of unamortized timber costs to the estimated volume of recoverable timber. The costs of seedlings and reforestation of timberland are capitalized.

    GOODWILL: The excess of cost over the fair value assigned to the net assets acquired is recorded as goodwill and is being amortized using the straight-line method over 40 years.

    DEFERRED DEBT ISSUANCE COSTS: Deferred debt issuance costs included in other assets are amortized over the terms of the respective debt obligations using the interest method.

    LONG-LIVED ASSETS: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed of," long-lived assets held and used by the Company and the related goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    INCOME TAXES: The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases (See Note 9).

    FOREIGN CURRENCY TRANSLATION: The functional currency for the majority of the Company's foreign operations is the applicable local currency, except for the operations of Canada. The functional currency for the Canadian operations was changed from their local currency to the U.S. dollar beginning on June 1, 2000, in conjunction with the St. Laurent Acquisition. This change had an insignificant impact on the current year consolidated financial statements.

    Assets and liabilities for foreign operations using the local currency as the functional currency are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are included within stockholders' equity as part of accumulated other comprehensive income (See Note 13). Foreign

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) currency transaction gains or losses are credited or charged to income. The functional currency for foreign operations operating in highly inflationary economies is the U.S. dollar, and any gains or losses are credited or charged to income.

    TRANSFERS OF FINANCIAL ASSETS: The Company accounts for transfers of financial assets in accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, financial assets transferred to qualifying special-purpose entities and the liabilities of such entities are not reflected in the consolidated financial statements of the Company. Gain or loss on sale of financial assets depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of the transfer. Quoted market prices are generally not available for retained interests, so the Company generally estimates fair value based on the present value of expected cash flows estimated by using management's best estimates of key assumptions. The Company has complied with the disclosure requirements of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140 replaces SFAS No. 125, effective March 31, 2001, and more clearly defines the accounting standards for transfers of financial assets (See
Note 4).

    EMPLOYEE STOCK OPTIONS: The Company's employees participate in SSCC's stock-based plans. Accounting for stock-based plans is in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (See Note 12).

    ENVIRONMENTAL MATTERS: The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Reserves for environmental liabilities are established in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." The Company records a liability at the time when it is probable and can be reasonably estimated. Such liabilities are not discounted or reduced for potential recoveries from insurance carriers.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS: Certain reclassifications of prior year presentations have been made to conform to the 2000 presentation.

    START-UP COSTS: In April 1998, the AICPA issued SOP 98-5, "Reporting the Costs of Start-Up Activities," which requires that costs related to start-up activities be expensed as incurred. Prior to

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1998, the Company capitalized certain costs to open new plants or to start new production processes. As a result of the Merger, unamortized start-up costs were written off in the purchase price allocation.

    PROSPECTIVE ACCOUNTING PRONOUNCEMENTS: In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company effective January 1, 2001. The statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

    Based on the Company's derivative positions at December 31, 2000, the Company estimates that upon adoption it will record an asset for the fair value of existing derivatives of approximately $5 million and a corresponding reduction in cost of goods sold.

2. ST. LAURENT ACQUISITION

    The St. Laurent Acquisition was accounted for as a purchase business combination, and accordingly, the results of operations of St. Laurent have been included in the consolidated statements of operations of the Company after May 31, 2000. Each outstanding common share and restricted share unit of St. Laurent was exchanged for 0.5 shares of SSCC common stock and $12.50 in cash. The total consideration paid by the Company in connection with the St. Laurent Acquisition was approximately $1.4 billion, consisting of approximately
$631 million in cash, approximately 25.3 million shares of SSCC common stock and the assumption of $376 million of St. Laurent's debt. The cash portion of the purchase price was financed through borrowings under certain of the Company's credit facilities, including a new credit facility entered into by the Company.

    The cost to acquire St. Laurent has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when additional information concerning asset and liability valuations are finalized. The preliminary allocation has resulted in acquired goodwill of approximately $195 million, which is being amortized on a straight-line basis over 40 years.

    The following unaudited pro forma information presents the results of operations of the Company as if the St. Laurent Acquisition had taken place on January 1, 2000 and 1999, respectively:

                                                                2000       1999
                                                                ----       ----
Net Sales...................................................   $6,223     $5,433
Income (loss) before extraordinary item.....................      106        (95)
Net income (loss)...........................................      106        (97)

    The unaudited pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the St. Laurent Acquisition occurred as of January 1, 2000 and 1999, respectively.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

2. ST. LAURENT ACQUISITION (CONTINUED)
    The following is a summary of the exit liabilities recorded in the preliminary allocation of the purchase price:

                                                     LEASE         OTHER
                                      SEVERANCE   COMMITMENTS   COMMITMENTS    TOTAL
                                      ---------   -----------   -----------   --------
Opening balance.....................     $ 4          $2            $ 4         $10
  Payments..........................      (1)                        (2)         (3)
                                         ---          --            ---         ---
Balance at December 31, 2000........     $ 3          $2            $ 2         $ 7
                                         ===          ==            ===         ===

    Future cash outlays under the exit liabilities are anticipated to be $6 million in 2001 and $1 million in 2002.

3. MERGER AND RESTRUCTURING

MERGER

    Under the terms of the Merger, each share of the Company's common stock was exchanged for the right to receive .99 of one share of SSCC common stock. A total of 104 million shares of SSCC common stock were issued in the Merger resulting in a total purchase price (including the fair value of stock options and related fees) of approximately $2,245 million. The Merger was accounted for as a purchase business combination, and accordingly, the cost to acquire the Company was allocated to the assets acquired and liabilities assumed according to their estimated fair values.

    Included in the allocation of the cost to acquire the Company is the adjustment to fair value of property and equipment associated with the permanent shutdown of certain containerboard mill and pulp mill facilities, liabilities for the termination of certain Company employees, and liabilities for long-term commitments. The assets at these facilities were recorded at their estimated fair value less cost to sell based upon appraisals. The terminated employees included approximately 550 employees at these mill facilities and 200 employees in the corporate office. These employees were terminated in December 1998, and the facilities were shut down.

    During 1999, the Company permanently closed five converting facilities. Included in the purchase price allocation for these facilities are the adjustments to fair value of property, plant and equipment less the costs to sell, liabilities for the termination of employees, and liabilities for long-term commitments, primarily leases. Approximately 500 employees were terminated in 1999. The amounts associated with these closures are included in the following table of exit liabilities as part of the 1999 adjustments.

    In October 1999, Florida Coast Paper Company L.L.C. ("FCPC") and a committee representing the holders of the FCPC secured debt filed a bankruptcy reorganization plan to resolve all matters relating to the bankruptcies of the FCPC companies. In January 2000, the Company paid approximately $123 million to satisfy the claims of creditors of FCPC. The Company received title to the FCPC mill, and all claims under an output purchase agreement, as well as any obligations of the Company involving FCPC or its affiliates, were released and discharged.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

3. MERGER AND RESTRUCTURING (CONTINUED)
    In May 2000, the Company sold the market pulp mill at its closed Port Wentworth facility to a third party for approximately $63 million. Net cash proceeds of $58 million from the sale were used for debt reduction. No gain or loss was recognized.

    The following table is a summary of the exit liabilities recorded as part of the Merger. The 2000 adjustments represent a reduction of exit liabilities of $15 million, primarily due to the sale of the Port Wentworth facility and the assumption of certain lease commitments by the buyer. The remaining long-term lease commitments include the five converting facilities and the corporate office.

                                                                     SETTLEMENT                   MILL
                                                          LEASE       OF FCPC        OTHER      CLOSURE
                                           SEVERANCE   COMMITMENTS   LITIGATION   COMMITMENTS    COSTS      TOTAL
                                           ---------   -----------   ----------   -----------   --------   --------
Opening balance..........................    $ 14         $ 38          $  37        $ 19         $  9      $ 117
  Payments...............................      (4)          (1)                        (6)                    (11)
                                             ----         ----          -----        ----         ----      -----
Balance at December 31, 1998.............      10           37             37          13            9        106
  Payments...............................     (13)          (6)            (1)         (2)          (7)       (29)
  Adjustments............................       8            8             87           4           (1)       106
                                             ----         ----          -----        ----         ----      -----
Balance at December 31, 1999.............       5           39            123          15            1        183
  Payments...............................      (3)          (8)          (123)         (2)          (1)      (137)
  Adjustments............................      (2)         (13)                                               (15)
                                             ----         ----          -----        ----         ----      -----
Balance at December 31, 2000.............    $            $ 18          $            $ 13         $         $  31
                                             ====         ====          =====        ====         ====      =====

    Future cash outlays under the exit liabilities are anticipated to be $7 million in 2001, $5 million in 2002, $5 million in 2003, and $14 million thereafter.

RESTRUCTURING

    During 2000, the Company recorded a restructuring charge of $53 million related to the permanent shutdown of a containerboard mill, five converting facilities, a sawmill and a multiwall bag facility. The assets of these facilities were adjusted to their estimated fair value less costs to sell. The terminated employees included approximately 220 employees at the containerboard mill and sawmill and approximately 680 employees at the converting facilities, including the multiwall bag facility. The net sales and operating loss of these shutdown facilities in 2000 prior to closure were $56 million and $17 million, respectively.

    The following is a summary of the restructuring liabilities recorded:

                                         WRITE-DOWN OF
                                         PROPERTY AND                              FACILITY
                                         EQUIPMENT TO                   LEASE      CLOSURE       OTHER
                                          FAIR VALUE     SEVERANCE   COMMITMENTS    COSTS     COMMITMENTS    TOTAL
                                         -------------   ---------   -----------   --------   -----------   --------
Opening balance........................      $ 32           $12          $ 4         $ 4          $1          $ 53
  Payments.............................                      (8)          (1)         (1)                      (10)
  Adjustments..........................       (32)                                                             (32)
                                             ----           ---          ---         ---          --          ----
Balance at December 31, 2000...........      $              $ 4          $ 3         $ 3          $1          $ 11
                                             ====           ===          ===         ===          ==          ====

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

3. MERGER AND RESTRUCTURING (CONTINUED)
    Future cash outlays under the restructuring liabilities are anticipated to be $7 million in 2001, $2 million in 2002, zero in 2003, and $2 million thereafter.

4. TRANSFERS OF FINANCIAL ASSETS

    On October 15, 1999, the Company entered into a new six-year $250 million accounts receivable securitization program whereby the Company sells, without recourse, on an ongoing basis, certain of its accounts receivable to Stone Receivables Corporation ("SRC"), a wholly owned non-consolidated subsidiary of the Company. SRC transfers the receivables to a trust for which it has sold beneficial interest to third-party investors. The Company has retained servicing responsibilities and a subordinated interest in the trust. The Company receives annual servicing fees of 1% of the unpaid balances of the receivables and rights to future cash flows arising after the investors in the securitization trust have received the return for which they have contracted. The investors and securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due.

    SRC is a qualified special-purpose entity under the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, accounts receivable sold to SRC for which the Company did not retain an interest are not included in the Company's consolidated balance sheets.

    At December 31, 2000 and 1999, $295 million and $304 million of accounts receivable had been sold under the program, of which $66 million and $73 million were retained by the Company as a subordinated interest and recorded in accounts receivable in the accompanying consolidated balance sheets. In 2000, the Company recognized a loss on sales of receivables to SRC of $16 million, which is included in other, net in the consolidated statements of operations.

    Key economic assumptions used in measuring the retained interest at the date of securitization resulting from securitizations completed during the year and at December 31, 2000 are as follows:

                                                             YEAR ENDED                AT
                                                          DECEMBER 31, 2000     DECEMBER 31, 2000
                                                          -----------------     -----------------
Residual cash flows discounted at.....................          8.00%                 8.00%
Expected loss and dilution rate.......................       3.42%-3.82%              5.45%
Variable return to investors..........................  LIBOR, plus 50 to 180         7.20%
                                                            basis points

    At December 31, 2000, the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in the expected loss and dilution rate was $1 million and $2 million, respectively. The effects of the sensitivity analysis on the residual cash flow discount rate and the variable return to investors were insignificant.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

4. TRANSFERS OF FINANCIAL ASSETS (CONTINUED)
    The table below summarizes certain cash flows received from and paid to SRC:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
Cash proceeds from sales of receivables.....................       $2,748
Servicing fees received.....................................            3
Other cash flows received on retained interest..............           30
Interest income.............................................            1

5. NET PROPERTY, PLANT AND EQUIPMENT

    Net property, plant and equipment at December 31 consists of:

                                                                2000       1999
                                                                ----       ----
Land........................................................   $   82     $   67
Buildings and leasehold improvements........................      320        249
Machinery, fixtures and equipment...........................    4,244      2,901
Construction in progress....................................      134         87
                                                               ------     ------
                                                                4,780      3,304
Less accumulated depreciation and amortization..............     (432)      (215)
                                                               ------     ------
Net property, plant and equipment...........................   $4,348     $3,089
                                                               ======     ======

    The total value assigned to the St. Laurent property, plant and equipment was $1,320 million in the preliminary purchase price allocation (See Note 2). Depreciation expense was $231 million in 2000, $225 million in 1999, $26 million for the period from November 19 to December 31, 1998 and $212 million for the period from January 1 to November 18, 1998. Property, plant and equipment include capitalized leases of $11 million and $18 million and related accumulated amortization of $3 million and $2 million at December 31, 2000 and 1999, respectively.

6. NON-CONSOLIDATED AFFILIATES

    The Company has several non-consolidated affiliates that are engaged in paper and packaging operations in North America, South America and Europe.

    On July 23, 1998, Stone Venepal (Celgar) Pulp, Inc. ("SVCPI"), a non-consolidated Canadian affiliate of the Company, filed for bankruptcy protection. SVCPI's lenders and creditors have no recourse against the Company. As a result of the bankruptcy filing, the Company recorded a loss in the second quarter of 1998 to write off the Company's investment in SVCPI of $67 million.

    Due to the continued operating losses and deteriorating financial liquidity conditions experienced in the second half of 1998, the Company recorded impairment charges of $32 million and $56 million related to its investments in Venepal S.A.C.A. ("Venepal") and Financiere Carton Papier ("FCP"), respectively. Venepal is a publicly traded, Venezuelan based manufacturer of paperboard and paper packaging products in which the Company owns a 16% interest. FCP is a privately held folding carton converting operation based in France that was 50% owned by the Company.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

6. NON-CONSOLIDATED AFFILIATES (CONTINUED)
    During 1999, the Company sold its interest in Abitibi-Consolidated, Inc. ("Abitibi"), a Canadian based manufacturer and marketer of publication paper, and recorded a $39 million gain.

    The Company's significant non-consolidated affiliate at December 31, 2000 is Smurfit-MBI, a Canadian corrugated container company, in which the Company owns a 50% interest. The remaining 50% interest is indirectly owned by Jefferson Smurfit Group plc ("JS Group"), a significant shareholder of the Company. Smurfit-MBI had net sales of $460 million and $402 million in 2000 and 1999, respectively.

    Combined summarized financial information for all of the Company's non-consolidated affiliates that are accounted for under the equity method of accounting is presented as follows:

                                                                2000       1999
                                                                ----       ----
Results of operations(a)
  Net sales.................................................    $697       $648
  Cost of sales.............................................     604        560
  Income before income taxes, minority interest and
    extraordinary charges...................................      36         32
  Net income................................................      35         31

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
Financial position:
  Current assets............................................      $153           $154
  Noncurrent assets.........................................       147            136
  Current liabilities.......................................        91            101
  Noncurrent liabilities....................................       111            106
  Stockholders' equity......................................        98             84

---------

(a) Includes results of operations for each of the Company's affiliates for the period it was accounted for under the equity method.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT

    Long-term debt as of December 31 is as follows:

                                                                        2000       1999
                                                                        ----       ----
        BANK CREDIT FACILITIES
        Tranche C Term Loan (10.3% weighted average variable rate),
          payable in various installments through October 1, 2003...   $  181     $  181
        Tranche D Term Loan (10.3% weighted average variable rate),
          payable in various installments through October 1, 2003...      173        173
        Tranche E Term Loan (10.3% weighted average variable rate),
          payable in various installments through October 1, 2003...      233        234
        Tranche F Term Loan (9.7% weighted average variable rate), payable in various installments through December 31,
          2005......................................................      569
        Tranche G Term Loan (10.3% weighted average variable rate), payable in various installments through December 31,
          2006......................................................      402
        Tranche H Term Loan (10.3% weighted average variable rate), payable in various installments through December 31,
          2006......................................................      348
        Revolving credit facility (10.5% weighted average variable
          rate), due December 31, 2005..............................      177         93
        Revolving credit facility (Canada) (12.0% weighted average
          variable rate), due December 31, 2005.....................        3
        Europa Carton AG (a wholly-owned German subsidiary) 7.96%
          term loan, denominated in German marks, payable in March
          2003......................................................                  22
        4.98% to 7.96% term loans, denominated in foreign
          currencies, payable in varying amounts through 2004.......       12         18
                                                                       ------     ------
                                                                        2,098        721

        SENIOR NOTES
        10.75% first mortgage notes, due October 1, 2002 (plus
          unamortized premium of $9 and $13)........................      509        513
        8.45% mortgage notes, payable in monthly installments
          through August 1, 2007 and $69 on September 1, 2007.......       80         81
        9.875% unsecured senior notes, due February 1, 2001 (plus
          unamortized premium of $3 in 1999)........................                 562
        11.5% unsecured senior notes, due October 1, 2004 (plus
          unamortized premium of $8 and $10)........................      208        210
        11.5% unsecured senior notes, due August 15, 2006 (plus
          unamortized premium of $4 and $5).........................      204        205
        12.58% rating adjustable unsecured senior notes, due August
          1, 2016 (plus unamortized premium of $2 and $2)...........      127        127
                                                                       ------     ------
                                                                        1,128      1,698

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)

                                                                        2000       1999
                                                                        ----       ----
        OTHER DEBT
        Fixed rate utility systems and pollution control revenue
          bonds (fixed rates ranging from 6.0% to 9.0%), payable in
          varying annual sinking fund payments through 2027.........      223        235
        Other (including obligations under capitalized leases of $7
          and $9)...................................................       26         22
                                                                       ------     ------
                                                                          249        257

        SUBORDINATED DEBT
        10.75% senior subordinated debentures and 1.5% supplemental interest certificates, due on April 1, 2002 (less
          unamortized discount of $1 and $3)........................       99        244
        10.75% senior subordinated debentures, due April 1, 2002....      200        200
        6.75% convertible subordinated debentures (convertible at
          $34.28 per share), due February 15, 2007 (less unamortized
          discount of $6 and $8)....................................       39         37
                                                                       ------     ------
                                                                          338        481
          Total debt................................................    3,813      3,157
        Less current maturities.....................................      (34)      (162)
                                                                       ------     ------
          Long-term debt............................................   $3,779     $2,995
                                                                       ======     ======

    The amounts of total debt outstanding at December 31, 2000 maturing during the next five years are as follows:

2001........................................................   $   34
2002........................................................      842
2003........................................................      602
2004........................................................      226
2005........................................................      742
Thereafter..................................................    1,367

BOND OFFERING

    Subsequent to year-end, on January 25, 2001, the Company closed on a bond offering (the "Bond Offering") to issue $750 million of 9.75% Senior Notes due 2011 and $300 million of 9.25% Senior Notes due 2008. The proceeds of this issuance along with additional borrowings on the Revolving Credit Facility of $34 million were used on February 23, 2001 to redeem (i) $300 million in aggregate principal of senior subordinated debentures due on April 1, 2002,
(ii) $45 million in aggregate principal of convertible subordinated debentures due February 15, 2007, (iii) $500 million in aggregate principal of first mortgage notes due October 1, 2002, and (iv) $200 million in aggregate principal of senior notes due October 1, 2004. In addition, the proceeds were used to pay $39 million in fees, call premiums and other expenses related to these transactions. The notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions. If, by July 18, 2001, the Company does not consummate a registered exchange offer for a series of notes or cause a shelf registration statement

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)
with respect to resales of such series of notes to be declared effective, the interest rate on the notes will be increased by 50 basis points per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement.

    After adjusting for the Company's Bond Offering and the related debt redemptions, the amounts of total debt outstanding at December 31, 2000 maturing during the next five years are as follows:

2001........................................................   $   29
2002........................................................       37
2003........................................................      601
2004........................................................       25
2005........................................................      763
Thereafter..................................................    2,373

BANK CREDIT FACILITIES

    The Company has a bank credit agreement which provides for four senior secured term loans (Tranche C, Tranche D, Tranche E and Tranche F term loans), aggregating $1,156 million at December 31, 2000 with maturities ranging from October 1, 2003 to December 31, 2005, and a $560 million senior secured revolving credit facility, of which up to $100 million may consist of letters of credit, maturing December 31, 2005 (collectively the "Credit Agreement"). The Company pays a 0.5% commitment fee on the unused portions of its revolving credit facility. At December 31, 2000, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $359 million. The Credit Agreement is secured by a security interest in substantially all of the assets of the Company and 65% of the stock of its Canadian subsidiary. The security interest excludes cash, cash equivalents, certain trade receivables, four paper mills and the land and buildings of the corrugated container plants.

    On March 31, 2000, the Company amended and restated its existing Credit Agreement, pursuant to which a group of financial institutions provided an additional $575 million to the Company in the form of a Tranche F term loan maturing on December 31, 2005 and extended the maturity dates of the revolving credit facilities under its Credit Agreement to December 31, 2005. On April 28, 2000, the Company used $559 million of the proceeds of the Tranche F term loan to redeem the 9.875% senior notes due February 1, 2001. An extraordinary gain of $2 million (net of income tax of $1 million) was recorded on the early extinguishment of debt.

    On May 31, 2000, the Company and certain of its wholly owned subsidiaries closed on new credit facilities (the "Additional Credit Agreement") with a group of financial institutions consisting of (i) $950 million in the form of Tranche G and Tranche H term loans maturing on December 31, 2006 and (ii) a $100 million revolving credit facility maturing on December 31, 2005. The proceeds of the Additional Credit Agreement were used to fund the cash component of the St. Laurent Acquisition, refinance certain existing indebtedness of St. Laurent, and pay fees and expenses related to the St. Laurent Acquisition. The new revolving credit facility will be used for general corporate purposes. At December 31, 2000, the unused portion of this facility, after giving consideration to outstanding letters of credit, was $78 million. The Additional Credit Agreement is secured by a security interest in substantially all of the assets acquired in the St. Laurent Acquisition. The Company prepaid $48 million

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)
of Tranche G and $153 million of Tranche H resulting in an extraordinary loss of $1 million (net of income tax of $1 million).

    The Credit Agreement and the Additional Stone Credit Agreement contain various covenants and restrictions including, among other things,
(i) limitations on dividends, redemptions and repurchases of capital stock,
(ii) limitations on the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (iii) limitations on capital expenditures, and
(iv) maintenance of certain financial covenants. Both credit agreements also require prepayments of the term loans if the Company has excess cash flows, as defined, or receives proceeds from certain asset sales, insurance or incurrence of certain indebtedness.

SENIOR NOTES

    The Company's senior notes (the "Senior Notes"), aggregating $1,048 million at December 31, 2000, of which $700 million aggregate principal was paid off with the proceeds from the Company's Bond Offering, are redeemable in whole or in part at the option of the Company at various dates, at par plus a weighted average premium of 2.04%.

    The indentures governing the Company's 11.5% senior notes due 2006 and the 12.58% rating adjustable senior notes due 2016, totaling aggregate principal of $325 million at December 31, 2000, generally provide that in the event of a "change of control" (as defined in the indentures), the Company must offer to repurchase the senior notes. The Merger constituted such a change of control. As a result, the Company is required to make an offer to repurchase the senior notes at a price equal to 101% of the principal amount thereof (together with accrued but unpaid interest thereon), provided however, if such repurchase would constitute an event of default under the Company's bank debt, prior to making an offer to repurchase the indentures require that the Company either pay the bank debt or obtain the consent of its bank lenders to such repurchase. A repurchase of the senior notes is currently prohibited by the terms of the Company's bank debt. Although the terms of the senior notes refer to an obligation to repay the Company's bank debt or obtain the consent of the bank lenders to such repurchase, the terms do not expressly specify a deadline following the applicable change of control for taking such actions. The Company has sought and intends to actively seek commercially acceptable sources of financing to repay such bank debt or alternative financing arrangements which would cause the bank lenders to consent to the repurchase of the senior notes.

    The 10.75% first mortgage notes are secured by the assets at four of the Company's containerboard mills. The 8.45% mortgage notes are secured by the assets at 37 of the Company's corrugated container plants.

SUBORDINATED DEBT

    The Company's Senior Subordinated Debentures, aggregating $338 million, were paid off with the proceeds from the Company's Bond Offering. During the fourth quarter, the Company prepaid $147 million of the 10.75% senior subordinated debentures and 1.5% supplemental interest certificates due April 1, 2002, resulting in an extraordinary loss of $1 million (net of income tax of $1 million).

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)
OTHER

    Interest costs capitalized on construction projects were $5 million for 2000, $1 million for 1999, zero for the period from November 19 to December 31, 1998 and $2 million for the period from January 1 to November 18, 1998. Interest payments on all debt instruments were $393 million for 2000, $369 million for 1999, $22 million for the period from November 19 to December 31, 1998 and $424 million for the period from January 1 to November 18, 1998.

8. LEASES

    The Company leases certain facilities and equipment for production, selling and administrative purposes under operating leases. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining noncancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

2001........................................................    $ 73
2002........................................................      56
2003........................................................      47
2004........................................................      37
2005........................................................      32
Thereafter..................................................      56
                                                                ----
  Total minimum lease payments..............................    $301
                                                                ====

    Net rental expense for operating leases, including leases having a duration of less than one year, was approximately $105 million in 2000, $106 million in 1999, $15 million for the period from November 19 to December 31, 1998 and $106 million for the period from January 1 to November 18, 1998.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

9. INCOME TAXES

    Significant components of the Company's deferred tax assets and liabilities at December 31 are as follows:

                                                                2000       1999
                                                                ----       ----
Deferred tax liabilities
  Property, plant and equipment and timberland..............  $(1,193)   $  (951)
  Inventory.................................................      (20)       (15)
  Prepaid pension costs.....................................      (11)       (11)
  Investment in affiliate...................................      (45)       (45)
  Other.....................................................      (19)       (69)
                                                              -------    -------
    Total deferred tax liabilities..........................   (1,288)    (1,091)
                                                              -------    -------

Deferred tax assets
  Employee benefit plans....................................      128        105
  Net operating loss, alternative minimum tax and tax credit
    carryforwards...........................................      459        558
  Deferred gain.............................................       27         29
  Purchase accounting liabilities...........................       94        132
  Deferred debt issuance costs..............................       48         48
  Other.....................................................       92         69
                                                              -------    -------
    Total deferred tax assets...............................      848        941
  Valuation allowance for deferred tax asset................     (198)      (198)
                                                              -------    -------
    Net deferred tax assets.................................      650        743
                                                              -------    -------
    Net deferred tax liabilities............................  $  (638)   $  (348)
                                                              =======    =======

    At December 31, 2000, the Company had approximately $1,000 million of net operating loss carryforwards for U.S. federal income tax purposes that expire from 2011 through 2019, with a tax value of $350 million. A valuation allowance of $152 million has been established for a portion of these deferred tax assets. Further, the Company had net operating loss carryforwards for state purposes with a tax value of $77 million, which expire from 2001 through 2020. A valuation allowance of $46 million has been established for a portion of these deferred tax assets. The Company had approximately $32 million of alternative minimum tax credit carryforwards for U.S. federal tax purposes, which are available indefinitely.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

9. INCOME TAXES (CONTINUED)
    Benefit from (provision for) income taxes on income (loss) before income taxes and extraordinary item as follows:

                                                                                               PREDECESSOR
                                                                                              -------------
                                                                              PERIOD FROM      PERIOD FROM
                                                                             NOVEMBER 19 TO   JANUARY 1 TO
                                                                              DECEMBER 31,    NOVEMBER 18,
                                                         2000       1999          1998            1998
                                                         ----       ----     --------------   ------------
Current
  Federal............................................   $  (1)      $              $              $
  Foreign............................................      (6)       (19)           (5)            (18)
                                                        -----       ----           ---            ----
  Total current expense..............................      (7)       (19)           (5)            (18)

Deferred
  Federal............................................     (87)        24            15             121
  State and local....................................     (20)         2             3             (34)
  Foreign............................................     (12)        (7)            3              19
                                                        -----       ----           ---            ----
    Total deferred benefit (expense).................    (119)        19            21             106
                                                        -----       ----           ---            ----
      Total benefit from (provision for) income
        taxes........................................   $(126)      $              $16            $ 88
                                                        =====       ====           ===            ====

    The Company's benefit from (provision for) income taxes differed from the amount computed by applying the statutory U.S. federal income tax rate to income
(loss) before income taxes and extraordinary item as follows:

                                                                                               PREDECESSOR
                                                                                              -------------
                                                                              PERIOD FROM      PERIOD FROM
                                                                             NOVEMBER 19 TO   JANUARY 1 TO
                                                                              DECEMBER 31,    NOVEMBER 18,
                                                         2000       1999          1998            1998
                                                         ----       ----     --------------   ------------
U.S. federal income tax benefit (provision) at
  federal statutory rate.............................   $ (84)      $ 26           $18            $ 293
Effect of valuation allowances on deferred tax
  assets, net of federal benefit.....................                                              (151)
Unutilized capital loss..............................                                               (36)
Permanent differences from applying purchase
  accounting.........................................     (29)       (26)           (3)
Permanently non-deductible expenses..................                 (1)                            (7)
Equity earnings of affiliates, net of tax............                                               (30)
State income taxes, net of federal income tax
  effect.............................................     (13)         2             2               22
Minimum taxes-foreign jurisdictions..................                                                (4)
Other, net...........................................                 (1)           (1)               1
                                                        -----       ----           ---            -----
    Total benefit from (provision for) income
      taxes..........................................   $(126)      $              $16            $  88
                                                        =====       ====           ===            =====

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

9. INCOME TAXES (CONTINUED)

    The components of the income (loss) before income taxes and extraordinary item are as follows:

                                                                                              PREDECESSOR
                                                                                              ------------
                                                                              PERIOD FROM     PERIOD FROM
                                                                             NOVEMBER 19 TO   JANUARY 1 TO
                                                                              DECEMBER 31,    NOVEMBER 18,
                                                         2000       1999          1998            1998
                                                         ----       ----     --------------   ------------
United States........................................    $199      $(128)         $(54)          $(405)
Foreign..............................................      42         53             2            (432)
                                                         ----      -----          ----           -----
  Income (loss) before income taxes and extraordinary
    item.............................................    $241      $ (75)         $(52)          $(837)
                                                         ====      =====          ====           =====

    The Company made income tax payments of $4 million in 2000, $14 million in 1999, $6 million for the period from November 19 to December 31, 1998 and $27 million for the period from January 1 to November 18, 1998.

10. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PLANS

    The Company participates in the SSCC sponsored noncontributory defined benefit pension plans covering substantially all employees. On December 31, 2000, the domestic defined benefit plans of St. Laurent were merged with the defined benefit plans of the Company and Jefferson Smurfit Corporation (U.S.) ("JSC(U.S.)"). The assets of these plans are available to meet the funding requirements of the combined plans. The Company intends to fund its proportionate share of the future contributions based on the funded status of the Company's plan determined on an actuarial basis. Therefore, the plan asset information provided below is based on an actuarial estimate of assets and liabilities, excluding the effect of the plan merger, in order to be consistent with the presentation of the consolidated statements of operations and balance sheets.

    The benefit obligation, fair value of plan assets and the over funded status of the JSC(U.S.) defined benefit plans at December 31, 2000 were $1,052 million, $1,073 million and $21 million, respectively.

    Approximately 34% of the merged pension plan assets at December 31, 2000 are invested in cash equivalents or debt securities, and 66% are invested in equity securities. Equity securities at December 31, 2000 include 0.7 million shares of SSCC common stock with a market value of approximately $11 million and 26 million shares of JS Group common stock having a market value of approximately $52 million. Dividends paid on JS Group common stock during 2000 and 1999 were approximately $2 million.

    The Company sponsors noncontributory defined benefit pension plans for its foreign operations. Approximately 44% of the foreign pension plan assets at December 31, 2000 are invested in cash equivalents or debt securities, and 56% are invested in equity securities.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

    The Company provides certain health care and life insurance benefits for all salaried as well as certain hourly employees. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation ("APBO") at December 31, 2000, were 5.25% for the U.S. plans and 6.00% for the foreign plans. The effect of a 1% increase in the assumed health care cost trend rate would increase the APBO as of December 31, 2000 by $8 million and would increase the annual net periodic postretirement benefit cost by $1 million for 2000.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    As a result of the Merger and the St. Laurent Acquisition, the Company recorded previously unrecognized actuarial gains and losses and prior service cost in its purchase price allocation. The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans:

                                                                 DEFINED BENEFIT           POSTRETIREMENT
                                                                      PLANS                    PLANS
                                                              ----------------------   ----------------------
                                                                2000          1999       2000          1999
                                                                ----          ----       ----          ----
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at January 1.............................   $  754        $ 778       $ 74          $ 73
Service cost................................................       23           22          1             1
Interest cost...............................................       68           52          6             5
Acquisition.................................................      278                      22
Amendments..................................................       11            5
Actuarial (gain) loss.......................................       60          (60)        (3)           (2)
Plan participants' contributions............................        2            1          2             2
Benefits paid...............................................      (48)         (36)       (10)           (6)
Foreign currency rate changes...............................      (16)          (8)        (1)            1
Curtailment.................................................       (2)
                                                               ------        -----       ----          ----
Benefit obligation at December 31...........................   $1,130        $ 754       $ 91          $ 74
                                                               ------        -----       ----          ----

CHANGE IN PLAN ASSETS:
Fair value of plan assets at January 1......................   $  542        $ 504       $             $
Acquisition.................................................      242
Actual return on plan assets................................       19           51
Employer contributions......................................       21           13         10             7
Benefits paid...............................................      (48)         (36)       (10)           (7)
Foreign currency rate changes...............................       (8)          10
                                                               ------        -----       ----          ----
Fair value of plan assets at December 31....................   $  768        $ 542       $             $
                                                               ------        -----       ----          ----

OVER (UNDER) FUNDED STATUS:.................................   $ (362)       $(212)      $(91)         $(74)
Unrecognized actuarial (gain) loss..........................        7          (98)        (4)           (2)
Unrecognized prior service cost.............................       19           10
                                                               ------        -----       ----          ----
Net amount recognized.......................................   $ (336)       $(300)      $(95)         $(76)
                                                               ------        -----       ----          ----
AMOUNTS RECOGNIZED IN THE BALANCE SHEETS:
Accrued pension liability...................................   $ (352)       $(300)      $(95)         $(76)
Intangible asset............................................       12
Accumulated other comprehensive income......................        4
                                                               ------        -----       ----          ----
Net amount recognized.......................................   $ (336)       $(300)      $(95)         $(76)
                                                               ------        -----       ----          ----

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The weighted average assumptions used in the accounting for the defined benefit plans and postretirement plans were:

                                            DEFINED BENEFIT PLANS              POSTRETIREMENT PLANS
                                         ----------------------------      ----------------------------
                                            2000             1999             2000             1999
                                            ----             ----             ----             ----
Weighted average discount rate:
  U.S. plans...........................         7.50%            8.00%            7.50%            8.00%
  Foreign plans........................         7.00%     6.50 - 8.00%            7.00%            8.00%
Rate of compensation increase..........  3.50 - 4.00%     3.00 - 4.50%             N/A              N/A
Expected return on plan assets.........  7.80 - 9.50%            9.50%             N/A              N/A
Health care cost trend on covered
  charges..............................          N/A              N/A      5.25 - 6.00%            6.50%

    The components of net pension expense for the defined benefit plans and the components of the postretirement benefits costs follow:

                             DEFINED BENEFIT PLANS

                                                                                               PREDECESSOR
                                                                                               ------------
                                                                               PERIOD FROM     PERIOD FROM
                                                                              NOVEMBER 19 TO   JANUARY 1 TO
                                                                               DECEMBER 31,    NOVEMBER 18,
                                                          2000       1999          1998            1998
                                                          ----       ----     --------------   ------------
Service cost..........................................    $ 23       $ 22           $ 2            $ 19
Interest cost.........................................      68         52             6              43
Expected return on plan assets........................     (61)       (47)           (5)            (44)
Net amortization and deferral.........................      (3)        (1)                            9
Multi-employer plans..................................       4          4                             5
                                                          ----       ----           ---            ----
Net periodic benefit cost.............................    $ 31       $ 30           $ 3            $ 32
                                                          ----       ----           ---            ----

                              POSTRETIREMENT PLANS

                                                                                                PREDECESSOR
                                                                                                ------------
                                                                                PERIOD FROM     PERIOD FROM
                                                                               NOVEMBER 19 TO   JANUARY 1 TO
                                                                                DECEMBER 31,    NOVEMBER 18,
                                                           2000       1999          1998            1998
                                                           ----       ----     --------------   ------------
Service cost...........................................    $ 2         $1            $               $1
Interest cost..........................................      6          5             1               4
Net amortization and deferral..........................     (1)
Multi-employer plans...................................      1          1                             1
                                                           ---         --            --              --
Net periodic benefit cost..............................    $ 8         $7            $1              $6
                                                           ---         --            --              --

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,130 million,

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
$960 million and $768 million, respectively, as of December 31, 2000 and $272 million, $262 million and $126 million as of December 31, 1999.

SAVINGS PLANS

    The Company sponsors voluntary savings plans covering substantially all salaried and certain hourly employees. The Company match is paid in SSCC common stock, up to an annual maximum. The Company's expense for the savings plans totaled $10 million in 2000, $8 million in 1999, $1 million in the period from November 19 to December 31, 1998, and $4 million for the period from January 1 to November 18, 1998.

11. PREFERRED STOCK

    On November 15, 2000, pursuant to an Agreement and Plan of Merger among SSCC, SCC Merger Co. and the Company, approximately 4.6 million shares of $1.75 Series E Preferred Stock of the Company (the "Preferred Stock") were converted into approximately 4.6 million shares of Series A Cumulative Exchangeable Redeemable Convertible Preferred Stock of SSCC ("the SSCC Preferred Stock"). In addition, a cash payment of $6.4425 per share, totaling approximately
$30 million, was made by SSCC to the holders of the Preferred Stock. The cash payment was equal to the accrued and unpaid dividends on each share of Preferred Stock, less $0.12 per share to cover certain transaction related expenses. SSCC made a $78 million capital contribution to the Company to effect the preferred stock exchange. The Company had accumulated dividend arrearages on the Preferred Stock of $22 million at December 31, 1999.

12. STOCK OPTION AND INCENTIVE PLANS

    Prior to the Merger, the Company maintained incentive plans for selected employees. The Company's plans included incentive stock options and non-qualified stock options issued at prices equal to the fair market value of the Company's common stock at the date of grant which expire upon the earlier of ten years from the date of grant or termination of employment, death, or disability. Effective with the Merger, options outstanding under the Company's plans were converted into options to acquire SSCC common stock, with the number of shares and exercise price being adjusted in accordance with the exchange ratio of .99 to one established in the Merger Agreement, and all outstanding options under both the Company and SSCC plans became exercisable and fully vested.

    In November 1998, the Company's parent, SSCC, adopted the 1998 Long-Term Incentive Plan ("1998 Plan") and reserved 8.5 million shares of SSCC common stock for non-qualified stock options and performance awards. Certain employees of the Company are covered under the 1998 Plan as are certain employees of JSC(U.S.). The options are exercisable at a price equal to the fair market value of SSCC's common stock at the date of grant and vest eight years after the date of grant subject to accelerations based upon the attainment of preestablished stock price targets. The options expire ten years after the date of grant.

    The Company and its parent have elected to continue to follow APB Opinion No. 25 to account for stock awards granted to employees. If the Company adopted SFAS No. 123 to account for stock awards granted to employees, the Company's net income for the period from November 19 to

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

12. STOCK OPTION AND INCENTIVE PLANS (CONTINUED)
December 31, 1998 and the years ended December 31, 1999 and 2000, based on a Black-Scholes option pricing model, would not have been materially different. The effects of applying SFAS No. 123 as described above may not be representative of the effects on reported net income for future years.

    Pro forma information for the Predecessor period regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options issued subsequent to December 31, 1994 under the fair value method. The pro forma net income information required by SFAS No. 123 is not likely to be representative of the effects on reported net income for future years. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

                                                              PREDECESSOR
                                                              ------------
                                                              PERIOD FROM
                                                              JANUARY 1 TO
                                                              NOVEMBER 18,
                                                                  1998
                                                              ------------
Expected option life (years)................................        7
Risk-free weighted average interest rate....................      5.6%
Stock price volatility......................................       50%
Dividend yield..............................................      0.0%

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's unaudited pro forma information is as follows:

                                                              PREDECESSOR
                                                              -----------
                                                              PERIOD FROM
                                                              JANUARY 1 TO
                                                              NOVEMBER 18,
                                                                  1998
                                                              ------------
AS REPORTED
  Net loss..................................................     $ (749)
  Basic earnings (loss) per share...........................      (7.43)
  Diluted earnings (loss) per share.........................      (7.43)
PRO FORMA
  Net loss..................................................     $ (753)
  Basic earnings (loss) per share...........................      (7.46)
  Diluted earnings (loss) per share.........................      (7.46)

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

12. STOCK OPTION AND INCENTIVE PLANS (CONTINUED)
    The weighted average fair value of options granted during 1998 was $6.93 per share.

    Additional information relating to the plans is as follows:

                                                                                          WEIGHTED
                                                                                          AVERAGE
                                                          SHARES UNDER    OPTION PRICE    EXERCISE
                                                             OPTION          RANGE         PRICE
                                                          ------------    ------------    --------
Outstanding at December 31, 1997........................    4,787,098    $13.38 - 29.29   $ 15.23
  Granted...............................................    1,617,870             11.75     11.75
  Exercised.............................................     (180,616)    13.38 - 18.00     13.68
  Cancelled.............................................     (125,328)    13.38 - 29.29     22.89
                                                           ----------
Outstanding at November 18, 1998........................    6,099,024     13.38 - 29.29     14.21
  Converted to SSCC options.............................   (6,099,024)    13.38 - 29.29    (14.21)
                                                           ----------
Outstanding at December 31, 1998
                                                           ----------

13. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

    Accumulated other comprehensive income (loss) is as follows:

                                                 FOREIGN                   UNREALIZED       ACCUMULATED
                                                CURRENCY      MINIMUM    HOLDING GAIN ON       OTHER
                                               TRANSLATION    PENSION      MARKETABLE      COMPREHENSIVE
                                               ADJUSTMENT    LIABILITY     SECURITIES      INCOME (LOSS)
                                               -----------   ---------   ---------------   -------------
Predecessor:
Balance at January 1, 1998...................     $(293)       $(39)           $               $(332)
  Current period change......................       (76)        (21)                             (97)
                                                  -----        ----                            -----
Balance at November 18, 1998.................      (369)        (60)                            (429)
Effect of Merger:
  Retire predecessor equity..................       369          60                              429
  Current period change......................         3                                            3
                                                  -----                                        -----
Balance at December 31, 1998.................         3                                            3
  Current period change......................       (10)                        3                 (7)
                                                  -----                        --              -----
Balance at December 31, 1999.................        (7)                        3                 (4)
  Current period change......................        (8)         (3)                             (11)
                                                  -----        ----            --              -----
Balance at December 31, 2000.................     $ (15)       $ (3)           $3              $ (15)
                                                  -----        ----            --              -----

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

14. EARNINGS PER SHARE

    Subsequent to the Merger, earnings per share information is no longer presented because the Company is a wholly owned subsidiary of SSCC.

    The following table sets forth the computation of basic and diluted earnings per share for the Predecessor period:

                                                              PREDECESSOR
                                                              ------------
                                                              PERIOD FROM
                                                              JANUARY 1 TO
                                                              NOVEMBER 18,
                                                                  1998
                                                              ------------
NUMERATOR:
  Loss from continuing operations before extraordinary
    item....................................................     $ (749)
  Less: Preferred stock dividends...........................         (7)
                                                                 ------
  Loss applicable to common stockholders....................     $ (756)
                                                                 ------
DENOMINATOR:
  Denominator for basic earnings per share --
    Weighted average shares.................................        102
  Denominator for diluted earnings per share --
    Adjusted weighted average shares........................        102
                                                                 ------
Basic earnings (loss) per share before extraordinary item...     $(7.43)
                                                                 ------
Diluted earnings (loss) per share before extraordinary
  item......................................................     $(7.43)
                                                                 ------

    Convertible debt to acquire four million shares of common stock with an earnings effect of $3 million, and exchangeable preferred stock to acquire four million shares of common stock with an earnings effect of $7 million are excluded from the diluted earnings per share computation in the period from January 1 to November 18, 1998 because they are antidilutive.

15. RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH JSC(U.S.)

    The Company sold and purchased containerboard at market prices from JSC(U.S.), a subsidiary of SSCC, as follows:

                                                                          PERIOD FROM
                                                                         NOVEMBER 19 TO
                                                                          DECEMBER 31,
                                                     2000       1999          1998
                                                     ----       ----     --------------
Product sales....................................    $422       $237           $ 8
Product and raw material purchases...............     387        248            14
Net payables at December 31......................      24         28             4

    Corporate shared expenses are allocated between the Company and JSC(U.S.) based on an established formula using a weighted average rate based on the net book value of fixed assets, number of employees and sales. Net payables are settled in cash.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

15. RELATED PARTY TRANSACTIONS (CONTINUED)
TRANSACTIONS WITH JS GROUP

    Transactions with JS Group, a significant shareholder of the Company, its subsidiaries and affiliated companies were as follows:

                                                                2000       1999
                                                                ----       ----
Product sales...............................................    $21        $12
Product and raw material purchases..........................     11          5
Receivables at December 31..................................      3          1
Payables at December 31.....................................      1          1
Note receivable at December 31..............................      1
Sale of business............................................      2
Purchase of business........................................      2

    Product sales to and purchases from JS Group, its subsidiaries and affiliates are consummated on terms generally similar to those prevailing with unrelated parties.

TRANSACTIONS WITH NON-CONSOLIDATED AFFILIATES

    The Company sold paperboard, market pulp and fiber to and purchased containerboard and kraft paper from various non-consolidated affiliates. The following table summarizes the Company's related party transactions with its non-consolidated affiliates for each year presented:

                                                                              PREDECESSOR
                                                                              ------------
                                                              PERIOD FROM     PERIOD FROM
                                                             NOVEMBER 19 TO   JANUARY 1 TO
                                                              DECEMBER 31,    NOVEMBER 18,
                                         2000       1999          1998            1998
                                         ----       ----     --------------   ------------
Product sales........................    $210       $297           $24            $220
Product and raw material purchases...      23         29                           113
Receivables at December 31...........      31         42            65
Payables at December 31..............       1          2
Fees payable for services received...                               10

    On September 4, 1998, Stone Container (Canada) Inc., ("Stone Canada") a wholly owned subsidiary of the Company, purchased the remaining 50% of Smurfit-MBI from MacMillan Bloedel ltd. for $185 million (Canadian). Simultaneously, Stone Canada sold the newly acquired 50% interest to JS Group for the same amount.

    On October 15, 1998, the Company sold its Snowflake, Arizona, newsprint manufacturing operations and related assets to Abitibi for approximately
$250 million. The Company retained ownership of a corrugating medium machine located in the facility that Abitibi operated on behalf of the Company pursuant to an operating agreement entered into as part of the sale. Payments made to Abitibi, prior to the sale of the Company's remaining interest (see Note 6), were $17 million in the period from January 1 to April 23, 1999, $4 million in the period from January 1 to November 18, 1998 and $4 million in the period from November 19 to December 31, 1998.

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values and fair values of the Company's financial instruments at December 31 are as follows:

                                                    2000                  1999
                                             -------------------   -------------------
                                             CARRYING     FAIR     CARRYING     FAIR
                                              AMOUNT     VALUE      AMOUNT     VALUE
                                             --------    -----     --------    -----
Cash and cash equivalents..................   $   24     $   24     $   13     $   13
Notes receivable and long-term
  investments..............................       28         28         26         26
Long-term debt including current
  maturities...............................    3,813      3,824      3,157      3,196

    The carrying value of cash equivalents approximates fair value because of the short maturity of those instruments. The fair values of notes receivable and long-term investments are based on discounted future cash flows or the applicable quoted market price. The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

17. OTHER, NET

    The significant components of other, net are as follows:

                                                                                PREDECESSOR
                                                                                ------------
                                                                PERIOD FROM     PERIOD FROM
                                                               NOVEMBER 19 TO   JANUARY 1 TO
                                                                DECEMBER 31,    NOVEMBER 18,
                                           2000       1999          1998            1998
                                           ----       ----     --------------   ------------
Foreign currency transaction gains
  (losses).............................    $          $ 7            $4            $ (24)
Gain on redemption of convertible
  preferred stock of Four M
  Corporation..........................      13
Loss on sales of receivables to SRC....     (16)
Gains on sales of investments or
  assets...............................       2        39                             37
Write-down of investments in non-
  consolidated affiliates..............                                             (155)
Merger related and change of control
  expenses.............................                                              (32)
Other..................................       9        10                            (12)
                                           ----       ---            --            -----
  Total other, net.....................    $  8       $56            $4            $(186)
                                           ====       ===            ==            =====

18. CONTINGENCIES

    The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

18. CONTINGENCIES (CONTINUED)
remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters.

    The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

19. BUSINESS SEGMENT INFORMATION

    In the fourth quarter of 2000, the Company reorganized its business segments. The Industrial Bag segment was renamed as the Specialty Packaging segment. The St. Laurent facilities were assigned primarily to the Containerboard and Corrugated Containers segment. In addition, during 2000, corporate expenses previously allocated to business segments are no longer allocated. Income (loss) in non-consolidated affiliates is included with its related segment. The information for 1999 and 1998 has been restated from the prior year in order to conform to the 2000 presentation.

    The Company has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Specialty Packaging, and (3) International. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Specialty Packaging segment converts kraft and specialty paper into multiwall bags, consumer bags, and intermediate bulk containers. These bags and containers are designed to ship and protect a wide range of industrial and consumer products including fertilizers, chemicals, concrete and pet and food products. The International segment is primarily comprised of the Company's containerboard mills and corrugating facilities located in Europe and South America.

    The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, interest expense, and other nonoperating gains and losses. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies except that the Company accounts for inventory on a FIFO basis at the segment level compared to a LIFO basis at the consolidated level. Intersegment sales and transfers are recorded at market prices. Intercompany profit is eliminated at the corporate division level.

    The Company's North American reportable segments are strategic business units that offer different products, and each is managed separately because they manufacture distinct products. The International segment is managed separately because it has different customers, and its operations are based in markets outside of the North American market. Other includes one nonreportable segment and corporate related items which include goodwill, income and expense not allocated to reportable segments (corporate expenses, restructuring charges, goodwill amortization, interest expense, and the adjustment to record inventory at LIFO), the elimination of intercompany assets and intercompany profit and a $39 million gain on the sale of Abitibi in 1999 (See Note 6).

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

19. BUSINESS SEGMENT INFORMATION (CONTINUED)
    Purchase price allocation adjustments related to property, plant and equipment have been pushed down to the applicable operating segment assets as of December 31, 2000 and 1999.

    A summary by business segment follows:

                                              CONTAINERBOARD &
                                                 CORRUGATED      SPECIALTY
                                                 CONTAINERS      PACKAGING   INTERNATIONAL    OTHER      TOTAL
                                              ----------------   ---------   -------------    -----      -----
YEAR ENDED DECEMBER 31, 2000
Revenues from external customers............       $4,590          $517          $587         $   44     $5,738
Intersegment revenues.......................          130                                                   130
Depreciation and amortization...............          205             5            20             83        313
Segment profit (loss).......................          738            32            37           (566)       241
Income in non-consolidated affiliates.......           12                           1                        13
Segment assets..............................        4,550           193           482          3,826      9,051
Expenditures for long-lived assets..........          217             7            13             10        247

YEAR ENDED DECEMBER 31, 1999
Revenues from external customers............       $3,407          $524          $567         $    2     $4,500
Intersegment revenues.......................          153                                                   153
Depreciation and amortization...............          120             5            27            144        296
Segment profit (loss).......................          322            37            30           (464)       (75)
Income (loss) in non-consolidated
  affiliates................................           15                                         (3)        12
Segment assets..............................        3,145           193           443          3,784      7,565
Expenditures for long-lived assets..........           54             5            26              2         87

PERIOD FROM NOVEMBER 19 TO DECEMBER 31, 1998
Revenues from external customers............       $  355          $ 59          $ 65         $    1     $  480
Intersegment revenues.......................           18                                                    18
Depreciation and amortization...............           15             1             3             15         34
Segment profit (loss).......................            6             3             2            (63)       (52)
Income in non-consolidated affiliates.......            3                                          1          4
Segment assets..............................        4,398           217           519          3,659      8,793
Expenditures for long-lived assets..........           13             1             8                        22

PREDECESSOR PERIOD FROM JANUARY 1 TO
  NOVEMBER 18, 1998
Revenues from external customers............       $3,391          $473          $523         $   12     $4,399
Intersegment revenues.......................          171                                          1        172
Depreciation and amortization...............          154             5            24             56        239
Segment profit (loss).......................          (28)           32            20           (861)      (837)
Loss in non-consolidated affiliates.........          (26)                        (13)           (53)       (92)
Expenditures for long-lived assets..........          112             6            27                       145

                          STONE CONTAINER CORPORATION

              (TABULAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

19. BUSINESS SEGMENT INFORMATION (CONTINUED)

    The following table presents net sales to external customers by country of origin:

                                                                            PREDECESSOR
                                                                           -------------
                                                           PERIOD FROM      PERIOD FROM
                                                          NOVEMBER 19 TO   JANUARY 1 TO
                                                           DECEMBER 31,    NOVEMBER 18,
                                      2000       1999          1998            1998
                                      ----       ----     --------------   ------------
United States.....................   $4,743     $3,678         $394           $3,669
Canada............................      345        210           17              181
Europe and other..................      650        612           69              549
                                     ------     ------         ----           ------
  Total...........................   $5,738     $4,500         $480           $4,399
                                     ======     ======         ====           ======

    The following table presents long-lived assets by country at December 31:

                                                        2000       1999       1998
                                                        ----       ----       ----
United States.......................................   $3,337     $2,526     $3,427
Canada..............................................      756        227        190
Europe and other....................................      313        357        395
                                                       ------     ------     ------
                                                        4,406      3,110      4,012
Goodwill............................................    3,170      3,123      2,643
                                                       ------     ------     ------
  Total.............................................   $7,576     $6,233     $6,655
                                                       ======     ======     ======

    The Company's export sales from the United States were approximately $246 million for 2000, $208 million for 1999 and $448 million for 1998.

20. SUMMARY OF QUARTERLY DATA (UNAUDITED)

    The following table summarizes quarterly financial data for 2000 and 1999.

                                               FIRST      SECOND     THIRD      FOURTH
                                              QUARTER    QUARTER    QUARTER    QUARTER
                                              -------    -------    -------    -------
2000
Net sales...................................   $1,286     $1,379     $1,576     $1,497
Gross profit................................      247        248        327        287
Income (loss) before extraordinary
  charges...................................       28         (2)        56         33
Net income..................................       28                    55         32

1999
Net sales...................................   $1,105     $1,083     $1,127     $1,185
Gross profit................................       96        132        163        195
Income (loss) before extraordinary
  charges...................................      (65)       (12)       (10)        12
Net income (loss)...........................      (65)       (13)       (11)        12

    The effect of adopting EITF 00-10, "Accounting for Shipping and Handling Fees and Costs," during the fourth quarter of 2000 was to increase sales and cost of goods sold from previously reported amounts in the first, second and third quarters by $61 million, $67 million and $74 million, respectively.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                 (IN MILLIONS)

                COLUMN A                     COLUMN B      COLUMN C    COLUMN D    COLUMN E     COLUMN F
-----------------------------------------  ------------   ----------   --------   ----------   ----------
                                                          ADDITIONS
                                            BALANCE AT    CHARGED TO                           BALANCE AT
                                           BEGINNING OF   COSTS AND     OTHER     DEDUCTIONS     END OF
DESCRIPTION                                   PERIOD       EXPENSES    DESCRIBE    DESCRIBE      PERIOD
-----------                                ------------   ----------   --------   ----------   ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS AND SALES
  RETURNS AND ALLOWANCES:
  Year ended December 31, 2000...........      $ 41          $ 9         $  3 (a)    $  9(c)      $ 44
  Year ended December 31, 1999...........      $ 61          $ 6         $(10)(b)    $ 16(c)      $ 41
  Period from November 19 to
    December 31, 1998....................      $ 61          $           $           $            $ 61
  Predecessor
    Period from January 1 to
      November 18, 1998..................      $ 14          $64         $           $ 17(c)      $ 61
EXIT LIABILITIES:
  Year ended December 31, 2000...........      $183          $           $ (5)(d)    $140(f)      $ 38
  Year ended December 31, 1999...........      $106          $           $106 (e)    $ 29(f)      $183
  Period from November 19 to
    December 31, 1998....................      $             $           $117 (e)    $ 11(f)      $106
RESTRUCTURING:
  Year ended December 31, 2000...........      $             $53         $           $ 42(f)      $ 11

---------

(a) Amount acquired with the St. Laurent Acquisition.

(b) Includes the effect of the accounts receivable securitization application of SFAS No. 125.

(c) Uncollectible amounts written off, net of recoveries.

(d) Charges associated with the exit activities included in the purchase price allocation of St. Laurent and reduction to Stone exit liabilities.

(e) Charges associated with exit activities and litigation settlements included in the purchase price allocation of Stone.

(f) Charges against the exit liability reserves.

                          STONE CONTAINER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                 (IN MILLIONS, EXCEPT
                                                                     SHARE DATA)
ASSETS
Current assets
  Cash and cash equivalents.................................    $   34         $   24
  Receivables, less allowances of $44 in 2001 and 2000......       362            369
  Inventories
    Work-in-process and finished goods......................       158            154
    Materials and supplies..................................       363            385
                                                                ------         ------
                                                                   521            539
  Deferred income taxes.....................................       160            159
  Prepaid expenses and other current assets.................        45             42
                                                                ------         ------
      Total current assets..................................     1,122          1,133
Net property, plant and equipment...........................     4,290          4,348
Timberland, less timber depletion...........................        51             58
Goodwill, less accumulated amortization of $182 in 2001 and
  $161 in 2000..............................................     3,156          3,170
Investment in equity of non-consolidated affiliates.........       131            132
Other assets................................................       226            210
                                                                ------         ------
                                                                $8,976         $9,051
                                                                ======         ======

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Current maturities of long-term debt......................    $   42         $   34
  Accounts payable..........................................       365            405
  Accrued compensation and payroll taxes....................       103            118
  Interest payable..........................................        42             71
  Other current liabilities.................................       133            136
                                                                ------         ------
      Total current liabilities.............................       685            764
Long-term debt, less current maturities.....................     3,808          3,779
Other long-term liabilities.................................       695            708
Deferred income taxes.......................................       778            797
Stockholder's equity
  Common stock, par value $.01 per share; 200,000,000 shares authorized, 135,335,381 shares issued and outstanding in
    2001 and 2000...........................................         1              1
  Additional paid in capital................................     3,015          3,015
  Retained earnings.........................................        10              2
  Accumulated other comprehensive income (loss).............       (16)           (15)
                                                                ------         ------
      Total stockholder's equity............................     3,010          3,003
                                                                ------         ------
                                                                $8,976         $9,051
                                                                ======         ======


                See notes to consolidated financial statements.

                          STONE CONTAINER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                 (IN MILLIONS)
Net sales...................................................   $1,513     $1,286
Costs and expenses
  Cost of goods sold........................................    1,269      1,039
  Selling and administrative expenses.......................      127        104
  Restructuring charges.....................................                   6
                                                               ------     ------
  Income from operations....................................      117        137
Other income (expense)
  Interest expense, net.....................................      (94)       (81)
  Equity income of affiliates...............................        2          4
  Other, net................................................        9
                                                               ------     ------
    Income before income taxes and extraordinary item.......       34         60
Provision for income taxes..................................      (22)       (32)
                                                               ------     ------
  Income before extraordinary item..........................       12         28
Extraordinary item
  Loss from early extinguishment of debt, net of income tax
    benefit of $2...........................................       (4)
                                                               ------     ------
    Net income..............................................        8         28
Preferred stock dividends...................................                  (2)
                                                               ------     ------
    Net income applicable to common shares..................   $    8     $   26
                                                               ======     ======

                See notes to consolidated financial statements.

                          STONE CONTAINER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
                                                                  (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $     8        $  28
  Adjustments to reconcile net income to net cash provided
    by (used for) operating activities:
    Extraordinary loss from early extinguishment of debt....        6
    Depreciation and amortization...........................       87           68
    Amortization of deferred debt issuance costs............        1            1
    Deferred income taxes...................................        6           31
    Non-cash employee benefits..............................        7            5
    Foreign currency transaction gains......................       (4)          (2)
    Equity income of affiliates.............................       (2)          (4)
    Gain on sale of assets..................................       (6)
    Change in current assets and liabilities, net of effects
      from acquisitions and dispositions
      Receivables...........................................       (1)           2
      Inventories...........................................        6           (6)
      Prepaid expenses and other current assets.............       (5)          15
      Accounts payable and other current liabilities........      (47)         (51)
      Interest payable......................................      (29)          11
      Income taxes..........................................        5            1
    Other, net..............................................      (10)        (127)
                                                              -------        -----
  Net cash provided by (used for) operating activities......       22          (28)
                                                              -------        -----
CASH FLOWS FROM INVESTING ACTIVITIES
  Property additions........................................      (32)         (31)
  Proceeds from sales of assets.............................       16            1
                                                              -------        -----
  Net cash used for investing activities....................      (16)         (30)
                                                              -------        -----
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from long-term debt..............................    1,050
  Net borrowings (repayments) of debt.......................   (1,007)          74
  Debt repurchase premiums..................................      (14)
  Deferred debt issuance costs..............................      (25)          (9)
                                                              -------        -----
  Net cash provided by financing activities.................        4           65
                                                              -------        -----
  Effect of exchange rate changes on cash...................                    (1)
                                                              -------        -----
INCREASE IN CASH AND CASH EQUIVALENTS.......................       10            6
Cash and cash equivalents
  Beginning of period.......................................       24           13
                                                              -------        -----
  End of period.............................................  $    34        $  19
                                                              =======        =====

                See notes to consolidated financial statements.

                          STONE CONTAINER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (TABULAR AMOUNTS IN MILLIONS)

1. SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements and notes thereto of Stone Container Corporation ("Stone" or the "Company") have been prepared in accordance with the instructions to Form 10-Q and reflect all adjustments which management believes necessary (which include only normal recurring accruals) to present fairly the financial position, results of operations and cash flows. These statements, however, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. Interim results may not necessarily be indicative of results which may be expected for any other interim period or for the year as a whole. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Stone 2000 10-K"), filed March 13, 2001, with the Securities Exchange Commission.

    The Company is a wholly-owned subsidiary of Smurfit-Stone Container Corporation ("SSCC"). On November 18, 1998, Stone was merged with a wholly-owned subsidiary of SSCC. On May 31, 2000, the Company acquired (the "St. Laurent Acquisition") St. Laurent Paperboard, Inc. ("St. Laurent").

2. RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year presentation.

3. ST. LAURENT ACQUISITION

    The St. Laurent Acquisition was accounted for as a purchase business combination, and accordingly, the cost to acquire St. Laurent was preliminarily allocated to the assets acquired and liabilities assumed according to their estimated fair values and is subject to adjustment when additional information concerning asset and liability valuations is finalized. The preliminary allocation has resulted in acquired goodwill of approximately $208 million, which is being amortized on a straight-line basis over 40 years.

4. EXIT LIABILITIES

    At December 31, 2000, the Company had $49 million of exit liabilities related to the restructuring of operations in connection with the merger and the St. Laurent Acquisition. During the first quarter, the Company had $7 million of cash disbursements related to these exit liabilities.

5. LONG-TERM DEBT

    In January 2001, the Company closed on a bond offering to issue $750 million of 9.75% Senior Notes due 2011 and $300 million of 9.25% Senior Notes due 2008. The proceeds of this issuance along with additional borrowings on the Revolving Credit Facility of $34 million were used to redeem (i) $300 million in aggregate principal of senior subordinated debentures due April 1, 2002, (ii) $45 million in aggregate principal of convertible subordinated debentures due February 15, 2007, (iii) $500 million in aggregate principal of first mortgage notes due October 1, 2002, and (iv) $200 million in aggregate principal of senior notes due October 1, 2004. In addition, the proceeds were used to pay $39 million in fees, call premiums and other expenses related to these transactions. An extraordinary loss of $4 million (net of tax of $2 million) was recorded due to the early extinguishment of debt.

                          STONE CONTAINER CORPORATION

                         (TABULAR AMOUNTS IN MILLIONS)

6. ADOPTION OF SFAS NO. 133

    The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138, on January 1, 2001. SFAS No. 133 requires that all derivatives be recorded on the consolidated balance sheets at fair value. Changes in the fair value of derivatives not qualifying as hedges are recorded each period in earnings. Changes in the fair value of derivatives qualifying as hedges are either offset against the change in fair value of the hedged item through earnings or recognized in Other Comprehensive Income ("OCI") until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of the change in fair value of all derivatives is recognized in earnings. Upon the adoption of SFAS No. 133, the Company recorded a pretax cumulative effect of an accounting change gain of approximately $5 million in OCI. During the first quarter of 2001, the fair value of these derivatives decreased by $2 million. The Company reclassified the net $3 million gain to cost of goods sold during the quarter when the hedged items were recognized.

    In accordance with SFAS No. 133, hedges related to anticipated transactions are designated and documented at hedge inception as cash flow hedges and evaluated for hedge effectiveness quarterly.

Commodity Future Contracts


    The Company uses exchange traded futures contracts to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company's forecasted purchases of natural gas used in the manufacturing process. The changes in the market value of such contracts have historically been, and are expected to continue to be highly effective at offsetting changes in price movements of the hedged item. As of March 31, 2001, the maximum length of time over which the Company is hedging its exposure to the variability in future cash flows associated with natural gas forecasted transactions is approximately one year. The fair value of the Company's futures contracts at March 31, 2001 is not material. The change in fair value of these contracts is recorded in OCI until the underlying transaction is recorded in earnings.


Foreign Currency Forward Contracts


    The Company enters into foreign currency forward contracts with financial institutions to purchase Canadian dollars, primarily to protect against currency exchange risk associated with expected future cash flows. Contracts typically have maturities of less than one year. The fair value of the Company's foreign currency forward contracts at March 31, 2001 is not material. The change in fair value of these contracts is recorded in OCI until the underlying transaction is recorded in earnings.


7. OTHER, NET

    The Company completed the sale of its Bathurst, New Brunswick, Canada, sawmill during first quarter of 2001, resulting in a gain of $6 million, recorded in other, net in the consolidated statements of operations.

8. NON-CONSOLIDATED AFFILIATES

    The Company has several non-consolidated affiliates that are engaged in paper and packaging operations in North America, South America and Europe. Investments in majority-owned affiliates

                          STONE CONTAINER CORPORATION

                         (TABULAR AMOUNTS IN MILLIONS)

8. NON-CONSOLIDATED AFFILIATES (CONTINUED) where control does not exist and non majority-owned affiliates are accounted for under the equity method.

    The Company's significant non-consolidated affiliate at March 31, 2001 is Smurfit-MBI, a Canadian corrugated container company, in which the Company owns a 50% interest. The remaining 50% interest is indirectly owned by Jefferson Smurfit Group plc. Smurfit-MBI had net sales of $108 million and $114 million for the three months ended March 31, 2001 and 2000, respectively.

    Combined summarized financial information for all of the Company's non-consolidated affiliates that are accounted for under the equity method of accounting is presented below:

                                                                   THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
Results of operations
  Net sales.................................................    $143          $163
  Cost of sales.............................................     124           143
  Income before income taxes, minority interest and
    extraordinary charges...................................       6             8
Net income..................................................       6             7

9. COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) is as follows:

                                                                   THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
Net income..................................................    $ 8           $28
Other comprehensive income (loss), net of tax:
  Deferred hedge loss.......................................     (1)
  Foreign currency translation adjustment...................                   (9)
                                                                ---           ---
Comprehensive income........................................    $ 7           $19
                                                                ===           ===

10. BUSINESS SEGMENT INFORMATION

    The Company has three reportable segments: (1) Containerboard and Corrugated Containers, (2) Specialty Packaging and (3) International. The Containerboard and Corrugated Containers segment is highly integrated. It includes a system of mills and plants that produces a full line of containerboard that is converted into corrugated containers. Corrugated containers are used to transport such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture. The Specialty Packaging segment converts kraft and specialty paper into multi-wall bags, consumer bags and intermediate bulk containers. These bags and containers are designed to ship and protect a wide range of industrial and consumer products including fertilizers, chemicals,

                          STONE CONTAINER CORPORATION

                         (TABULAR AMOUNTS IN MILLIONS)

10. BUSINESS SEGMENT INFORMATION (CONTINUED) concrete and pet and food products. The International segment is primarily composed of the Company's containerboard mills located in Europe and corrugating facilities located in Europe and South America.

    The Company's North American reportable segments are strategic business units that offer different products, and each is managed separately because they manufacture distinct products. The International segment is managed separately because it has different customers, and its operations are based in markets outside of the North American market. Other includes one nonreportable segment and corporate related items which include the elimination of intercompany profit and income and expense not allocated to reportable segments including corporate expenses, restructuring charges, goodwill amortization, interest expense and the adjustment to record inventory at LIFO.

    A summary by business segment follows:

                                               CONTAINER-
                                                BOARD &
                                               CORRUGATED   SPECIALTY
                                               CONTAINERS   PACKAGING   INTERNATIONAL    OTHER      TOTAL
                                               ----------   ---------   -------------   --------   --------
THREE MONTHS ENDED MARCH 31,
  2001
  Revenues from external customers...........    $1,203       $137          $155         $  18      $1,513
  Intersegment revenues......................        34                                                 34
  Segment profit (loss)......................       126          9            15          (116)         34

  2000
  Revenues from external customers...........    $1,005       $133          $148         $          $1,286
  Intersegment revenues......................        35                                                 35
  Segment profit (loss)......................       178          8            10          (136)         60

11. CONTINGENCIES

    The Company's past and present operations include activities which are subject to federal, state and local environmental requirements, particularly relating to air and water quality. The Company faces potential environmental liability as a result of violations of permit terms and similar authorizations that have occurred from time to time at its facilities. In addition, the Company faces potential liability for response costs at various sites for which it has received notice as being a potentially responsible party ("PRP") concerning hazardous substance contamination. In estimating its reserves for environmental remediation and future costs, the Company's estimated liability reflects only the Company's expected share after consideration for the number of other PRPs at each site, the identity and financial condition of such parties and experience regarding similar matters.

    The Company is a defendant in a number of lawsuits and claims arising out of the conduct of its business, including those related to environmental matters. While the ultimate results of such suits or other proceedings against the Company cannot be predicted with certainty, the management of the Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial condition or results of operations.

                          ST. LAURENT PAPERBOARD INC.

                                AUDITORS' REPORT


To the Directors of ST. LAURENT PAPERBOARD INC.


    We have audited the consolidated balance sheets of St. Laurent
Paperboard Inc. as at December 31, 1999 and 1998 and the consolidated statements of earnings (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in accordance with generally accepted accounting principles in Canada.

/s/ PRICEWATERHOUSECOOPERS LLP
  Chartered Accountants

Montreal, Canada
January 24, 2000, except as to Note 10 b), which is as of February 25, 2000 and
Note 20, which is as of February 23, 2000.

                          ST. LAURENT PAPERBOARD INC.

                   CONSOLIDATED STATEMENT OF EARNINGS (LOSS)

                                                                     YEAR ENDED DECEMBER 31
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
                                                              (IN THOUSANDS OF US DOLLARS, EXCEPT
                                                                       PER SHARE AMOUNTS)
Sales.......................................................   $986,819     $860,473     $642,700
Cost of delivery............................................     71,022       68,566       52,258
                                                               --------     --------     --------
Net sales...................................................    915,797      791,907      590,442
                                                               --------     --------     --------
Cost of sales...............................................    711,030      665,102      509,162
Amortization................................................     67,023       63,508       47,621
Selling and administrative expenses.........................     62,651       51,919       42,563
Restructuring charge (Note 17)..............................         --       12,878           --
                                                               --------     --------     --------
                                                                840,704      793,407      599,346
                                                               --------     --------     --------
Operating earnings (loss)...................................     75,093       (1,500)      (8,904)
Interest expense, net (Note 12).............................     28,609       29,397       33,760
Other income, net (Note 12).................................    (13,792)        (497)        (213)
                                                               --------     --------     --------
Earnings (loss) before income taxes.........................     60,276      (30,400)     (42,451)
Provision for (recovery of) income taxes (Note 13)..........     21,836       (7,137)     (12,010)
                                                               --------     --------     --------
Net earnings (loss) before non-controlling interests........     38,440      (23,263)     (30,441)
Non-controlling interests...................................       (103)          --           --
Increase in equity component of convertible debentures, net
  of income taxes (1997 -- $1,480)..........................         --           --       (3,094)
                                                               --------     --------     --------
Net earnings (loss) attributable to common shares...........   $ 38,337     $(23,263)    $(33,535)
                                                               ========     ========     ========
Net earnings (loss) per common share
  Basic.....................................................   $   0.78     $  (0.47)    $  (0.98)
                                                               ========     ========     ========
  Fully diluted.............................................   $   0.77           (1)          (1)
                                                               ========     ========     ========
Weighted average number of outstanding common shares
  (in thousands)............................................     49,328       49,124       34,384
                                                               ========     ========     ========

------------------------

(1)  Anti-dilutive

                  CONSOLIDATED STATEMENT OF RETAINED EARNINGS

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                               (IN THOUSANDS OF US DOLLARS)
Balance at beginning of year................................  $ 1,769    $25,032    $58,567
Net earnings (loss) attributable to common shares...........   38,337    (23,263)   (33,535)
                                                              -------    -------    -------
Balance at end of year......................................  $40,106    $ 1,769    $25,032
                                                              =======    =======    =======

              See notes to the Consolidated Financial Statements.

                          ST. LAURENT PAPERBOARD INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                               (IN THOUSANDS OF US DOLLARS)
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
  Net earnings (loss).......................................  $ 38,337   $(23,263)  $(30,441)
  Items not involving cash
    Amortization of property, plant and equipment, start-up     67,023     63,508     47,621
     and deferred costs
      and goodwill..........................................
    Amortization and write-off of debt issue costs..........     1,438      1,422      9,538
    Future income taxes.....................................    20,379     (8,163)   (13,560)
    Gain on asset disposals.................................    (5,094)      (235)      (235)
    Other...................................................      (927)      (758)    (2,019)
  Start-up and other deferred costs incurred................    (2,199)       414     (2,267)
  Pension expense, net of funding...........................     3,242      9,358      1,129
  Interest payments, net of expense.........................        --         --     (4,795)
  Non-controlling interests.................................       103         --         --
                                                              --------   --------   --------
                                                               122,302     42,283      4,971
Change in non-cash working capital relating to operations
  Accounts receivable.......................................   (10,588)    11,913     (8,856)
  Inventory.................................................     9,704     (1,942)   (11,846)
  Prepaid expenses..........................................       226     (8,153)    (2,608)
  Accounts payable and accrued liabilities..................    23,854     (8,825)    11,804
  Income and other taxes payable............................      (538)       123      1,829
                                                              --------   --------   --------
                                                                22,658     (6,884)    (9,677)
                                                              --------   --------   --------
  Cash provided by (used in) operations.....................   144,960     35,399     (4,706)
                                                              --------   --------   --------

INVESTING ACTIVITIES
  Business acquisitions, including bank indebtedness assumed   (70,415)        --   (506,353)
    of $5,678 in 1997 (Note 3)..............................
  Additions to property, plant and equipment................   (57,138)   (49,235)   (44,038)
  Proceeds from disposals of property, plant and                 9,059        235        312
    equipment...............................................
                                                              --------   --------   --------
  Cash used in investing activities.........................  (118,494)   (49,000)  (550,079)
                                                              --------   --------   --------

FINANCING ACTIVITIES
  Issuance of common shares, net of expenses................     1,537      2,144    349,442
  Redemption of common shares...............................        --       (370)        --
  Issuance of long-term debt................................       610    230,256    245,453
  Repayment of long-term debt...............................    (9,549)  (241,892)   (12,940)
  Debt issue costs..........................................    (1,354)    (4,496)    (8,487)
  Non-controlling interests.................................       700         --         --
  Cash held in escrow.......................................        --     11,000    (11,000)
                                                              --------   --------   --------
  Cash provided by (used in) financing activities...........    (8,056)    (3,358)   562,468
                                                              --------   --------   --------

INCREASE (DECREASE) IN CASH.................................    18,410    (16,959)     7,683

CASH (INDEBTEDNESS) AT BEGINNING OF YEAR....................    (3,519)    13,440      5,757
                                                              --------   --------   --------

CASH (INDEBTEDNESS) AT END OF YEAR..........................  $ 14,891   $ (3,519)  $ 13,440
                                                              ========   ========   ========

CASH (INDEBTEDNESS) CONSISTS OF:
  Cash......................................................  $  9,125   $     --   $  3,689
  Temporary investments.....................................     5,766      2,607      9,751
  Bank indebtedness.........................................        --     (6,126)        --
                                                              --------   --------   --------
                                                              $ 14,891   $ (3,519)  $ 13,440
                                                              ========   ========   ========


              See notes to the Consolidated Financial Statements.

                          ST. LAURENT PAPERBOARD INC.

                           CONSOLIDATED BALANCE SHEET

                                                                       DECEMBER 31
                                                              -----------------------------
                                                                  1999            1998
                                                              -------------   -------------
                                                              (IN THOUSANDS OF US DOLLARS)
ASSETS
CURRENT ASSETS
  Cash and temporary investments............................   $   14,891      $    2,607
  Accounts receivable.......................................      124,279          95,895
  Income and other taxes recoverable........................        4,792           4,870
  Inventories (Note 4)......................................      106,481          98,542
  Prepaid expenses and other assets.........................       13,984          13,832
                                                               ----------      ----------
                                                                  264,427         215,746
PROPERTY, PLANT AND EQUIPMENT (Note 5)......................      816,879         775,960
FUTURE INCOME TAXES (Note 13)...............................           --           8,437
DEFERRED CHARGES AND OTHER ASSETS (Note 6)..................       33,898          30,347
GOODWILL, NET OF ACCUMULATED AMORTIZATION OF $3,991
  (1998 -- $2,777)..........................................       40,339          19,923
                                                               ----------      ----------
                                                               $1,155,543      $1,050,413
                                                               ==========      ==========
LIABILITIES
CURRENT LIABILITIES
  Bank indebtedness.........................................   $       --      $    6,126
  Accounts payable and accrued liabilities..................      102,846          72,112
  Current portion of long-term debt (Note 7)................       47,397           5,975
                                                               ----------      ----------
                                                                  150,243          84,213
LONG-TERM DEBT (Note 7).....................................      338,206         356,455
OTHER LIABILITIES (Note 8)..................................       32,804          27,271
FUTURE INCOME TAXES (Note 13)...............................       18,305           6,363
COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS' EQUITY
COMMON SHARES (Note 9)......................................      573,471         571,934
CONTRIBUTED SURPLUS.........................................        2,408           2,408
RETAINED EARNINGS...........................................       40,106           1,769
                                                               ----------      ----------
                                                                  615,985         576,111
                                                               ----------      ----------
                                                               $1,155,543      $1,050,413
                                                               ==========      ==========

              See notes to the Consolidated Financial Statements.

Approved by the Board of Directors,

Jay J. Gurandiano                              Raymond R. Pinard
Director                                       Director

                          ST. LAURENT PAPERBOARD INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

1. SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    The Company is a producer, supplier and converter of paperboard products. Its principal products are white top linerboard, brown linerboard, corrugating medium and solid bleached paperboard (foodboard and linerboard). The Company converts approximately one third of its paperboard capacity into corrugated boxes, point-of-purchase displays and other products. Its assets are located in the United States and Canada and the products are sold mostly in the United States and Canada.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada. As described in Note 19, those principles differ in certain material respects from those that the Company would have followed had its financial statements been prepared in accordance with generally accepted accounting principles in the United States.

    The consolidated financial statements include the accounts of the Company and all its subsidiary companies. All significant inter-company transactions and balances have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities shown on the balance sheet and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses on the statement of earnings during the reporting period. Actual results may differ from those estimates.

FOREIGN EXCHANGE AND HEDGING ACTIVITIES

    Non-monetary assets and liabilities of Canadian activities are translated into US dollars at historical exchange rates. As explained in Note 2, the historical rate for non-monetary items at December 31, 1996 is the rate in effect as at that date. Monetary assets and liabilities are translated from other currencies into US dollars at rates of exchange in effect at the date of the balance sheet. Exchange gains or losses on Canadian dollar denominated long-term debt are deferred and amortized over the expected life of the related debt using the straight-line method.

    Revenues and expenses are translated at the average rate during the month in which the transaction took place, except amortization, which is translated at historical rates.

    The Company currently manages its foreign exchange exposure to future expenses denominated in Canadian dollars through the use of forward contracts and options. Resulting gains and losses on contracts designated as hedges are recognized as part of the related Canadian transactions as they occur and, therefore, are included in the cost of sales.

    The Company also manages its risk exposure to interest rate variations by entering into swap and option agreements. Payments made or received under these agreements are accounted for as adjustments to interest expense.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company also manages its commodities price exposures by entering into cash settled-swap agreements. Resulting gains and losses on contracts designated as hedges are recognized as part of the related transaction as they occur and, therefore, are included in sales or cost of sales, as applicable.

TEMPORARY INVESTMENTS

    Temporary investments are stated at the lower of cost and market value. They are composed of debt instruments with maturities of less than three months.

INVENTORIES

    Finished products are valued at the lower of average cost and net realizable value. Fibre, maintenance materials and operating supplies are valued at average cost. The average cost includes, where applicable, direct labor, manufacturing overhead expenses and amortization.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost, net of related investment tax credits. They are amortized over their estimated useful lives, which are approximately 20 years, using the unit of production method for manufacturing facilities and the straight-line method for converting facilities.

    Timberlands are stated at cost and are managed on a sustained yield basis. Major roads are capitalized and amortized over their expected useful life. Amortization is recorded based on timber harvested.

    During the construction period, interest is capitalized on major improvements and expansion projects. No amortization is charged on major improvements or expansion projects until construction is completed.

ENVIRONMENTAL EXPENDITURES

    Environmental expenditures related to current operations are expensed or capitalized as appropriate. Provisions are made for costs of anticipated remedial action when they can be reasonably estimated.

OTHER ASSETS

    Start-up costs, which include pre-production costs, incurred on significant construction and modernization projects are deferred until the projects are ready to commence commercial production and are then amortized over a period of five years. Debt issue expenses are deferred and amortized over the expected life of the related debt using the straight-line method.

GOODWILL

    Goodwill is recorded at cost less accumulated amortization. It is amortized over a 20-year period using the straight-line method. The Company assesses annually whether there has been a permanent impairment in the value of the unamortized portion of goodwill by determining whether projected

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) undiscounted future cash flows from the related operations exceed the net book value of goodwill at the assessment date.

PENSION COSTS AND OTHER POST-RETIREMENT BENEFITS

    Pension costs are determined annually in consultation with independent actuaries and include current service costs, a provision for the amortization of prior service costs and settlement costs related to special events. The pension plans' surplus or deficit, after including the liabilities for past service, is amortized over the estimated average remaining service lives of the employees. The assets of the pension plans are invested in listed common stocks, fixed income securities and cash equivalents.

    In addition to pension benefits, the Company provides limited life insurance, dental and health care benefits to eligible retired employees. The cost of providing these benefits is recognized on an accrual basis during the service years of these employees. The costs include also a provision for the amortization of prior service costs.

LONG-TERM INCENTIVE PLANS

    The Company recognizes compensation costs related to awards of restricted share units and stock options (see Note 9) when the shares are issued. The costs accounted for on the issuance date are based on the market value of the shares at that date.

INCOME TAXES

    The Company adopted in 1998 the new accounting rules for income taxes approved by the Canadian Institute of Chartered Accountants in September 1997. Under the new rules, the Company recognizes the amount of taxes payable or refundable for the current year and recognizes also the future income tax liabilities and assets related to the other assets and liabilities recognized in the balance sheet, using the current income tax rate. The impact of the change on 1998 net earnings was not significant. The change has not been applied retroactively since the impact was not significant on financial statements of prior years. The Company does not make provisions for income taxes on the undistributed earnings of foreign subsidiaries, part of which may be subject to certain taxes on distribution to the parent company as such income is reinvested in foreign operations. The amount of such undistributed earnings is not significant at December 31, 1999.

EARNINGS PER COMMON SHARE

    Earnings per common share are calculated using the weighted average number of common shares outstanding during the year. Fully diluted earnings per common share are calculated using the weighted average number of common shares outstanding during the year and assuming that all convertible debentures were converted to common shares at the beginning of their respective years, that all outstanding stock options and warrants were exercised from the beginning of the year, and that all shares, entitled to be received through the restricted share units, were issued also at the beginning of the year.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

2. CHANGE IN REPORTING CURRENCY IN 1997

    The consolidated financial statements of the Company were presented in Canadian dollars up to December 31, 1996. Until that date, the Canadian dollar was also considered the functional currency of the Company. With the major acquisition of U.S. assets made in May 1997 (see Note 3), substantially all the Company's revenues are received in US dollars and the Company's Canadian assets and expenses denominated in Canadian dollars represent less than half of the assets and expenses of the Company. For these reasons, the US dollar was adopted in 1997 as the Company's reporting and functional currency. The comparative financial information for 1996 is presented in US dollars in accordance with a translation of convenience method using the closing exchange rate at December 31, 1996 of $0.73 for CAN$1.00. The translated amount for Canadian non-monetary items at December 31, 1996 became the historical basis for those items in 1997 and subsequently.

3. BUSINESS ACQUISITIONS

    The Company completed the following business acquisitions:

    On December 22, 1999, the Company acquired for cash consideration of $6.5 million all the assets of The Kimball Companies in East Longmeadow, Massachusetts. The Kimball Companies manufacture protective packaging including triplewall, foam, wood and corrugated products.

    On January 29, 1999, the Company purchased a 49% interest in Eastern Container Corporation which operates converting facilities in Massachusetts and New Hampshire and, on November 30, 1999, the Company acquired the remaining 51% interest. The total cash consideration paid by the Company for this acquisition amounted to $25.3 million.

    On July 30, 1999, the Company acquired from Chesapeake Corporation all the assets of the building products business, consisting of two softwood sawmills located in West Point, Virginia and Princess Anne, Maryland; a hardwood lumber re-processing facility located in Milford, Virginia; as well as a chip mill facility located in Pocomoke City, Maryland for cash consideration of $13.8 million.

    On May 28, 1999, the Company acquired all the assets of Castle Rock Container Company, a custom manufacturer of high-quality corrugated packaging, point-of-purchase displays and communication kits, from Consolidated
Papers Inc. located in Adams, Wisconsin for cash consideration of $24.8 million.

    In 1998, there were no business acquisitions.

    On May 23, 1997, the Company acquired from Chesapeake Corporation certain assets of its paperboard business consisting of a pulp and paper mill located in West Point, Virginia, four converting plants located in Richmond and Roanoke, Virginia, Baltimore, Maryland and North Tonawanda, New York, and other related assets for $498 million paid in cash. The acquisition was financed by the issuance of common shares and term loans.

    In January 1997, the Company acquired for cash consideration of $2.9 million (CAN$3.9 million) all of the outstanding shares of Francobec Inc., a wood chipping facility located near La Tuque, Quebec.

    The acquisitions have been accounted for using the purchase method and the results of operations therefrom are included in the consolidated statement of earnings of the Company from the respective

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

3. BUSINESS ACQUISITIONS (CONTINUED)
acquisition dates. The initial investment in Eastern Container Corporation on January 29, 1999 was accounted for using the equity method up to December 1, 1999 when the remaining 51% was acquired.

    The net assets acquired, at assigned values, are summarized as follows:

                                                            1999       1998
                                                          --------   --------
                                                           (IN THOUSANDS OF
                                                               DOLLARS)
Current assets..........................................  $ 35,817   $ 79,610
Property, plant and equipment...........................    51,477    457,121
Goodwill................................................    21,630        702
Other assets............................................     2,429     19,626
                                                          --------   --------
                                                           111,353    557,059
Current liabilities.....................................    (7,503)   (32,080)
Other liabilities.......................................   (33,435)   (24,304)
                                                          --------   --------
                                                          $ 70,415   $500,675
                                                          ========   ========

4. INVENTORIES

                                                                1999       1998
                                                              --------   --------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
Primary mills
  Fibre.....................................................  $ 11,699   $ 11,058
  Maintenance materials and operating supplies..............    29,796     29,910
  Finished products.........................................    10,013     24,518
Converting plants
  Raw materials.............................................    22,915     14,107
  Maintenance materials and operating supplies..............     3,218      3,639
  Finished products.........................................    18,461     10,282
Lumber
  Fibre.....................................................     8,500      4,921
  Finished products.........................................     1,879        107
                                                              --------   --------
                                                              $106,481   $ 98,542
                                                              ========   ========

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

5. PROPERTY, PLANT AND EQUIPMENT

                                                                             1999
                                                             ------------------------------------
                                                                          ACCUMULATED
                                                                COST      AMORTIZATION     NET
                                                             ----------   ------------   --------
                                                                  (IN THOUSANDS OF DOLLARS)
Land.......................................................  $   12,334     $     --     $ 12,334
Timberlands and roads......................................      12,986        2,504       10,482
Buildings and equipment....................................     995,460      201,397      794,063
                                                             ----------     --------     --------
                                                             $1,020,780     $203,901     $816,879
                                                             ==========     ========     ========

                                                                             1998
                                                             ------------------------------------
                                                                          ACCUMULATED
                                                                COST      AMORTIZATION     NET
                                                             ----------   ------------   --------
                                                                  (IN THOUSANDS OF DOLLARS)
Land.......................................................  $    6,549     $     --     $  6,549
Timberlands and roads......................................      12,990        2,058       10,932
Buildings and equipment....................................     894,329      135,850      758,479
                                                             ----------     --------     --------
                                                             $  913,868     $137,908     $775,960
                                                             ==========     ========     ========

    Amortization expense for the year was $63,731 (1998 -- $60,602; 1997 -- $43,837).

6. DEFERRED CHARGES AND OTHER ASSETS

                                                                1999       1998
                                                              --------   --------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
Deferred charges, net of accumulated amortization
  Start-up costs............................................  $  5,979   $  5,626
  Debt issue expenses.......................................     6,005      5,016
  Foreign exchange loss on long-term debt...................     1,527      1,909
  Other.....................................................     3,765      2,107
Prepaid pension costs (Note 11).............................    15,326     14,279
Advances to officers and managers (Note 9)..................     1,296      1,410
                                                              --------   --------
                                                              $ 33,898   $ 30,347
                                                              ========   ========

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

7. LONG-TERM DEBT

                                                                1999       1998
                                                              --------   --------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
Secured term loan...........................................  $224,250   $230,000
Senior secured notes
  -- Series A, 8.80% (1998 -- 8.17%)........................    30,000     30,000
  -- Series B, 9.04% (1998 -- 8.41%)........................    85,000     85,000
  -- Series C, 9.42% (1998 -- 8.79%)........................    10,000     10,000
Eastern Container Corporation term loan.....................    22,500         --
Industrial development revenue bonds........................     4,760      4,880
Note payable................................................     8,000         --
Note payable to Abitibi-Consolidated Inc. (1998 --
  CAN$3.7)..................................................        --      2,389
Other.......................................................     1,093        161
                                                              --------   --------
                                                               385,603    362,430
Less: Long-term debt due within one year....................    47,397      5,975
                                                              --------   --------
                                                              $338,206   $356,455
                                                              ========   ========

SECURED TERM LOAN

    Under a credit agreement, the Company has a 7-year term facility with an original amount of $230 million, of which $224.3 million were outstanding at the end of 1999, and a CAN$200 million or US$ equivalent 5-year revolving facility, of which CAN$191 million were available at the end of the year, subject to meeting certain financial covenants. In the third quarter of 1999, a CAN$70 million or US$ equivalent, 7-year term facility available under this credit agreement was cancelled. The remaining principal amount of the secured term loan is payable as follows: 10% in 2000 and 2001, 17.5% in 2002, 20% in 2003, 2004 and 2005 on the original amount of $230 million. The credit facilities bear interest at specified margins over the alternate base rate or LIBOR. The actual interest rate as of December 31, 1999 is 7.70% on the term facility (6.29% in 1998). The credit facilities are secured by all the assets of St. Laurent Paperboard Inc., St. Laurent Paperboard (U.S.) Inc. and their subsidiaries.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

SENIOR SECURED NOTES

    The $125 million senior secured notes are secured by all the assets of St. Laurent Paperboard Inc., St. Laurent Paperboard (U.S.) Inc. and their subsidiaries and rank PARI PASSU with the lenders under the credit agreement governing the secured term loan. The Series B senior notes carry the following principal repayment requirements: $18.3 million in 2000 and 2002 and $12.1 million in each of the years 2003 through 2006. The Series A and C senior notes are payable in 2002 and 2008 respectively. Subject to a make-whole provision, the notes are redeemable at any time.

EASTERN CONTAINER CORPORATION ("EASTERN") TERM LOAN

    Concurrent with the acquisition of the remaining 51% of Eastern and with the Company providing a guarantee to the lenders, Eastern's existing credit agreement was renegotiated in order to have the covenants governing Eastern's $24 million, 7-year term facility similar to those governing the Company's secured term loan. The principal amount of Eastern's term loan is payable as follows: 12.5% in 2000, 2001, 2002 and 2003, 16.7% in 2004 and 27.1% in 2005 on
the original amount of $24 million. This credit facility bears interest at a specified margin over prime rate or LIBOR. The actual interest rate as of December 31, 1999 is 7.92%. The credit facility is secured by all the assets of Eastern and is guaranteed by St. Laurent Paperboard Inc.

INDUSTRIAL DEVELOPMENT REVENUE BONDS

    In connection with the construction of a sheet corrugating facility based in Milwaukee, Wisconsin by Innovative Packaging Corp., a subsidiary, tax-exempt variable rate industrial development revenue bonds were issued by this subsidiary in 1997 with a maturity of December 1, 2017. The bonds are secured by an irrevocable bank letter of credit governed by a credit facility, imposing certain financial covenants such as working capital and tangible net worth. The bonds are subject to redemption at the option of Innovative Packaging Corp., in whole or in part at any time, at par plus accrued interest. The actual interest rate as of December 31, 1999 is 5.65% (4.20% in 1998).

NOTE PAYABLE

    In connection with the acquisition of Eastern, an $8 million note was issued as a balance of sale. The principal amount of the note payable will be repaid as follows: one third in each of the years 2000, 2001 and 2002. This note bears interest at a fixed rate of 8.25% and a portion of this note ranks PARI PASSU with the lenders under the Eastern Container Corporation term loan. This note is guaranteed by St. Laurent Paperboard Inc.

COVENANTS

    Under the terms of its various debt agreements, the Company must meet certain financial covenants, including ratios with respect to leverage, tangible net worth and, under certain circumstances, interest coverage. In addition, the Company is subject to limitations with regard to the sale or disposal of assets. Specific rules and restrictions govern mergers and acquisitions.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

    The minimum annual installments on long-term debt for the next five years are as follows:

                                                              (IN THOUSANDS
                                                               OF DOLLARS)
                                                              -------------
  2000......................................................     $47,397
  2001......................................................      29,152
  2002......................................................      94,654
  2003......................................................      61,245
  2004......................................................      62,245

8.  OTHER LIABILITIES


                                                                1999       1998
                                                              --------   --------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
Pension liability (Note 11).................................  $14,529    $10,659
Post-retirement benefit liability (Note 11).................   16,981     15,312
Non-controlling interest....................................      921         --
Other.......................................................      373      1,300
                                                              -------    -------
                                                              $32,804    $27,271
                                                              =======    =======


9.  COMMON SHARES AND CONTRIBUTED SURPLUS

    The Company's authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, in each case without nominal or par value. The number of shares outstanding as at December 31, 1999 is 49,398,968 common shares (1998 -- 49,244,696; 1997 --
49,034,871).

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

9.  COMMON SHARES AND CONTRIBUTED SURPLUS (CONTINUED)
    The changes in the number and stated value of the common shares of the Company are as follows, in thousands of dollars except the number of shares:

                                      1999                    1998                    1997
                              ---------------------   ---------------------   ---------------------
                              NUMBER OF     STATED    NUMBER OF     STATED    NUMBER OF     STATED
                                SHARES      VALUE       SHARES      VALUE       SHARES      VALUE
                              ----------   --------   ----------   --------   ----------   --------
Balance at beginning of
  year......................  49,244,696   $571,934   49,034,871   $570,160   13,314,298   $ 90,111
Issued during the year
  Public offering (i).......          --         --           --         --   24,420,000    352,894
  Conversion of debentures
    (ii)....................          --         --           --         --   11,190,770    125,638
  Managers' Share Purchase
    Plan (iii)..............          --         --        9,289        107       30,603        445
  Employees' Share Purchase
    Plan (iv)...............     136,925      1,360      202,129      1,647       43,784        520
  Directors' Stock Option
    and Share Purchase Plan
    (v).....................      10,110        108        8,233        110        6,060         98
  Restricted share units
    matured.................       7,237         69       13,960        144       26,118        416
  Options exercised.........          --         --       14,814        136        3,238         38
Buy-back of shares (vi).....          --         --      (38,600)      (370)          --         --
                              ----------   --------   ----------   --------   ----------   --------
Balance at end of year......  49,398,968   $573,471   49,244,696   $571,934   49,034,871   $570,160
                              ==========   ========   ==========   ========   ==========   ========

---------

    (i) Net of issue costs of $10.2 million, which are net of taxes of $4.9 million.

    (ii) Net of amortized issue costs of $1.1 million, which are net of taxes of $0.5 million. If the convertible debentures had been converted at the beginning of 1997, the loss per share figure for 1997 would have been $0.77.

   (iii) Shares issued to eligible managers under the Managers' Share Purchase Plan were financed by interest-free loans provided by the Company. The Company has reserved a maximum of 300,000 shares for the purpose of the Plan. At December 31, 1999, there were 82,293 shares held by the Plan's participants (1998 -- 92,269; 1997 -- 91,201) with a market value of $1,096,966 (1998 -- $646,806; 1997 -- $1,172,845).

    (iv) The Company has reserved a maximum of 500,000 shares for the purpose of the Employees' Share Purchase Plan. At December 31, 1999, there were 296,997 shares held by the Plan's participants (1998 -- 267,366; 1997 -- 64,853).

    (v) The Company has reserved a maximum of 175,000 shares for the purpose of the Directors' Stock Option and Share Purchase Plan. At December 31, 1999, there were 32,098 shares issued and outstanding under the provisions of the Plan (1998 -- 21,988; 1997 -- 15,143).

    (vi) Shares were purchased according to a normal course issuer bid that was approved in December 1997. The bid was for approximately 5% of the 49 million common shares issued and outstanding, subject to a maximum aggregate purchase price of CAN$40 million. The normal course issuer bid expired in December 1998.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

9.  COMMON SHARES AND CONTRIBUTED SURPLUS (CONTINUED)
    The Company also issued shares to eligible officers under a Long-Term Incentive Plan which were financed by interest-free loans provided by the Company. At December 31, 1999, there were 44,004 (1998 -- 44,004; 1997 --
52,234) shares issued and outstanding under this plan with a market value of $586,573 (1998 -- $308,468; 1997 -- $671,867).

    The interest-free loans to eligible officers and managers are secured by the common shares issued under both plans and are repayable from proceeds on the sale of any shares purchased, by the application of any dividends declared and paid on such shares, and from 25% of any bonus paid to the eligible officer or manager and, as to any remainder, upon termination of employment.

    Under the Long-Term Incentive and Managers' Share Purchase plans, at the time of issuance of common shares, the Company granted to each eligible officer and manager one restricted share unit ("RSU") for every two shares. Each RSU entitles the holder to receive one common share, at no cost, three years after its issuance. During the year, 7,237 RSUs (1998 -- 13,960; 1997 -- 26,118)
matured and 1,731 were cancelled (1998 -- 13,569; 1997 -- 1,298).

    In addition, the Long-Term Incentive Plan also includes a stock option component for its participants. The number of shares that may be issued pursuant to the exercise of options under the plan is limited to 1,031,684 common shares. The options can be exercised between one to five years after their respective date of grant for a period of ten years, at which time they expire.

    Under the terms of the Directors' Stock Option and Share Purchase Plan, the options granted to directors can be exercised starting one year after their respective date of grant for a period of ten years, at which time they expire.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

9.  COMMON SHARES AND CONTRIBUTED SURPLUS (CONTINUED)
    The changes in the number of stock options and RSUs of the Company are as follows:


                                                                           1999
                                                              ------------------------------
                                                               NUMBER    WEIGHTED
                                                                 OF      EXERCISE    NUMBER
                                                              OPTIONS     PRICE     OF RSUS
                                                              --------   --------   --------
                                                                           CAN$
Balance at beginning of year................................  666,340     $19.07     22,710
Issued......................................................  333,262      15.71         --
Cancelled...................................................  (67,228)     17.69     (1,731)
Matured or exercised........................................       --         --     (7,237)
                                                              -------     ------     ------
Balance at end of year......................................  932,374      16.01     13,742
                                                              =======     ======     ======


                                                                           1998
                                                              ------------------------------
                                                               NUMBER    WEIGHTED
                                                                 OF      EXERCISE    NUMBER
                                                              OPTIONS     PRICE     OF RSUS
                                                              --------   --------   --------
                                                                           CAN$
Balance at beginning of year................................   594,359    $18.88      45,595
Issued......................................................   163,769     19.25       4,644
Cancelled...................................................   (76,974)    19.10     (13,569)
Matured or exercised........................................   (14,814)    13.50     (13,960)
                                                              --------    ------    --------
Balance at end of year......................................   666,340     19.07      22,710
                                                              ========    ======    ========

                                                                           1997
                                                              ------------------------------
                                                               NUMBER    WEIGHTED
                                                                 OF      EXERCISE    NUMBER
                                                              OPTIONS     PRICE     OF RSUS
                                                              --------   --------   --------
                                                                           CAN$
Balance at beginning of year................................   448,234    $17.22     58,328
Issued......................................................   173,396     22.86     15,300
Cancelled...................................................   (24,033)    16.12     (1,915)
Matured or exercised........................................    (3,238)    16.70    (26,118)
                                                              --------    ------    -------
Balance at end of year......................................   594,359     18.88     45,595
                                                              ========    ======    =======

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

9.  COMMON SHARES AND CONTRIBUTED SURPLUS (CONTINUED)
    The following table summarizes information concerning currently outstanding and exercisable stock options:

                                         AVERAGE       WEIGHTED                  WEIGHTED
                                        REMAINING      AVERAGE                    AVERAGE
        RANGE             NUMBER       CONTRACTUAL     EXERCISE     NUMBER      EXERCISABLE
 OF EXERCISE PRICES     OUTSTANDING        LIFE         PRICE     EXERCISABLE      PRICE
 ------------------     -----------   --------------   --------   -----------   -----------
  $13.50 -- $17.00        432,947        7.45 years     $15.00      134,189       $13.50
  $17.00 -- $21.00        313,785        6.52 years     $19.09      155,520       $19.09
  $21.00 -- $23.73        185,642        6.70 years     $22.99       65,464       $22.88
                          -------                                  --------
                          932,374                                   355,173
                          =======                                  ========

    In addition to the options and the RSUs outstanding, the Company issued 380,000 warrants in the course of the acquisition of Eastern Container Corporation. The warrants awarded give the right to the owner to buy 380,000 common shares of the Company at CAN$10.95/share and the owner has until January 2002 to exercise those warrants.

10.  COMMITMENTS AND CONTINGENCIES

    (a) At December 31, 1999, the Company had commitments for major capital expenditures under purchase orders and contracts amounting to approximately $13.5 million.

    Minimum payments in US and Canadian dollars required under operating leases are as follows:

                                                                US $      CAN $
                                                              --------   --------
                                                                 (IN THOUSANDS
                                                                  OF DOLLARS)
2000........................................................   5,285      1,429
2001........................................................   4,794        897
2002........................................................   4,436        813
2003........................................................   3,496        776
2004........................................................   2,614        715
Subsequent years............................................   5,282      1,405

    Under the Asset Acquisition Agreement between the Company and Avenor Inc. in June 1994, Avenor Inc. (now Bowater Canada Inc.) has a right of first refusal for a period of 99 years regarding disposition of the Company's private timberlands of approximately 904,020 acres at the rate of 250 acres or more in any one transaction or series of related transactions. Should Bowater
Canada Inc. refuse the transaction, it remains entitled to receive from the Company any amount in excess of CAN$25 per acre.

    The Company is involved in various legal actions during the normal course of business. Management of the Company is of the opinion that the total amount of any potential liabilities for which provisions have not already been recorded is not expected to have a material adverse effect on the Company's financial position or its results.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    (b) On April 19, 1999, the U.S. Environmental Protection Agency ("EPA") and the Virginia Department of Environmental Quality ("DEQ") each issued a Notice of Violation ("NOV") under the Clean Air Act ("CAA") to the primary mill located in West Point, Virginia (the "Mill"), which was acquired from Chesapeake Corporation ("Chesapeake") in 1997. The Company is part of a group of pulp and paper companies that were served at the same period of time with NOVs by EPA for alleged violations of the Clean Air Act. In general, the NOVs allege that from 1984 to the present, the Mill installed certain equipment and modified certain production processes without obtaining required permits. In the 1997 Purchase Agreement, Chesapeake agreed to indemnify the Company for remediation work resulting from violations of applicable environmental laws (including the CAA) that existed at the Mill as of the date of the Purchase Agreement and as of the May 1997 closing date as to which Chesapeake had "knowledge" as defined in the Purchase Agreement. Chesapeake's maximum indemnification obligation to St. Laurent with respect to such matters is $50 million. While such costs cannot be estimated with certainty at this time, based on presently available information, the Company believes that the cost of remediation work, which represents capital expenditures comprising the engineering, procurement and construction work of Mill modifications (including the installation of air emission controls, etc.) associated with the NOVs may approximate $20 million.

    In addition, a civil monetary penalty may be assessed by EPA and DEQ; however, the costs associated with any such penalty cannot be estimated at this time as the Company and Chesapeake are continuing discussions with EPA and DEQ with respect to such matters. Based upon discussions with EPA and DEQ to date, the Company believes that the total cost of remediation work associated with the NOVs and fines and penalties that may be imposed by EPA and DEQ will not exceed the maximum amount of Chesapeake's obligation. The Company and Chesapeake have agreed to appoint a third party to decide the scope and timing of future remediation work that is the subject of indemnification in the Purchase Agreement. The third party ruled on February 25, 2000 that said extension of the indemnification period has been extended to May 8, 2000, with the possibility of a further extension, on terms that may be determined by the third party. In the interim, the Company and Chesapeake, with the assistance of the third party, under certain conditions, shall work together in attempting to develop and implement a remediation plan, which will provide for a cost-effective resolution of the issues raised by the NOVs. The Company believes that Chesapeake has the financial ability to honor its indemnification obligation under the 1997 Purchase Agreement. The Company is cooperating with Chesapeake to analyze, respond to, and defend against the matters alleged in the NOVs. Based upon an initial review of the NOVs, the Company believes that it has substantial defenses against the alleged violations. The Company and Chesapeake are working with EPA and DEQ to address the matters that are the subject of the NOVs; however, the Company will vigorously defend itself against these allegations, if necessary.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

11.  EMPLOYEE PENSION COSTS AND OTHER POST-RETIREMENT BENEFITS

PENSION COSTS

CANADIAN OPERATIONS

    Defined Benefit Pension Plans

    The Company has a registered pension plan (the "St. Laurent Plan") which covers substantially all non-unionized employees. The St. Laurent Plan is a defined benefit plan integrated with the Canada/ Quebec Pension Plan, and is funded through Company contributions.

    Most of the unionized employees of the Company are covered by a registered defined benefit plan integrated with the Canada/Quebec Pension Plan, funded through Company and employee contributions. Employee contributions and pension benefits for unionized employees are established pursuant to the collective bargaining agreements in effect with their respective unions.

    Defined Contribution Pension Plans

    Certain unionized and non-unionized employees of the Company are covered by registered defined contribution pension plan.

    Supplementary Executive Retirement Plan (the "SERP")

    The Company also has a SERP pursuant to which additional pension benefits in excess of those that can be provided under St. Laurent Plans may become payable to certain executive officers qualified for participation under the SERP based on their position level.

UNITED STATES OPERATIONS

    Defined Benefit Pension Plans

    The U.S. companies currently maintain two non-contributory defined benefit retirement plans covering substantially all U.S. employees. The plan covering represented U.S. employees generally provides benefits of stated amounts for each year of service or a formula based on years of service and the employee's salary history. The plan covering U.S. salaried and non-represented hourly employees provides benefits of stated amounts for each year of service for most hourly employees and a formula based on years of service and the employee's salary history for salaried employees and certain hourly employees. Salaried employees and certain represented employees are also entitled to supplemental benefits based on service of more than ten years. The funding policy for the qualified plans is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act and the Internal Revenue Code. The U.S. companies also maintain certain non-qualified pension plans for executives which provide benefits that are based on targeted wage replacement percentages or provide other additional benefits. These non-qualified plans are unfunded.

    401(k) Plans

    The U.S. companies also maintain two 401(k) Plans covering substantially all U.S. employees. Participants are allowed to make voluntary employee contributions on a pre-tax basis which contributions are matched based on the employee's status and workplace.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

    The dates of the most recent actuarial valuations for the plans are December 31, 1997 for the Canadian plans and October 1, 1998 for the U.S. plans.

    Contributions to the Company's pension plans are based on the actuarial recommendation for each plan and meet the funding requirements of the regulatory authorities.

PENSION EXPENSE

    Net pension expense for the defined benefit plans include the following components:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
Service costs -- pension benefits earned during the year....  $ 5,647    $ 4,809    $ 3,069
Interest costs on projected benefit obligation..............   18,754     17,607     15,465
Actual return on pension fund assets........................   (9,757)   (21,733)   (20,543)
Net amortization, deferrals and others......................   (9,222)     2,756      4,937
                                                              -------    -------    -------
Net pension expense.........................................  $ 5,422    $ 3,439    $ 2,928
                                                              =======    =======    =======

FUNDED STATUS OF THE PLANS

                                                                1999                    1998
                                                        ---------------------   ---------------------
                                                        FOR PLANS   FOR PLANS   FOR PLANS   FOR PLANS
                                                        IN WHICH    IN WHICH    IN WHICH    IN WHICH
                                                         ASSETS     BENEFITS     ASSETS     BENEFITS
                                                         EXCEED      EARNED      EXCEED      EARNED
                                                        BENEFITS     EXCEED     BENEFITS     EXCEED
                                                         EARNED      ASSETS      EARNED      ASSETS
                                                        ---------   ---------   ---------   ---------
                                                                  (IN THOUSANDS OF DOLLARS)
Plan assets at fair value.............................   $63,955    $172,737     $60,187    $161,373
Projected benefit obligation..........................    51,998     195,176      48,990     177,397
                                                         -------    --------     -------    --------
Plan assets in excess of (less than) projected benefit
  obligation..........................................   $11,957    $(22,439)    $11,197    $(16,024)
                                                         =======    ========     =======    ========
The above excess (deficiency) is comprised of amounts
  to be amortized over the expected average remaining
  service lives of plan members and to be reflected in
  future earnings, namely:
  Unamortized net gain (loss).........................   $(2,917)   $ 15,736     $(3,082)   $  7,169
  Net asset (obligation) as at June 1994, the
    implementation date of the current accounting
    policy............................................        --         480          --         584
  Prior service cost of retroactive benefits resulting
    from plan amendments since June 1994..............      (452)    (24,126)         --     (13,118)
                                                         -------    --------     -------    --------
                                                          (3,369)     (7,910)     (3,082)     (5,365)
Prepaid pension cost (liability)......................    15,326     (14,529)     14,279     (10,659)
                                                         -------    --------     -------    --------
                                                         $11,957    $(22,439)    $11,197    $(16,024)
                                                         =======    ========     =======    ========

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

    The following assumptions were used for the Canadian and U.S. plans:

                                                                      1999                        1998
                                                             ----------------------      ----------------------
AVERAGE RATE                                                   CAN            US           CAN            US
------------                                                 --------      --------      --------      --------
Discount rate..........................................        8.25%         7.50%         8.75%         6.75%
Salary increase........................................        3.50%         4.75%         3.50%         4.75%
Return on assets.......................................        8.25%         9.25%         8.75%         9.25%

POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

                                                                    1999          1998
                                                                  --------      --------
                                                                     (IN THOUSANDS OF
                                                                         DOLLARS)
Costs of post-retirement benefits other than pensions:
    Service costs...........................................      $   962       $   690
    Interest costs..........................................        1,350         1,252
    Amortization of the transitional balance................          131           131
    Actuarial loss..........................................            4            --
                                                                  -------       -------
        Total...............................................      $ 2,447       $ 2,073
                                                                  =======       =======
Funded status of plans:
    Accumulated obligation for post-retirement benefits
      other than pensions...................................      $19,444       $18,740
                                                                  =======       =======
Unrecognized transitional balance...........................      $ 1,622       $ 1,653
Unrecognized net loss.......................................          841         1,775
Accrual for post-retirement benefits other than pensions....       16,981        15,312
                                                                  -------       -------
                                                                  $19,444       $18,740
                                                                  =======       =======

The assumptions used to measure the obligation for post-retirement benefits other than pensions are as follows:

Average age discount rate.......................  7.50%
                                                  7.50% in 1999 trending down to a rate of 5% in
Health care cost trend rate.....................  2003
Effect of a 1% change in the health care cost
  trend rate on post-retirement benefits other
  than pensions:................................  -- Cost                   $0.1 million
                                                  -- Obligation             $0.9 million

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

CHANGE IN BENEFITS OBLIGATION

                                                                             OTHER POST-RETIREMENT
                                                        PENSION BENEFITS           BENEFITS
                                                       -------------------   ---------------------
                                                         1999       1998       1999        1998
                                                       --------   --------   ---------   ---------
                                                                (IN THOUSANDS OF DOLLARS)
Benefits obligation at beginning of year.............  $226,387   $212,045    $18,740    $ 16,754
  Acquisition........................................     5,811         --      1,014          --
  Unrealized foreign exchange loss (gain)............     9,111     (9,887)       131        (145)
  Service costs......................................     5,647      4,809        962         690
  Interest costs.....................................    18,754     17,607      1,350       1,252
  Plan participants' contributions...................     1,326      1,159         --          --
  Amendments.........................................    12,032      4,140         --          --
  Actuarial loss (gain)..............................   (18,258)     5,216       (930)      1,054
  Special termination benefits (Note 17).............        --      8,233         --          --
  Benefits paid......................................   (13,636)   (16,935)    (1,823)       (865)
                                                       --------   --------    -------    --------
Benefits obligation at end of year...................  $247,174   $226,387    $19,444    $ 18,740
                                                       ========   ========    =======    ========

CHANGE IN PLAN ASSETS

                                                                       PENSION BENEFITS
                                                                  --------------------------
                                                                     1999            1998
                                                                  ----------      ----------
                                                                  (IN THOUSANDS OF DOLLARS)
Fair value of plan assets at beginning of year..............       $221,560        $221,460
  Acquisition...............................................          5,224              --
  Unrealized foreign exchange gain (loss)...................          8,601          (9,683)
  Actual return on plan assets..............................          9,757          21,733
  Employer contribution.....................................          3,860           3,826
  Plan participants' contributions..........................          1,326           1,159
  Gross benefits paid.......................................        (13,636)        (16,935)
                                                                   --------        --------
Fair value of plan assets at end of year....................       $236,692        $221,560
                                                                   ========        ========

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

12. INTEREST EXPENSE (INCOME), NET AND OTHER INCOME

INTEREST EXPENSE (INCOME), NET

                                                             1999       1998       1997
                                                           --------   --------   --------
                                                             (IN THOUSANDS OF DOLLARS)
Interest on long-term debt...............................  $27,019    $28,252    $25,635
Deferred debt issue expenses written off.................       --         --      8,426
Interest on debt component of convertible debentures.....       --         --        260
Interest income on temporary investments.................     (943)    (1,103)    (1,866)
Interest capitalized on major construction projects......       --         --       (200)
Other....................................................    2,533      2,248      1,505
                                                           -------    -------    -------
                                                           $28,609    $29,397    $33,760
                                                           =======    =======    =======

    Cash payments of interest totaled $27.6 million in 1999 (1998 -- $27.1 million; 1997 -- $28.4 million).

OTHER INCOME (EXPENSE), NET


                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
Gain resulting from the renegotiation of fibre supply
  agreements................................................  $ 9,500      $ --      $  --
Gain from asset disposals...................................    5,094       235        235
Other.......................................................     (802)      262        (22)
                                                              -------      ----      -----
                                                              $13,792      $497      $ 213
                                                              =======      ====      =====


13. PROVISION FOR (RECOVERY OF) INCOME TAXES

    The composite of the applicable statutory corporate income tax rates in Canada is 39.7% (1998 -- 39.3%; 1997 -- 41.1%). The following is the reconciliation of income taxes calculated at the above composite statutory rate with the income tax provision:

                                                           1999       1998       1997
                                                         --------   --------   --------
                                                           (IN THOUSANDS OF DOLLARS)
Earnings (loss) before income taxes....................  $60,276    $(30,400)  $(42,451)
                                                         -------    --------   --------
Income taxes (recovery) at the composite statutory
  rate.................................................   23,943     (11,946)   (17,458)
Manufacturing and processing deduction.................   (2,455)        624      2,655
Large corporations tax.................................      926         714      1,310
Exchange translation items.............................     (515)      3,277      1,054
Other items............................................      (63)        194        429
                                                         -------    --------   --------
                                                         $21,836    $ (7,137)  $(12,010)
                                                         =======    ========   ========

    Payments for income and capital taxes in 1999 amounted to $2.9 million (1998 -- payments of $2.5 million; 1997 -- payments of $2.6 million).

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

The following summarizes the Company's income taxes on earnings of its Canadian and foreign operations:

                                                           1999       1998       1997
                                                         --------   --------   --------
                                                           (IN THOUSANDS OF DOLLARS)
CANADA
  Earnings (loss) before income taxes..................  $33,678    $(16,063)  $(35,854)
  Income taxes (recovery)
    Current............................................      913         921      1,550
    Future.............................................   10,352      (2,760)   (11,067)
                                                         -------    --------   --------
                                                          11,265      (1,839)    (9,517)
                                                         -------    --------   --------
  Net earnings (loss) before non-controlling
    interests..........................................  $22,413    $(14,224)  $(26,337)
                                                         =======    ========   ========
FOREIGN
  Earnings (loss) before income taxes..................  $26,598    $(14,337)  $ (6,597)
  Income taxes (recovery)
    Current............................................      544         104
    Future.............................................   10,027      (5,402)    (2,493)
                                                         -------    --------   --------
                                                          10,571      (5,298)    (2,493)
                                                         -------    --------   --------
  Net earnings (loss) before non-controlling
    interests..........................................  $16,027    $ (9,039)  $ (4,104)
                                                         =======    ========   ========
TOTAL
  Earnings (loss) before income taxes..................  $60,276    $(30,400)  $(42,451)
  Income taxes (recovery)
    Current............................................    1,457       1,026      1,550
    Future.............................................   20,379      (8,163)   (13,560)
                                                         -------    --------   --------
                                                          21,836      (7,137)   (12,010)
                                                         -------    --------   --------
Net earnings (loss) before non-controlling interests...  $38,440    $(23,263)  $(30,441)
                                                         =======    ========   ========

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

    Principal components of future income taxes are as follows:

                                                       1999                  1998
                                                -------------------   -------------------
                                                            UNITED                UNITED
                                                 CANADA     STATES     CANADA     STATES
                                                --------   --------   --------   --------
                                                        (IN THOUSANDS OF DOLLARS)
Future income tax assets
  Operating loss carryforwards................  $  5,031   $ 48,004   $ 10,423   $37,870
  Post-retirement benefits....................        --      7,107         --     6,958
  Shares issuance costs.......................     2,864         --      4,170        --
  Other deductible timing differences.........     3,426      4,302      2,128     4,467
                                                --------   --------   --------   -------
                                                  11,321     59,413     16,721    49,295
                                                --------   --------   --------   -------
Future income tax liabilities
  Differences between tax bases and reported
    amounts of depreciable assets.............    26,648     56,617     21,174    36,548
  Post-retirement liabilities.................        --      4,318         --     4,246
  Other taxable timing differences............     1,388         68      1,910        64
                                                --------   --------   --------   -------
                                                  28,036     61,003     23,084    40,858
                                                --------   --------   --------   -------
Net future income tax assets (liabilities)....  $(16,715)  $ (1,590)  $ (6,363)  $ 8,437
                                                ========   ========   ========   =======

    The tax loss carryforwards expire as follows:

                                         (IN THOUSANDS OF
                                             DOLLARS)
                                         ----------------
2003...................................      $  6,800
2004...................................         7,400
2010...................................           900
2011...................................         2,300
2012...................................        23,500
2018...................................        71,800
2019...................................        21,800
                                             --------
                                             $134,500
                                             ========

14. SHAREHOLDER RIGHTS PLAN

    The Company has a Shareholder Rights Plan which is designed to encourage the fair treatment of all shareholders in connection with any takeover bid for the Company. The Shareholder Rights Plan, adopted in 1995 and subject to reconfirmation by the shareholders at every third annual meeting, has been renewed in 1998 and will expire on February 1, 2005.

    The rights issued under the Shareholder Rights Plan become exercisable under certain specific events related to a potential takeover other than a permitted bid. Similar to most of the rights plans implemented in Canada, the Shareholder Rights Plan contemplates a permitted bid concept whereby a takeover bid will not trigger the rights if it meets specified conditions. Should a bid other than a permitted bid be carried out, each right would entitle a rights holder to purchase common shares of the Company at a 50% discount of the market price at the time.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

15. SEGMENTED INFORMATION

    The Company's primary activity is the production and marketing of paperboard and packaging products. The Company's manufacturing and converting facilities are located in Quebec and Ontario, Canada, and in New York, Maryland, Massachusetts, Ohio, North Carolina, Virginia, Wisconsin, South Carolina and New Hampshire, U.S.A. The operating activities are split into two major segments which are the paperboard production and marketing, and the converting operations.

    Primary production includes white top and mottled white linerboard, solid bleached foodboard and linerboard, unbleached kraftliner board, and corrugating medium. Containerboard, consisting of linerboard and corrugating medium, is the principal raw material used in the manufacturing of corrugated containers. Integrated containerboard manufacturers exchange containerboard with other manufacturers to take advantage of freight costs, manufacturing efficiencies and to obtain grade they do not produce.

    The Company owns and operates seventeen converting plants. The converting production consists mainly of corrugated containers, litho-labeled and direct-printed retail packaging, point-of-purchase displays, post-print, specialty packaging products, cupstock, baconboard and liquid packaging. The Company's converting plants consume the equivalent of approximately 37% of the Company's production. Accounting for segment profitability involves use of transfer prices that attempt to approximate current market value. Segment profit and assets have been measured in accordance with the Company's accounting policies.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

15. SEGMENTED INFORMATION (CONTINUED)

                                                                              WOODLANDS,
                                                                              SOLID WOOD
                                                                                 AND
                                                    PRIMARY                  UNALLOCATED
                       1999                          MILLS     CONVERTING      AMOUNTS        TOTAL
                       ----                         -------    ----------    -----------      -----
                                                               (IN THOUSANDS OF DOLLARS)
Net sales to third parties........................  $523,532    $363,178       $29,087      $  915,797
Inter-segment sales...............................    90,240          --            --          90,240
                                                    --------    --------       -------      ----------
Total.............................................   613,772     363,178        29,087       1,006,037
EBITDA(i).........................................   117,476      21,845         2,795         142,116
Amortization......................................    56,064       8,741         2,218          67,023
Operating earnings................................    61,412      13,104           577          75,093
Total assets......................................   766,288     310,233        79,022       1,155,543
Additions to property, plant and equipment........    37,251      18,556         1,331          57,138
Addition to goodwill..............................        --      21,630            --          21,630

                                                                              WOODLANDS,
                                                                              SOLID WOOD
                                                                                 AND
                                                    PRIMARY                  UNALLOCATED
                       1998                          MILLS     CONVERTING      AMOUNTS        TOTAL
                       ----                         -------    ----------    -----------      -----
                                                               (IN THOUSANDS OF DOLLARS)
Net sales to third parties........................  $478,104    $296,038       $17,765      $  791,907
Inter-segment sales...............................    80,354          --            --          80,354
                                                    --------    --------       -------      ----------
Total.............................................   558,458     296,038        17,765         872,261
EBITDA(i) before restructuring charge.............    61,300      15,206        (1,620)         74,886
Amortization......................................    54,329       7,391         1,788          63,508
Operating earnings (loss) before restructuring
  charge..........................................     6,971       7,815        (3,408)         11,378
Total assets......................................   809,947     181,532        58,934       1,050,413
Additions to property, plant and equipment........    33,913      13,129         2,193          49,235
Addition to goodwill..............................        --          --            --              --

                                                                              WOODLANDS,
                                                                              SOLID WOOD
                                                                                 AND
                                                    PRIMARY                  UNALLOCATED
                       1997                          MILLS     CONVERTING      AMOUNTS        TOTAL
                       ----                         -------    ----------    -----------      -----
                                                               (IN THOUSANDS OF DOLLARS)
Net sales to third parties........................  $363,436    $220,125       $ 6,881      $  590,442
Inter-segment sales...............................    64,727          --            --          64,727
                                                    --------    --------       -------      ----------
Total.............................................   428,163     220,125         6,881         655,169
EBITDA(i).........................................    29,812      14,432        (5,527)         38,717
Amortization......................................    39,696       6,466         1,459          47,621
Operating earnings (loss).........................    (9,884)      7,966        (6,986)         (8,904)
Total assets......................................   844,388     176,792        59,741       1,080,921
Additions to property, plant and equipment........    21,388      19,113         3,537          44,038
Addition to goodwill..............................        --          --           702             702

    Starting in July 1998, corporate expenses were allocated to the primary mills and converting segments.

---------

 (i) EBITDA: earnings before interest, income taxes, depreciation and amortization.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

15. SEGMENTED INFORMATION (CONTINUED)
    The operations and assets of the Company by geographic area are as follows:

                                                              1999         1998         1997
                                                              ----         ----         ----
                                                                (IN THOUSANDS OF DOLLARS)
Sales to third parties
  From Canada
    Within Canada........................................  $  137,174   $  120,620   $  130,367
    To the United States.................................     208,086      151,903      125,206
    Other................................................      29,222       45,583       45,296
                                                           ----------   ----------   ----------
                                                              374,482      318,106      300,869
  From the United States.................................     541,315      473,801      289,573
                                                           ----------   ----------   ----------
                                                           $  915,797   $  791,907   $  590,442
                                                           ==========   ==========   ==========
Intercompany sales between geographic areas (A)
  From Canada............................................  $   19,582   $    9,723   $    4,845
  From the United States.................................       1,215        2,078        1,092
                                                           ----------   ----------   ----------
                                                           $   20,797   $   11,801   $    5,937
                                                           ==========   ==========   ==========
Operating earnings (loss)
  Canada.................................................  $   40,967   $   (4,213)  $  (22,975)
  United States..........................................      34,126        2,713       14,071
                                                           ----------   ----------   ----------
                                                           $   75,093   $   (1,500)  $   (8,904)
                                                           ==========   ==========   ==========
Total assets (B)
  Canada.................................................  $  438,551   $  441,710   $  468,865
  United States..........................................     716,992      608,703      612,056
                                                           ----------   ----------   ----------
                                                           $1,155,543   $1,050,413   $1,080,921
                                                           ==========   ==========   ==========
Property, plant, equipment and goodwill
  Canada.................................................  $  325,249   $  320,371   $  316,170
  United States..........................................     531,969      475,512      491,901
                                                           ----------   ----------   ----------
                                                           $  857,218   $  795,883   $  808,071
                                                           ==========   ==========   ==========

---------

(A) Intercompany sales reflect transfer prices at market value.

(B) Total assets are those which are directly used in geographic areas.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

    Since substantially all of the Company's revenues are denominated in US dollars and a portion of the operating costs are incurred in Canadian dollars, the Company has a hedging program to manage its foreign exchange exposure on future purchases of services and products denominated in Canadian dollars. The Company does not use derivative financial instruments for trading or speculative purposes. At December 31, the Company had entered into various forward contracts and options for the purchase of Canadian dollars as follows (amounts in parentheses represent losses):

                                          1999                             1998
                             ------------------------------   ------------------------------
                                        AVERAGE                          AVERAGE
                                        EXCHANGE                         EXCHANGE
                             NOMINAL      RATE       FAIR     NOMINAL      RATE       FAIR
                              AMOUNT    US$/CAN$    VALUE      AMOUNT    US$/CAN$    VALUE
                             -------    --------    -----     -------    --------    -----
                                                (IN THOUSANDS OF DOLLARS)
1999.......................  $          $           $         $ 77,000   $0.7125    $ (7,422)
2000.......................   108,000    0.6950        150      84,000    0.7001      (5,493)
2001.......................    76,000    0.6920        919      56,000    0.7027      (3,776)
2002.......................    21,000    0.6972        208      15,000    0.7068      (1,074)
                             --------               ------    --------              --------
                             $205,000               $1,277    $232,000              $(17,765)
                             ========               ======    ========              ========

    The fair value of these forward contracts and options reflects the estimated amounts that the Company would receive or (pay) to terminate the contracts at the year-end date. The unrealized gains and losses on open contracts are equal to the fair value as indicated above.

    INTEREST RATE RISK MANAGEMENT

    Cash and temporary investments bear interest at floating rates. Accounts receivable, accounts payable and accrued liabilities are non-interest bearing.

    The Company enters into interest rate swap agreements to reduce exposure to interest rate fluctuations on its long-term debt. Payments made under these agreements are accounted for as adjustments to interest expense.

    At December 31, 1999, the Company has entered into interest rate swap agreements with financial institutions to pay fixed rates on a notional amount of US$55 million at a rate of 5.97%. These agreements expire in 2003. The fair value of these financial instruments as of December 31, 1999 represents an unrealized gain of $1.5 million.

    SELLING PRICES RISK MANAGEMENT

    The Company enters into cash-settled swap agreements with financial institutions to receive fixed prices on notional amounts of 26 lb. semichemical corrugating medium and 42 lb. unbleached kraftliner. At December 31, 1999, the Company has entered into swap agreements for 37,500 tons of corrugating medium and 18,000 tons of unbleached kraftliner. These agreements expire in 2000 and 2001. The fair value of these financial instruments as of December 31, 1999 represents an unrealized loss of $1.6 million.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONTINUED)
    RECYCLED FIBRE RISK MANAGEMENT

    The Company enters into cash-settled swap agreements with financial institutions to pay fixed prices on notional amounts of old corrugated container. At December 31, 1999, the Company has entered into swap agreements for 48,000 tons of old corrugated container. These agreements expire in 2001. The fair market value of these instruments as of December 31, 1999 represents an unrealized loss of $0.3 million.

    CREDIT RISK MANAGEMENT

    The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company's credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In some cases, the Company requires bank letters of credit or subscribes to credit insurance. The Company does not have significant exposure to any individual customer or counterpart and has not incurred significant bad debt expenses in the last three years.

    The Company minimizes its credit exposure to counterparties in the derivative financial instrument transactions by entering into contracts only with highly rated financial institutions and by distributing the transactions among several selected financial institutions. Although the Company's credit risk is the replacement cost at the then-estimated fair value of the instrument, management believes that the risk of incurring losses is remote and that such losses, if any, would not be material. The market risk related to the derivative instruments should be offset by changes in the valuation of the underlying items being hedged.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Rates currently available to the Company for long-term debt with similar terms and remaining maturities are used to estimate the fair value of existing borrowings using the present value of expected cash flows.

    Short-term financial instruments included in the consolidated balance sheet are valued at their carrying amounts which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments; these include cash and temporary investments, accounts receivable, bank indebtedness and accounts payable and accrued liabilities.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONTINUED)
    The fair value of the Company's other financial instruments and their carrying amount are as follows:

                                                             1999                  1998
                                                      -------------------   -------------------
                                                      CARRYING     FAIR     CARRYING     FAIR
                                                       AMOUNT     VALUE      AMOUNT     VALUE
                                                      --------    -----     --------    -----
                                                              (IN THOUSANDS OF DOLLARS)
Secured term loan...................................  $224,250   $224,250   $230,000   $230,000
Senior secured notes................................   125,000    130,845    125,000    135,588
Eastern Container Corporation term loan.............    22,500     22,500         --         --
Industrial development revenue bonds................     4,760      4,760      4,880      4,880
Note payable........................................     8,000      8,000         --         --
Note payable to Abitibi-Consolidated Inc............        --         --      2,389      2,389

17. RESTRUCTURING CHARGE

    In 1998, the Company completed a major restructuring of its West Point mill. As a result, the market pulp machine was permanently shut down as well as a chip mill. With this process, the Company has offered an enhanced early retirement package to a certain number of eligible employees, including severance payments and extended health benefits. The Company has renegotiated the expiry date of the collective agreement extending it from 2001 to 2008. The cost related to the restructuring was incurred in 1998.

18. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

    The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not yet possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

19. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP) which conform in all material respects with generally accepted accounting principles in the United States, except as set forth below.

(A) RECONCILIATION OF EARNINGS AND BALANCE SHEET TO U.S. GAAP

    EARNINGS ADJUSTMENTS

                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                (IN THOUSANDS OF DOLLARS)
Net earnings (loss) in accordance with Canadian GAAP........  $38,337    $(23,263)  $(30,441)
                                                              -------    --------   --------
Adjustments:
    Pension expense (1).....................................     (933)       (722)      (414)
    Unrealized exchange loss on long-term debt (2)..........      381         237        527
    Interest on equity component of convertible debentures
      (3)...................................................       --          --     (4,790)
    RSU/stock options (4)...................................     (804)       (798)      (785)
    Future income taxes (5).................................       --        (394)       394
    Deferred start-up costs (6).............................     (455)      2,180        (75)
    Change in reporting currency (7)........................       --          --       (508)
    Write-off of debt issue expenses (9)....................       --          --      8,426
    Income tax impact of the above adjustments..............      458        (481)    (1,444)
                                                              -------    --------   --------
                                                               (1,353)         22      1,331
                                                              =======    ========   ========
Net earnings (loss) in accordance with U.S. GAAP before
  extraordinary item........................................   36,984     (23,241)   (29,110)
Extraordinary item (net of tax) write-off of debt issue
  expenses (9)..............................................       --      (5,645)        --
                                                              -------    --------   --------
Net earnings (loss).........................................  $36,984    $(28,886)  $(29,110)
                                                              =======    ========   ========
Net earnings (loss) per common share in accordance with U.S.
  GAAP before extraordinary item -- basic...................  $  0.75    $  (0.47)  $  (0.85)
Extraordinary item (net of tax).............................       --       (0.12)        --
                                                              -------    --------   --------
Net earnings (loss) per common share -- basic...............  $  0.75    $  (0.59)  $  (0.85)
                                                              =======    ========   ========
Net earnings (loss) per common share -- fully diluted
  (10)......................................................  $  0.75    $  (0.59)  $  (0.85)
                                                              =======    ========   ========

    STATEMENT OF COMPREHENSIVE INCOME

                                                                1999       1998       1997
                                                                ----       ----       ----
                                                                (IN THOUSANDS OF DOLLARS)
Net earning (loss)..........................................  $36,984    $(28,886)  $(29,110)
Other comprehensive income, net of tax
  Minimum pension liability.................................    1,882      (1,995)     3,131
                                                              -------    --------   --------
Comprehensive income (loss).................................  $38,866    $(30,881)  $(25,979)
                                                              =======    ========   ========

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

19. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP) (CONTINUED)

    CONSOLIDATED BALANCE SHEET ADJUSTMENTS

                                                           1999                     1998
                                                  -----------------------   ---------------------
                                                  CAN. GAAP    U.S. GAAP    CAN. GAAP   U.S. GAAP
                                                  ---------    ---------    ---------   ---------
                                                             (IN THOUSANDS OF DOLLARS)
Working capital.................................  $  114,184   $  114,184   $131,533    $131,533
Property, plant and equipment...................     816,879      816,879    775,960     775,960
Future income taxes (1, 6)......................          --           --      8,437       8,437
Other assets (1, 2, 6, 8).......................      74,237       77,051     50,270      57,483
                                                  ----------   ----------   --------    --------
                                                  $1,005,300   $1,008,114   $966,200    $973,413
                                                  ==========   ==========   ========    ========
Long-term debt..................................  $  338,206   $  338,206   $356,455    $356,455
Future income taxes (1, 6)......................      18,305       16,018      6,363       3,607
Other liabilities (1)...........................      32,804       46,528     27,271      47,310
Shareholders' equity (1, 2, 4, 6, 8)............     615,985      607,362    576,111     566,041
                                                  ----------   ----------   --------    --------
                                                  $1,005,300   $1,008,114   $966,200    $973,413
                                                  ==========   ==========   ========    ========

---------

 (1) Accounting for pension costs under U.S. GAAP differs from Canadian GAAP principally with respect to the choice of the discount rate used to calculate the projected benefit obligation and to the valuation of assets and related effects on pension expense. In addition, under U.S. GAAP, the Company would have recorded an additional minimum liability for underfunded plans representing the excess of the accumulated benefit obligation over the pension plan assets, less the pension liability already recognized and the net unamortized prior service cost. Under U.S. GAAP, the additional minimum liability at December 31, 1999 of $12.1 million (1998 --
     $19.3 million) would be accounted for and offset by an intangible asset of $11.4 million (1998 -- $15.9 million) and a component of accumulated other comprehensive income of $0.5 million (1998 -- $2.3 million), net of a tax benefit of $0.2 million (1998 -- $1.1 million).

 (2) Unrealized exchange gains and losses arising on the translation, at exchange rates prevailing on the balance sheet date, of long-term debt repayable in a foreign currency are deferred and amortized over the remaining life of the related debt. Under U.S. GAAP, such exchange gains and losses are included in earnings.

 (3) Under Canadian GAAP, the interest expense related to the debt component of the convertible debenture is charged to net earnings and the interest expense related to the equity component of the convertible debentures, net of income taxes, is charged to retained earnings. Under U.S. GAAP, the interest related to the principal amount of the convertible debentures is charged to earnings.

 (4) Under U.S. GAAP, the Company had elected in 1995 to measure compensation costs related to awards of RSUs and stock options using the fair value based method of accounting as recommended under FASB Statement 123. The recognition provision has not been applied to awards granted in 1994. The fair value of options granted was estimated using the Black-Scholes options pricing model, taking into account an interest risk-free rate of 6% in 1999 (6% in 1998; 7% in 1997), an expected volatility of 25% and an expected life of four years. The weighted

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

19. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP) (CONTINUED)
     average grant date fair value of options granted during the year was $3.39 (1998 -- $3.42 and 1997 -- $5.28). The expected rate of cancellation of options and RSUs is estimated at 5% and 6.5% respectively per year. The cost related to the RSUs, which is amortized over a period of three years, is based on the market value of the Company's shares as of the grant date, which was $12.30 in 1998 (1997 -- $15.08). The program was terminated in 1998. No RSUs were granted in 1999.

 (5) Under Canadian GAAP, future income taxes were, until 1997, considered as non-monetary elements and were therefore translated into US dollars using historical exchange rates. Under U.S. GAAP, future income taxes were considered as monetary elements and were therefore translated into US dollars using the exchange rate in effect at the end of the year. In 1998, the Company adopted the new Canadian accounting for income taxes approved by CICA, which had the effect of considering future income taxes as monetary items; therefore, there is no difference in the measurement of future income taxes at the end of December 1998 and 1999.

 (6) Under Canadian GAAP, start-up costs can be deferred and amortized. Under U.S. GAAP, such costs are charged to earnings as incurred.

 (7) As mentioned in Note 2, the Company had adopted, in 1997, the US dollar as its reporting and functional currency. Under Canadian GAAP, prior years' financial statements are presented in US dollars in accordance with a translation of convenience method using the closing exchange rate at December 31, 1996 of US $0.73 per CAN$1.00. Under U.S. GAAP, prior years' financial statements are translated according to the current rate method using the year-end rate or the rate in effect at the transaction dates, as appropriate.

 (8) Under U.S. GAAP, advances to officers and managers for the purchase of shares of the Company must be deducted from shareholders' equity.

 (9) Under U.S. GAAP, the write-off (Note 12) of unamortized debt issue expense was recognized when the debt was extinguished in 1998.

 (10) Under U.S. GAAP, the effect of potential conversion is calculated using the treasury stock method for options and warrants. Under the treasury stock method, earnings per share are calculated as if options and warrants were exercised at the beginning of the year and as if the funds were used to purchase the Company's stock in the market. Under Canadian GAAP, the funds theoretically received on conversion are assumed to earn an appropriate rate of return.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

19. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP) (CONTINUED)
(B) SUPPLEMENTARY DISCLOSURES UNDER U.S. GAAP

1.  Accounts Receivable

                                                                 1999            1998
                                                                 ----            ----
                                                              (IN THOUSANDS OF DOLLARS)
Trade receivable............................................   $112,380         $94,189
Other.......................................................     13,038           2,856
                                                               --------         -------
                                                                125,418          97,045
Less: Allowance for doubtful accounts.......................     (1,139)         (1,150)
                                                               --------         -------
                                                               $124,279         $95,895
                                                               ========         =======

2.  Accounts Payable and Accrued Charges

                                                                 1999            1998
                                                                 ----            ----
                                                              (IN THOUSANDS OF DOLLARS)
Trade payable...............................................   $ 67,781         $41,136
Accrued vacation pay and payroll deduction..................     13,387           9,068
Other.......................................................     21,678          21,908
                                                               --------         -------
                                                               $102,846         $72,112
                                                               ========         =======

3.  Operating Leases

    Operating lease expenses amounted to $7.4 million in 1999 (1998 -- $6.6 million; 1997 -- $4.7 million).

4.  Supplementary Information to Consolidated Statement of Cash Flows

    Under U.S. GAAP, bank indebtedness is considered as a financing activity and is reported as such in the statement of cash flows.

5.  Pro Forma Statement of Earnings Data (Unaudited)

    The following unaudited pro forma statement of earnings data assume that the acquisitions discussed in Note 3 occurred as at January 1, 1998. The unaudited pro forma statement of earnings data were prepared based upon the historical consolidated statements of earnings of the Company for the years ended
December 31, 1999 and 1998, on the statements of earnings of the businesses acquired for the year ended December 31, 1998 and for the period from January 1, 1999 to the date of their respective acquisition. The statements of earnings of the businesses acquired have been adjusted to bring accounting policies for amortization of property, plant and equipment and inventory valuation in line with those of the Company. The unaudited pro forma data are not necessarily indicative of the combined results of operations of the Company and the businesses acquired that would have resulted had the transactions occurred on the date previously indicated, nor is it necessarily indicative of future operating results of the Company.

                          ST. LAURENT PAPERBOARD INC.

    (ALL AMOUNTS ARE EXPRESSED IN UNITED STATES ("US") DOLLARS EXCEPT WHERE
                              OTHERWISE INDICATED)

19. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP) (CONTINUED)
    Pro forma statement of earnings data

                                                                  1999          1998
                                                                  ----          ----
                                                              (IN THOUSANDS OF DOLLARS,
                                                              EXCEPT PER SHARE AMOUNTS)
Net sales...................................................   $1,049,161     $950,830
Net earnings (loss).........................................       39,475      (26,213)
Net earnings (loss) per share...............................         0.80        (0.53)

6.  Pending Accounting Standard

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which standardized the accounting for all derivatives. This standard will be effective for fiscal years beginning after June 15, 2000. Management has not yet determined the impact of this new Standard.

    In March 1999, the Canadian Institute of Chartered Accountants ("CICA") released new accounting rules regarding employee future benefits under
Section 3461 of the CICA Handbook. The new accounting standards will be applicable in fiscal year 2000. Management has not yet determined if the new rules will be applied retroactively or prospectively as permitted under
Section 3461. If the new rules are applied retroactively, the benefit liability will increase by approximately $31 million and retained earnings will decrease by approximately $21 million net of income taxes.

20. SUBSEQUENT EVENT

    On February 23, 2000, Smurfit-Stone Container Corporation ("SSCC") and the Company entered into a pre-merger agreement pursuant to which SSCC has agreed to acquire all of the issued and outstanding shares of the Company for a per share consideration of $12.50 and one-half share of SSCC. In certain circumstances, including in the event that the Company receives a superior proposal and the Board of Directors of the Company withdraws its support for the SSCC offer, SSCC will be entitled to a $30 million break fee. Subject to obtaining shareholder and regulatory approvals, the SSCC transaction is scheduled to close towards the end of the second quarter.

21. COMPARATIVE AMOUNTS

    Certain comparative amounts have been restated to comply with the current year's presentation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Section 6.1 of the Company's Second Amended and Restated Bylaws provides for indemnification of any director, officer, employee or agent of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article 6 of the Company's Amended and Restated Certificate of Incorporation eliminates the liability of directors of the Company under certain circumstances for breaches of fiduciary duty to the Company and its shareholders.

    The Company maintains directors' and officers' liability insurance coverage.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following documents are filed herewith or incorporated herein by reference.


       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
       -------                            -----------------------
  3.1*                  Certificate of Merger merging SCC Merger Co. with and into the Company and setting forth the Amended and Restated
                          Certificate of Incorporation of the Company, dated as of
                          November 15, 2000 (incorporated herein by reference to
                          Exhibit 3.1 of the Company's annual report on Form 10-K
                          for the year ended December 31, 2000) (File No. 1-3439)

  3.2*                  Bylaws of the Company (incorporated herein by reference to
                          Exhibit 3.2 of the Company's annual report on Form 10-K
                          for the year ended December 31, 2000) (File No. 1-3439)

  4.1*                  Form of the Company's 9 1/4% Senior Notes due 2008 and
                          9 3/4% Senior Notes due 2011 (included in Exhibit 4.2)

  4.2*                  Indenture, dated as of January 25, 2001, between the Company and The Bank of New York, as Trustee, relating to the
                          Company's 9 1/4% Senior Notes due 2008 and 9 3/4% Senior
                          Notes due 2011

  4.3*                  Registration Rights Agreement, dated as of January 18, 2001, by and among the Company, Morgan Stanley & Co.
                          Incorporated, Deutsche Bank Securities Inc., Chase
                          Securities Inc. and Salomon Smith Barney Inc.

  5.1                   Opinion of Winston & Strawn

 10.1*                  Stone Container Corporation 1982 Incentive Stock Option Plan
                          (incorporated by reference to Appendix A to the Prospectus included in the Company's Registration Statement on
                          Form S-8) (File No. 2-79221)

 10.2*                  Stone Container Corporation 1993 Stock Option Plan
                          (incorporated by reference to Appendix A to the Company's
                          Proxy Statement dated as of April 10, 1992) (File
                          No. 1-3439)

 10.3*                  Amendment of the Stone Container Corporation 1993 Stock
                          Option Plan (incorporated by reference to Exhibit 10.2 to
                          the Company's quarterly report on Form 10-Q for the
                          quarter ended September 30, 1999) (File No. 1-3439)

 10.4*                  Stone Container Corporation 1992 Long-Term Incentive Program
                          (incorporated by reference to Exhibit A to the Company's
                          Proxy Statement dated as of April 11, 1991) (File
                          No. 1-3439)

 10.5*                  Stone Container Corporation 1995 Long-Term Incentive Plan
                          (incorporated by reference to Exhibit A to the Company's
                          Proxy Statement dated as of April 7, 1995) (File
                          No. 1-3439)

       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
       -------                            -----------------------
 10.6*                  Amendment of the 1995 Long-Term Incentive Plan of Stone
                          Container Corporation (incorporated by reference to
                          Exhibit 10.2 to the Company's quarterly report on
                          Form 10-Q for the quarter ended September 30, 1999) (File
                          No. 1-3439)

 10.7*                  JSC (U.S.) Management Incentive Plan (incorporated by
                          reference to Exhibit 10.10 to Smurfit-Stone Container
                          Corporation's annual report on Form 10-K for the fiscal
                          year ended December 13, 1995) (File No. 0-23876)

 10.8*                  Smurfit-Stone Container Corporation 1998 Long Term Incentive
                          Plan (incorporated by reference to Exhibit 10.14 to
                          Smurfit-Stone's annual report on Form 10-K for the fiscal
                          year ended December 31, 1998) (File No. 0-23876)

 10.9*                  First Amendment of the Smurfit-Stone Container Corporation
                          1998 Long-Term Incentive Plan (incorporated by reference
                          to Exhibit 10.2 to Smurfit-Stone's quarterly report on
                          Form 10-Q for the quarter ended September 30, 1999) (File
                          No. 0-23876)

 10.10*                 Pooling and Servicing Agreement, dated October 1, 1999, by and among Stone Receivables Corporation, as Transferor,
                          the Company, as Securer, and The Chase Manhattan Bank, as
                          Trustee (incorporated by reference to Exhibit 10.1(a) to
                          the Company's quarterly report on Form 10-Q for the
                          quarter ended September 30, 1999) (File No. 1-3439)

 10.11*                 Series 1999-1 Supplement, dated as of October 15, 1999,
                          among Stone Receivables Corporation, as Transferor, the
                          Company as Servicer, and The Chase Manhattan Bank, as
                          Trustee, under the Pooling and Servicing Agreement
                          (incorporated by reference to Exhibit 10.1(b) to the
                          Company's quarterly report on Form 10-Q for the quarter
                          ended September 30, 1999) (File No. 1-3439)

 10.12*                 Series 1999-2 Supplement, dated as of October 15, 1999,
                          among Stone Receivables Corporation, as Transferor, the
                          Company, as Servicer, and The Chase Manhattan Bank, as
                          Trustee, under the Pooling and Servicing Agreement
                          (incorporated by reference to Exhibit 10.1(c) to the
                          Company's quarterly report on Form 10-Q for the quarter
                          ended September 30, 1999) (File No. 1-3439)

 10.13*                 Receivables Purchase Agreement, dated October 15, 1999,
                          between the Company, as Seller, and Stone Receivables
                          Corporation, as Purchaser (incorporated by reference to
                          Exhibit 10.1(d) to the Company's quarterly report on
                          Form 10-Q for the quarter ended September 30, 1999) (File
                          No. 1-3439)

 10.14*                 Employment Agreement of Ray M. Curran (incorporated by
                          reference to Exhibit 10.27 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended
                          December 31, 1999) (File No. 0-23876)

 10.15*                 Employment Agreement of Patrick J. Moore (incorporated by
                          reference to Exhibit 10.28 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended
                          December 31, 1999) (File No. 0-23876)

 10.16*                 Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended
                          December 31, 2000) (File No. 0-23876)

 10.17*                 Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended
                          December 31, 2000) (File No. 0-23876)

 10.18*                 Employment Agreement of Joseph J. Gurandiano (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's quarterly
                          report on Form 10-Q for the quarter ended June 30, 2000)
                          (File No. 0-23876)

 10.19*                 Severance Benefits Agreement of Joseph J. Gurandiano
                          (incorporated by reference to Exhibit 10.2 to
                          Smurfit-Stone's quarterly report on Form 10-Q for the
                          quarter ended June 30, 2000) (File No. 0-23876)

       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
       -------                            -----------------------
 10.20*                 Pre-Merger Agreement, dated as of February 23, 2000, among
                          Smurfit-Stone, the Company, 3038727 Nova Scotia Company
                          and St. Laurent Paperboard Inc. (incorporated by reference to Exhibit 99.2 to the Company's current report on
                          Form 8-K dated February 23, 2000) (File No. 1-3439)
 12.1                   Computation of Ratios of Earnings to Fixed Charges
 23.1                   Consent of Ernst & Young LLP
 23.2                   Consent of PricewaterhouseCoopers LLP
 23.3*                  Consent of Winston & Strawn (included in Exhibit 5.1)
 24*                    Powers of Attorney (included on the signature page hereto)
 25.1*                  Form T-1 Statement of Eligibility under the Trust Indenture
                          Act of 1939 of The Bank of New York relating to the
                          Indenture and the issuance of the Company's 9 1/4% Senior
                          Notes due 2008 and 9 3/4% Senior Notes due 2011
 99.1*                  Form of Letter of Transmittal
 99.2*                  Form of Notice of Guaranteed Delivery
 99.3*                  Form of Instruction to Registered Holder and/or Depository
                          Trust Company Participant from Beneficial Owner


---------


*   Previously filed.


ITEM 22.  UNDERTAKINGS

    (1) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act")(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) The Company hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (3) The Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, STONE CONTAINER CORPORATION HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON MAY 18, 2001.


                                            STONE CONTAINER CORPORATION

                                            By:     /s/ CRAIG A. HUNT
                                                    -----------------------------------------
                                            Name:   Craig A. Hunt
                                            Title:  Vice President, Secretary and
                                                    General Counsel


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED:



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                   RAY M. CURRAN*                      Director, President and
     -------------------------------------------         Chief Executive Officer         May 18, 2001
                    Ray M. Curran                        (Principal Executive Officer)

                  PATRICK J. MOORE*                    Director, Vice President and
     -------------------------------------------         Chief Financial Officer         May 18, 2001
                  Patrick J. Moore                       (Principal Financial Officer)

                  PAUL K. KAUFMANN*                    Vice President and
     -------------------------------------------         Corporate Controller            May 18, 2001
                  Paul K. Kaufmann                       (Principal Accounting Officer)



*By:                    /s/ CRAIG A. HUNT
             --------------------------------------
               Craig A. Hunt, AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

    The following documents are filed herewith or incorporated herein by reference.


       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
       -------                            -----------------------
        3.1*            Certificate of Merger merging SCC Merger Co. with and into the Company and setting forth the Amended and Restated
                          Certificate of Incorporation of the Company, dated as of
                          November 15, 2000 (incorporated herein by reference to
                          Exhibit 3.1 of the Company's annual report on Form 10-K
                          for the year ended December 31, 2000) (File No. 1-3439)

        3.2*            Bylaws of the Company (incorporated herein by reference to
                          Exhibit 3.2 of the Company's annual report on Form 10-K
                          for the year ended December 31, 2000) (File No. 1-3439)

        4.1*            Form of the Company's 9 1/4% Senior Notes due 2008 and
                          9 3/4% Senior Notes due 2011 (included in Exhibit 4.2)

        4.2*            Indenture, dated as of January 25, 2001, between the Company and The Bank of New York, as Trustee, relating to the
                          Company's 9 1/4% Senior Notes due 2008 and 9 3/4% Senior
                          Notes due 2011

        4.3*            Registration Rights Agreement, dated as of January 18, 2001, by and among the Company, Morgan Stanley & Co.
                          Incorporated, Deutsche Bank Securities Inc., Chase
                          Securities Inc. and Salomon Smith Barney Inc.

        5.1             Opinion of Winston & Strawn

       10.1*            Stone Container Corporation 1982 Incentive Stock Option Plan
                          (incorporated by reference to Appendix A to the Prospectus included in the Company's Registration Statement on Form
                          S-8) (File No. 2-79221)

       10.2*            Stone Container Corporation 1993 Stock Option Plan
                          (incorporated by reference to Appendix A to the Company's
                          Proxy Statement dated as of April 10, 1992) (File
                          No. 1-3439)

       10.3*            Amendment of the Stone Container Corporation 1993 Stock
                          Option Plan (incorporated by reference to Exhibit 10.2 to
                          the Company's quarterly report on Form 10-Q for the
                          quarter ended September 30, 1999) (File No. 1-3439)

       10.4*            Stone Container Corporation 1992 Long-Term Incentive Program
                          (incorporated by reference to Exhibit A to the Company's
                          Proxy Statement dated as of April 11, 1991) (File
                          No. 1-3439)

       10.5*            Stone Container Corporation 1995 Long-Term Incentive Plan
                          (incorporated by reference to Exhibit A to the Company's
                          Proxy Statement dated as of April 7, 1995) (File
                          No. 1-3439)

       10.6*            Amendment of the 1995 Long-Term Incentive Plan of Stone
                          Container Corporation (incorporated by reference to
                          Exhibit 10.2 to the Company's quarterly report on Form
                          10-Q for the quarter ended September 30, 1999) (File No.
                          1-3439)

       10.7*            JSC (U.S.) Management Incentive Plan (incorporated by
                          reference to Exhibit 10.10 to Smurfit-Stone Container
                          Corporation's annual report on Form 10-K for the fiscal
                          year ended December 13, 1995) (File No. 0-23876)

       10.8*            Smurfit-Stone Container Corporation 1998 Long Term Incentive
                          Plan (incorporated by reference to Exhibit 10.14 to
                          Smurfit-Stone's annual report on Form 10-K for the fiscal
                          year ended December 31, 1998) (File No. 0-23876)

       10.9*            First Amendment of the Smurfit-Stone Container Corporation
                          1998 Long-Term Incentive Plan (incorporated by reference
                          to Exhibit 10.2 to Smurfit-Stone's quarterly report on
                          Form 10-Q for the quarter ended September 30, 1999) (File
                          No. 0-23876)

       10.10*           Pooling and Servicing Agreement, dated October 1, 1999, by and among Stone Receivables Corporation, as Transferor,
                          the Company, as Securer, and The Chase Manhattan Bank, as
                          Trustee (incorporated by reference to Exhibit 10.1(a) to
                          the Company's quarterly report on Form 10-Q for the
                          quarter ended September 30, 1999) (File No. 1-3439)

       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
       -------                            -----------------------
       10.11*           Series 1999-1 Supplement, dated as of October 15, 1999,
                          among Stone Receivables Corporation, as Transferor, the
                          Company as Servicer, and The Chase Manhattan Bank, as
                          Trustee, under the Pooling and Servicing Agreement
                          (incorporated by reference to Exhibit 10.1(b) to the
                          Company's quarterly report on Form 10-Q for the quarter
                          ended September 30, 1999) (File No. 1-3439)
       10.12*           Series 1999-2 Supplement, dated as of October 15, 1999,
                          among Stone Receivables Corporation, as Transferor, the
                          Company, as Servicer, and The Chase Manhattan Bank, as
                          Trustee, under the Pooling and Servicing Agreement
                          (incorporated by reference to Exhibit 10.1(c) to the
                          Company's quarterly report on Form 10-Q for the quarter
                          ended September 30, 1999) (File No. 1-3439)
       10.13*           Receivables Purchase Agreement, dated October 15, 1999,
                          between the Company, as Seller, and Stone Receivables
                          Corporation, as Purchaser (incorporated by reference to
                          Exhibit 10.1(d) to the Company's quarterly report on Form
                          10-Q for the quarter ended September 30, 1999) (File
                          No. 1-3439)
       10.14*           Employment Agreement of Ray M. Curran (incorporated by
                          reference to Exhibit 10.27 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended December 31,
                          1999) (File No. 0-23876)
       10.15*           Employment Agreement of Patrick J. Moore (incorporated by
                          reference to Exhibit 10.28 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended December 31,
                          1999) (File No. 0-23876)
       10.16*           Employment Agreement of William N. Wandmacher (incorporated by reference to Exhibit 10.31 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended
                          December 31, 2000) (File No. 0-23876)
       10.17*           Employment Agreement of F. Scott Macfarlane (incorporated by reference to Exhibit 10.32 to Smurfit-Stone's annual
                          report on Form 10-K for the fiscal year ended December 31,
                          2000) (File No. 0-23876)
       10.18*           Employment Agreement of Joseph J. Gurandiano (incorporated by reference to Exhibit 10.1 to Smurfit-Stone's quarterly
                          report on Form 10-Q for the quarter ended June 30, 2000)
                          (File No. 0-23876)
       10.19*           Severance Benefits Agreement of Joseph J. Gurandiano
                          (incorporated by reference to Exhibit 10.2 to
                          Smurfit-Stone's quarterly report on Form 10-Q for the
                          quarter ended June 30, 2000) (File No. 0-23876)
       10.20*           Pre-Merger Agreement, dated as of February 23, 2000, among
                          Smurfit-Stone, the Company, 3038727 Nova Scotia Company
                          and St. Laurent Paperboard Inc. (incorporated by reference to Exhibit 99.2 to the Company's current report on Form
                          8-K dated February 23, 2000) (File No. 1-3439)
       12.1             Computation of Ratios of Earnings to Fixed Charges
       23.1             Consent of Ernst & Young LLP
       23.2             Consent of PricewaterhouseCoopers LLP
       23.3*            Consent of Winston & Strawn (included in Exhibit 5.1)
      24*               Powers of Attorney (included on the signature page hereto)
       25.1*            Form T-1 Statement of Eligibility under the Trust Indenture
                          Act of 1939 of The Bank of New York relating to the
                          Indenture and the issuance of the Company's 9 1/4% Senior
                          Notes due 2008 and 9 3/4% Senior Notes due 2011
       99.1*            Form of Letter of Transmittal
       99.2*            Form of Notice of Guaranteed Delivery
       99.3*            Form of Instruction to Registered Holder and/or Depository
                          Trust Company Participant from Beneficial Owner


---------


*   Previously filed.